UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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KBR, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 5, 2012

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of KBR, Inc. The meeting will be held on Thursday, May 17, 2012, beginning at 9:00 a.m., local time, in The Texas Room, located at 601 Jefferson Street, Houston, Texas 77002. The Notice of Annual Meeting of Stockholders, proxy statement and proxy card from the Board of Directors are enclosed. The materials provide further information concerning the meeting.

At the meeting, stockholders are being asked to:

•	elect as directors the nominees named in the accompanying proxy statement;

•

approve an amendment to KBR’s Amended and Restated Certificate of Incorporation, as amended, to eliminate the classified structure of our Board of Directors and provide for the annual election of directors;

•	approve an amendment to KBR’s Amended and Restated Certificate of Incorporation, as amended, to remove unnecessary and outdated provisions;

•	ratify the selection of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of KBR, Inc. for the year ending December 31, 2012;

•	approve KBR’s named executive officers’ compensation with an advisory vote;

•	approve an amendment and restatement of the KBR, Inc. 2006 Stock and Incentive Plan, as amended (the “Stock Plan”), to:

(i) Add 2,000,000 shares of our common stock to the pool of shares available for issuance under the Stock Plan. As of December 31, 2011, 4,202,142 shares remained available for grant under the existing Stock Plan. Therefore, the total number of shares that would be available under the amended and restated Stock Plan would be 6,202,142.

(ii) Increase the sublimit on the number of shares of common stock that may be delivered under the Stock Plan in the form of restricted stock awards, restricted stock unit awards, or pursuant to performance awards by 2,000,000 from 3,500,000 to 5,500,000.

(iii) Increase the maximum cash value of performance awards that may be granted to a participant in any one calendar year from $10 million to $12 million.

(iv) Expand the list of performance measures.

(v) Add performance measures under stock value equivalent awards, restricted stock awards, and restricted stock unit awards to allow for us to deduct the value of future performance-based restricted equity awards and stock value equivalent awards.

(vi) Revise the definition of corporate change to remove references to our prior parent, Halliburton, and to add a provision to comply with Section 409A of the Code and related regulation or pronouncements of the U.S. Department of Treasury.

(vii) Replace a single-trigger vesting upon change in control provision with a double-trigger change in control provision consistent with the double-trigger change in control that is already standard for our Senior Executive Management in their severance and change in control agreements.

(viii) Eliminate liberal share counting provisions for stock appreciation rights.

(ix) Add that shares available for issue under the Stock Plan will not be increased by any shares repurchased by us in connection with the exercise of a stock option.

(x) Add that shares that have been issued under the Stock Plan under any award will not be available for new grants, except that if an award expires without having been exercised in full, or with respect to restricted stock, restricted stock units, performance awards, or stock value equivalents, is forfeited or settled in cash, the unpurchased shares (or for awards other than stock options and stock appreciation rights, the forfeited or repurchased shares) that were subject thereto, will become available for the grant of a new award under the Stock Plan.

(xi) Apply the individual 500,000 share limit to all equity-based awards that are subject to Section 162(m) to be able to deduct such awards.

(xii) Incorporate Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 compliance language;

•	consider a stockholder proposal, if properly presented at the meeting; and

•	transact any other business that properly comes before the meeting or any adjournment or postponements of the meeting.

Please refer to the proxy statement for detailed information on each of these proposals.

It is very important that your shares are represented and voted at the meeting. Your shares may be voted electronically on the Internet, by telephone or by returning the enclosed proxy card. Your proxy will not be used if you are present and prefer to vote in person or if you revoke your proxy. We would appreciate your informing us on the proxy card if you expect to attend the meeting so that we can provide adequate seating.

We appreciate the continuing interest of our stockholders in the business of KBR, and we hope you will be able to attend the meeting.

Sincerely,

WILLIAM P. UTT

Chairman of the Board, President

and Chief Executive Officer

Notice of Annual Meeting of Stockholders

to be Held May 17, 2012

KBR, Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders on Thursday, May 17, 2012, at 9:00 a.m., local time, in The Texas Room, located at 601 Jefferson Street, Houston, Texas 77002. At the meeting, stockholders will be asked to consider and act upon the following matters discussed in the attached proxy statement:

1. To elect as directors the nominees named in the attached proxy statement.

2. To consider and act upon a proposal to amend the Amended and Restated Certificate of Incorporation of KBR, Inc., as amended, to eliminate the classified structure of our Board of Directors and provide for the annual election of directors.

3. To consider and act upon a proposal to amend the Amended and Restated Certificate of Incorporation of KBR, Inc., as amended, to remove unnecessary and outdated provisions.

4. To consider and act upon a proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of KBR for the year ending December 31, 2012.

5. To consider and act upon an advisory vote to approve the named executive officer compensation as described in the Compensation Discussion and Analysis herein.

6. To consider and act upon a proposal to amend and restate the KBR, Inc. 2006 Stock and Incentive Plan, as amended, to:

(i) Add 2,000,000 shares of our common stock to the pool of shares available for issuance under the Stock Plan. As of December 31, 2011, 4,202,142 shares remained available for grant under the existing Stock Plan. Therefore, the total number of shares that would be available under the amended and restated Stock Plan would be 6,202,142.

(ii) Increase the sublimit on the number of shares of common stock that may be delivered under the Stock Plan in the form of restricted stock awards, restricted stock unit awards, or pursuant to performance awards by 2,000,000 from 3,500,000 to 5,500,000.

(iii) Increase the maximum cash value of performance awards that may be granted to a participant in any one calendar year from $10 million to $12 million.

(iv) Expand the list of performance measures.

(v) Add performance measures under stock value equivalent awards, restricted stock awards, and restricted stock unit awards to allow for us to deduct the value of future performance-based restricted equity awards and stock value equivalent awards.

(vi) Revise the definition of corporate change to remove references to our prior parent, Halliburton, and to add a provision to comply with Section 409A of the Code and related regulation or pronouncements of the U.S. Department of Treasury.

(vii) Replace a single-trigger vesting upon change in control provision with a double-trigger change in control provision consistent with the double-trigger change in control that is already standard for our Senior Executive Management in their severance and change in control agreements.

(viii) Eliminate liberal share counting provisions for stock appreciation rights.

(ix) Add that shares available for issue under the Stock Plan will not be increased by any shares repurchased by us in connection with the exercise of a stock option.

(x) Add that shares that have been issued under the Stock Plan under any award will not be available for new grants, except that if an award expires without having been exercised in full, or with respect to restricted stock, restricted stock units, performance awards, or stock value equivalents, is forfeited or settled in cash, the unpurchased shares (or for awards other than stock options and stock appreciation rights, the forfeited or repurchased shares) that were subject thereto, will become available for the grant of a new award under the Stock Plan.

(xi) Apply the individual 500,000 share limit to all equity-based awards that are subject to Section 162(m) to be able to deduct such awards.

(xii) Incorporate Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 compliance language.

7. To consider and act upon a stockholder proposal, if properly presented at the meeting.

8. To transact any other business that properly comes before the meeting or any adjournment or postponements of the meeting.

These items are fully described in the following pages, which are made a part of this Notice. The Board of Directors has set Thursday, March 29, 2012, at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting.

We request that you vote your shares as promptly as possible. If you have shares registered in your own name, you may vote your shares in a number of ways:

•	electronically via the Internet at www.proxyvote.com,

•	by telephone, if you are in the U.S. or Canada, by calling 1-800-579-1639, or

•	by marking your votes, dating and signing the proxy card or voting instruction form enclosed and returning it in the postage-paid envelope provided.

If you hold KBR shares with a broker or bank, you may also be eligible to vote via the Internet or by telephone if your broker or bank participates in the proxy voting program provided by Broadridge Investor Communication Services.

IF YOU PLAN TO ATTEND:

Attendance at the meeting is limited to stockholders. No guests will be admitted. Admission will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and the meeting will begin promptly at 9:00 a.m. Each stockholder holding KBR shares in brokerage accounts is required to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Please note that you may be asked to present valid picture identification, such as a driver’s license or passport.

By Order of the Board of Directors,

JEFFREY B. KING

Secretary

April 5, 2012

PROXY STATEMENT GENERAL INFORMATION	1
QUESTIONS AND ANSWERS ABOUT VOTING	2
PROPOSAL No. 1: ELECTION OF DIRECTORS	4
PROPOSAL No. 2: PROPOSAL TO AMEND KBR’S CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFIED STRUCTURE OF THE BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS	8
PROPOSAL No. 3: PROPOSAL TO AMEND KBR’S CERTIFICATE OF INCORPORATION TO REMOVE UNNECESSARY AND OUTDATED PROVISIONS	9
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	11
EXECUTIVE OFFICERS	12
CORPORATE GOVERNANCE	14
COMPENSATION COMMITTEE REPORT	24
COMPENSATION DISCUSSION AND ANALYSIS	25
DIRECTOR COMPENSATION	66
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	67
RELATED PERSON POLICIES	67
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	67
AUDIT COMMITTEE REPORT	68
PRINCIPAL ACCOUNTANT FEES AND SERVICES	69
PROPOSAL No. 4: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	70
PROPOSAL No. 5: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	70
PROPOSAL No. 6: APPROVE AN AMENDMENT AND RESTATEMENT OF THE KBR, INC. 2006 STOCK AND INCENTIVE PLAN, AS AMENDED	72
ADDITIONAL INFORMATION	80
OTHER MATTERS	80
ADDITIONAL INFORMATION AVAILABLE	80
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED	A-1
AMENDED AND RESTATED 2006 STOCK AND INCENTIVE PLAN, AS AMENDED	B-1

PROXY STATEMENT

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of KBR, Inc. (“KBR,” the “Company,” “we” or “us”). By executing and returning the enclosed proxy or by following the enclosed voting instructions, you authorize the persons named in the proxy to represent you and vote your shares on the matters described in the Notice of Annual Meeting of Stockholders.

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Admission to the meeting will be on a first-come, first-served basis and no guests will be admitted. Registration will begin at 8:00 a.m., and the meeting will begin at 9:00 a.m. Please note that you may be asked to present valid picture identification, such as a driver’s license or passport, when you check in at the registration desk.

If you hold your shares in “street name” (that is, through a broker or other nominee), you are required to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

If you attend the meeting, you may vote in person. If you are not present, your shares can be voted only if you have followed the instructions for voting via the Internet or by telephone, or returned a properly executed proxy; and in these cases, your shares will be voted as you specify. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke the authorization given in your proxy at any time before the shares are voted at the meeting.

The record date for determination of stockholders entitled to vote at the meeting is Thursday, March 29, 2012. KBR’s common stock, par value $0.001, is the only class of capital stock that is outstanding. As of March 29, 2012, there were 148,329,064 shares of common stock outstanding. Each of the outstanding shares of common stock is entitled to one vote on each matter submitted to the stockholders for a vote at the meeting. A complete list of stockholders entitled to vote will be kept at our offices at the address specified below for ten days prior to, and will be available at, the meeting.

Votes cast by proxy or in person at the meeting will be counted by the persons appointed by us to act as election inspectors for the meeting. Except as set forth below, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. Except as set forth below, shares for which a holder has elected to abstain on a matter will count for purposes of determining the presence of a quorum and will have the effect of a vote against the matter.

In the election of directors, the candidates for election receiving the highest number of affirmative votes of the shares entitled to be voted, whether or not a majority of the shares present, up to the number of directors to be elected by those shares, will be elected. Shares present but not voting on the election of directors will be disregarded, except for quorum purposes, and will have no legal effect.

The election inspectors will treat shares held in street name which cannot be voted by a broker on specific matters in the absence of instructions from the beneficial owner of the shares, known as broker non-vote shares, as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In determining the outcome of any matter for which the broker does not have discretionary authority to vote, however, those shares will not have any effect on that matter. Those shares may be entitled to vote on other matters for which brokers may exercise their own discretion.

The proxy solicitor, the election inspectors and the tabulators of all proxies, ballots and voting tabulations that identify stockholders are independent and are not employees of KBR.

This proxy statement, the form of proxy and voting instructions are being made available to stockholders on or about April 5, 2012, at www.proxyvote.com. You may also request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at 1-800-579-1639; (b) internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com. Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2011, is being made available at the same time and by the same methods. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Our principal executive office is located at 601 Jefferson Street, Suite 3400, Houston Texas 77002 and our website address is www.kbr.com. Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of the proxy solicitation material and is not incorporated into this proxy statement.

QUESTIONS AND ANSWERS ABOUT VOTING

The following are answers to common questions about voting KBR shares at the meeting. If your question is not addressed below or elsewhere in this proxy statement, please contact KBR’s Investor Relations Department at (713) 753-5082 or (866) 380-7721.

Who is entitled to vote?

Holders of record at the close of business on March 29, 2012, which is the record date for the meeting, will be entitled to one vote per share. Fractional shares will not be voted. On the record date, KBR had 148,329,064 shares of common stock, par value $0.001 per share, outstanding.

Who is soliciting my proxy to vote my shares?

KBR’s Board of Directors is soliciting your proxy, or your authorization for our representatives to vote your shares. Your proxy will be effective for the May 17, 2012 meeting and at any adjournment or postponement of that meeting.

What constitutes a quorum?

For business to be conducted at the meeting, a quorum constituting a majority of the shares of KBR common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

How do I give voting instructions?

As described on the enclosed proxy card, proxies may be submitted:

•	over the Internet,

•	by telephone or

•	by mail.

Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on Wednesday, May 16, 2012.

Can I change my vote?

A proxy may be revoked by a stockholder at any time before it is voted by:

•	giving notice of the revocation in writing to KBR’s Corporate Secretary at 601 Jefferson Street, Houston, Texas 77002,

•	submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed or

•	voting in person at the meeting.

What are voting requirements to elect the directors and approve each of the proposals?

KBR’s Bylaws provide that, in general, holders of a majority of the voting stock, present in person or represented by proxy, will constitute a quorum at any meeting of the stockholders. The directors will be elected by a majority of the shares of KBR’s common stock cast in person or represented by proxy at the meeting. Adoption of all other proposals will require the affirmative vote of a majority of the shares of KBR’s common stock present in person or represented by proxy at the meeting and entitled to vote.

If my shares are held in “street name” by my broker, how will my shares be voted?

Shares held in street name which are not voted by a broker on a matter in the absence of instructions from the beneficial owner, known as broker non-vote shares, will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In determining the outcome of any matter for which the broker does not have discretionary authority to vote, however, those shares will not be counted for or against the matter unless you provide instructions to your broker. Your vote is important, and we request that you vote your shares as promptly as possible by returning your instructions to your broker.

What happens if I abstain or withhold my vote on any proposal?

Abstentions are counted as present in determining whether the quorum requirement is satisfied. Abstentions from voting will not be taken into account in determining the outcome of the election of directors. Abstentions will be included in the voting tally and will have the same effect as a vote against all other proposals.

Does KBR offer electronic delivery of proxy materials?

Yes. KBR encourages you to reduce printing and mailing costs by signing up for electronic delivery of KBR stockholder communications. With electronic delivery, you will receive documents such as the Annual Report and the proxy statement as soon as they are available, without waiting for them to arrive in the mail. Electronic delivery also can help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery, please follow the instructions on your proxy card to vote by internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

What is “householding?”

In accordance with notices that KBR sent to certain stockholders, KBR is sending only one copy of its meeting materials to stockholders who share the same address, unless they have notified KBR that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householded mailing this year and you would like to have additional copies of the Annual Report and/or proxy statement mailed to you, or you would like to revoke your consent to the householding of documents, please submit your request to 1-800-542-1061. You will begin to receive individual copies within 30 days after your request.

Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing KBR stock at two different brokerage firms, your household will receive two copies of the notice or meeting materials — one from each brokerage firm. To reduce the number of duplicate sets of the notice or meeting materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program. See “Does KBR offer electronic delivery of proxy materials?”

PROPOSAL No. 1

ELECTION OF DIRECTORS

Pursuant to our Certificate of Incorporation, our Board of Directors is “classified” into three classes serving staggered three-year terms, with Messrs. Curtiss and Utt being designated Class I directors, Messrs. Huff, Lyles and Slater being designated Class II directors and Ms. Cook and Messrs. Blount, Carroll and Moore being designated Class III directors. The members of our Board of Directors hold office until their successors are elected and qualified or until their earlier resignation or removal. The size of our Board of Directors is currently set at nine members.

Effective July 1, 2011, our Board of Directors elected Linda Z. Cook to fill a vacancy created when the Board of Directors was expanded on June 28, 2011, from seven to eight members. Ms. Cook was appointed to serve on the Compensation and the Corporate Social Responsibility Committees of the Board of Directors.

Effective January 1, 2012, our Board of Directors elected Jack B. Moore to fill a vacancy created when the Board of Directors was expanded on December 14, 2011, from eight to nine members. Mr. Moore was appointed to serve on the Audit and the Corporate Social Responsibility Committees of the Board of Directors.

Class I directors will serve until the annual meeting of our stockholders to be held in 2013, and Class II directors will serve until the annual meeting of our stockholders to be held in 2014. The terms of the current Class III directors will expire on the date of the upcoming Annual Meeting of Stockholders. Accordingly, four persons are to be elected to serve as Class III directors at the Annual Meeting of Stockholders. Management’s nominees for election by the stockholders to those four positions are the current Class III members of the Board of Directors, Ms. Cook and Messrs. Blount, Carroll and Moore.

As explained in further detail in Proposal No. 2 of this proxy statement, the Board of Directors is proposing to amend our Certificate of Incorporation to move to annual elections of all our directors. This action cannot take place, however, until approved by stockholders. Accordingly, if the proposed amendment in Proposal No. 2 is not approved by our stockholders, the four Class III nominees will be elected to a three-year term expiring at the 2015 annual meeting of our stockholders. If our stockholders approve Proposal No. 2 to amend our Certificate of Incorporation to move to annual election of all our directors, then the Class III nominees will be elected to a one-year term expiring at the 2013 annual meeting of our stockholders.

Each nominee has indicated his willingness to serve, if elected. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as we may designate. We have no reason to believe that any of the Class III nominees will be unable to serve if elected. If a quorum is present, the nominees for Class III director receiving the highest number of votes will be elected as Class III directors.

The Board of Directors recommends that you vote FOR the election of each Class III director nominee listed below. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

The following biographical information is furnished with respect to each of the Class III director nominees for election at the meeting and each incumbent member of the Board of Directors. The information includes age as of March 29, 2012, present position, if any, with KBR, period served as director, and other business experience during at least the past five years. In each case, when reviewing the qualifications of the Directors, the Board considered expertise that is useful to KBR and complementary to the background and experience of other Board members so that an optimum balance of skills and expertise on the Board can be achieved and maintained. For additional information regarding the qualifications the Nominating and Corporate Governance Committee and the Board consider in the nomination process, see “Corporate Governance — Nominating and Corporate Governance Committee — Qualifications of Directors.”

Nominees for Class III Directors

Term Ending 2013 if Proposal No. 2 is Approved or Term Ending 2015 if Proposal No. 2 is Not Approved

W. Frank Blount, 73, is currently Chairman and Chief Executive Officer of JI Ventures, Inc., which is a hi-tech venture capital company based in Atlanta, Georgia. From June 2000 to October 2002, he served as Chairman and Chief Executive Officer of Cypress Communications Corporation, a telecommunications company. From January 1992 until March 1999, he served as Chief Executive Officer of Telstra Communications Corporation, Australia’s principal telecommunications company. Mr. Blount also serves on the Boards of Caterpillar, Inc., Alcatel-Lucent, Entergy, Inc. and the Advisory Board for China Telecom. Mr. Blount joined the Board in April 2007 and is Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Mr. Blount also serves as KBR’s Lead Director.

The Board of Directors concluded that Mr. Blount should continue to serve as both a Director and the Lead Director for KBR based on his many years of experience dealing with risk oversight and governance issues for public companies in the United States, Australia and the United Kingdom. Mr. Blount has decades of experience in executive positions, including as one of four group presidents for AT&T, Inc. Through executive or board leadership positions, Mr. Blount also has extensive experience in several world regions that are a focus of KBR’s business, including Europe, Australia and China. In addition, Mr. Blount qualifies as an audit committee financial expert under the rules of the NYSE and provides expertise that assists the Board and the Audit Committee with their risk oversight function.

Loren K. Carroll, 68, is currently an independent consultant and business advisor. From March 1994 until April 2006, Mr. Carroll served as President and Chief Executive Officer of M-I SWACO and Executive Vice-President and Chief Financial Officer of Smith International, Inc, a worldwide supplier of drilling fluids and related equipment and services to the oil and gas industry. M-I SWACO is owned 60% by Smith International, Inc. Mr. Carroll began his career with Smith International in 1984. Mr. Carroll currently serves as a director of Forest Oil Corporation and CGG Veritas, Inc. He serves as a member of the Compensation Committee of Forest Oil Corporation and is Chairman of the Nominations and Corporate Governance Committee. He also serves on the Audit committee of CGG Veritas, Inc. Mr. Carroll joined the Board in April 2007 and is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee.

The Board concluded that Mr. Carroll should continue to serve on the Board primarily because of his long experience dealing with the hydrocarbons industry as the chief executive of M-I SWACO and as the chief financial officer of Smith International, Inc., an NYSE listed company. Mr. Carroll also qualifies as an audit committee financial expert under the rules of the NYSE and provides the Board the insights from over 40 years of experience in finance and accounting, including experience as a managing partner at a major accounting firm.

Linda Z. Cook, 53, served as Executive Director of Royal Dutch Shell plc (oil, gas and petroleum) from August 2004 to December 2009 with executive responsibilities for global natural gas, trading and technology. She also served as a member of the Royal Dutch Shell board of directors. Previously, she served as President and Chief Executive Officer and a member of the board of directors of Shell Canada Limited from August 2003 to August 2004. She served as Chief Executive Officer for Shell Gas & Power from January 2000 to July 2003. Ms. Cook also serves on the boards of The Boeing Company, Cargill, Inc. and Marathon Oil Corporation. She is a member of the Society of Petroleum Engineers, the Board of Trustees for the University of Kansas Endowment Association and the Advisory Board for the University of Texas Energy Institute. Ms. Cook joined the Board in July 2011 and is a member of the Compensation Committee and the Corporate Social Responsibility Committee.

The Board concluded that Ms. Cook should continue to serve on the Board because of her extensive senior management and board experience at Royal Dutch Shell, which enables her to advise management on a wide range of strategic, financial, and governance matters. Ms. Cook also has vast international business experience, which has proven to be valuable given KBR’s numerous relationships with non-U.S. suppliers and customers. Ms. Cook has an engineering background, and her expertise in this area is invaluable to the Board’s deliberations with respect to project management and the many technical aspects of our business.

Jack B. Moore, 58, is Chairman, President and Chief Executive Officer of Cameron. He was named President and Chief Executive Officer in April 2008 and became Cameron’s Chairman of the Board in May 2001. He joined Cameron’s Drilling & Production Systems group in July 1999 as Vice President and General Manager, Western Hemisphere, and was named President of this group in July 2002. He became President and Chief Operating Officer in January 2007 and has been a Director of Cameron since 2007. Prior to joining Cameron, Moore held various management positions with Baker Hughes Incorporated where he was employed for twenty-three years. Mr. Moore joined the Board in January 2012 and is a member of the Audit Committee and the Corporate Social Responsibility Committee.

Mr. Moore holds a B.B.A. degree from the University of Houston and is a graduate of the Advanced Management Program at Harvard Business School. He serves on the board of directors of the American Petroleum Institute (API), the National Ocean Industries Association (NOIA) and the Petroleum Equipment Suppliers Association. He also serves in positions of leadership for the Greater Houston Partnership, Spindletop Charities, Memorial Drive United Methodist Church, and The University of Houston C.T. Bauer College of Business Dean’s Executive Board.

The Board concluded that Mr. Moore should continue to serve on the Board because he has a wealth of experience in the oilfield service sector and so brings important insight into the hydrocarbons sector, which includes many of the Company’s most important customers. He is also a currently active Chief Executive Officer of a public company and so provides the Board with an independent perspective on the needs and pressures facing a senior executive. Mr. Moore’s experience in manufacturing also provides perspective from outside of service focused companies such as the Company. In addition, Mr. Moore qualifies as an audit committee financial expert under the rules of the NYSE and provides expertise that assists the Board and the Audit Committee with their risk oversight function.

Incumbent Class II Director — Term Ending 2014

John R. Huff, 66, is currently Chairman of Oceaneering International, Inc.’s Board of Directors. Mr. Huff served as the Chief Executive Officer of Oceaneering International, Inc., an oil field services company, from 1986 until his retirement from the position of Chief Executive Officer in May 2006. Mr. Huff is also a director of Suncor Energy, Inc. He was a director of BJ Services Company from 1992 until its merger with Baker Hughes Incorporated in 2010. Mr. Huff joined the Board in April 2007 and is a member of the Corporate Social Responsibility Committee and the Compensation Committee.

Mr. Huff brings to KBR over forty years of engineering and executive management experience with the offshore oil and gas industry on both the exploration and production side and in oilfield services. In addition to his insights into KBR’s customer base, he also brings twenty years of experience as the CEO of a publicly-traded company and relevant experience on public company boards and various board committees. In light of his relevant executive management and industry experience, the Board concluded that Mr. Huff should continue to serve as a Director.

Lester L. Lyles, 65, has been an independent consultant since 2003. Prior to that time, he served in the U.S. Air Force for over 35 years as: Commander of the Space and Missile Systems Center from 1994 to 1996; Director of the Ballistic Missile Defense Organization from 1996 to 1999; Vice Chief of Staff of the Headquarters of the U.S. Air Force from 1999 to 2000; and Commander of the U.S. Air Force Materiel Command from 2000 to 2003. Mr. Lyles is also a director of General Dynamics Corporation, where he also serves on the Audit Committee, The Dayton Power and Light Company and Precision Castparts Corp. Mr. Lyles was previously a director of MTC Technologies, Inc. from 2003 until its acquisition by BAE Systems in 2007. Mr. Lyles joined the Board in November 2007 and is Chairman of the Corporate Social Responsibility Committee and a member of the Audit Committee.

In light of the importance of KBR’s relationship with the U.S. government as a primary provider of logistical support for U.S. forces deployed in the Middle East and elsewhere, the Board of Directors considered

Mr. Lyles’s distinguished experience in the U.S. Air Force, especially his command of the Air Force Materiel Command, as the most important factor in concluding that Mr. Lyles should continue to serve on the Board. In addition, Mr. Lyles qualifies as an audit committee financial expert under the rules of the NYSE and provides expertise that assists the Board and the Audit Committee with their risk oversight function.

Richard J. Slater, 65, has been chairman of ORBIS LLC, an investment and corporate advisory firm, since February 2003. Previously, Mr. Slater served in various executive positions with Jacobs Engineering Group Inc. (JEG), beginning in May 1980. Mr. Slater was employed as a consultant to the chief executive officer of JEG from January 2003 to October 2006, and prior to that, he served as Executive Vice President, Operations from March 1998 to December 2002. Mr. Slater presently serves as non-executive chairman of Bluebeam Software Inc. He served as an independent director of Reliance Steel & Aluminum Co. from 2006 to 2009. Mr. Slater joined the Board in November 2006 and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

Mr. Slater had over 20 years experience with JEG, including five years as JEG’s Executive Vice President of Worldwide Operations. The Board concluded that Mr. Slater should continue to serve as a Director primarily because of his relevant executive experience supervising domestic and international engineering and infrastructure construction projects and acquisitions.

Incumbent Class I Directors — Term Ending 2013

Jeffrey E. Curtiss, 63, is a private investor. From January 2000 to June 2006, Mr. Curtiss served as the Senior Vice President and Chief Financial Officer of Service Corporation International, a leading provider of funeral and cemetery services. Previously, Mr. Curtiss was the Senior Vice President and Chief Financial Officer of Browning-Ferris Industries, Inc. from January 1992 to July 1999. Mr. Curtiss holds two law degrees and a CPA certificate, and became a CFA charterholder in 2006. Mr. Curtiss joined the Board in November 2006 and is Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee.

After assessing Mr. Curtiss’s experience and skills, the Board concluded that he should continue to serve as a Director, primarily on the basis of his extensive experience supervising the finance and accounting functions for large organizations similar in size and complexity to KBR. In addition, Mr. Curtiss has legal training and qualifies as an audit committee financial expert under the rules of the NYSE and provides expertise that assists the Board and the Audit Committee in their risk oversight function.

William P. Utt, 55, was named President and Chief Executive Officer of KBR effective March 15, 2006. He was named Chairman in April 2007. Prior to joining KBR, Mr. Utt was President and CEO of SUEZ Energy North America from 2000 to 2006, with responsibility for the LNG, retail energy, energy marketing and trading, power generation and development businesses. From 1995 to 2000, he was President and CEO of Tractebel’s North American energy businesses. Mr. Utt holds bachelor’s and master’s degrees in mechanical engineering from the University of Virginia and has a master’s degree in business administration from The Colgate Darden Graduate School of Business Administration at the University of Virginia.

The Board concluded that Mr. Utt should continue to serve as a Director and as Chairman of the Board because of his role as the Chief Executive Officer of KBR. The Board has determined that having Mr. Utt serve as Chairman of the Board is the most effective form of governance for KBR, because of the complexity of KBR’s business and Mr. Utt’s accomplished leadership since the inception of KBR as an independent public company, among other factors. For additional information regarding Mr. Utt’s role as Chairman of the Board, and the counter-balancing measures present in the Board leadership structure, see “Corporate Governance — Board of Directors Leadership Structure.”

PROPOSAL No. 2

PROPOSAL TO AMEND KBR’S CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFIED STRUCTURE OF THE BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

KBR’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) currently provides that the Board of Directors be divided into three classes with each class as nearly equal in number of directors as possible. Directors in each class are elected to a three-year term on a staggered basis so that a single class of directors is nominated for election at each annual meeting of KBR’s stockholders. After careful consideration, the Board of Directors has unanimously determined that it would be in the best interests of KBR and its stockholders to amend the Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of all directors, as described below. If this Proposal No. 2 is approved by KBR’s stockholders, the Certificate of Incorporation will be amended by making the additions and deletions related to the classification and election of the Board of Directors shown in the text of Article FIFTH of the Certificate of Incorporation attached hereto as Appendix A.

If this Proposal No. 2 is approved by KBR’s stockholders, then:

•	all current directors will continue to serve for the remainder of their existing three-year terms;

•	at the 2012 Annual Meeting of Stockholders, nominees for Class III directors will stand for election to a one-year term;

•	at the 2013 Annual Meeting of Stockholders, nominees for Class I and Class III directors will stand for election to one-year terms; and

•

commencing with the 2014 Annual Meeting of Stockholders, the Board of Directors will cease to be classified and all directors will be elected annually, with nominees standing for election to one-year terms.

Vacancies and newly created directorships that arise during the year will be filled by the Board of Directors and each director so named shall serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred, and if no such class exists, as shall be the case beginning with the 2014 Annual Meeting of Stockholders, each director so named shall serve for a term that will expire at the next Annual Meeting of Stockholders.

If this Proposal No. 2 and Proposal No. 3 (removing unnecessary and outdated provisions in the Certificate of Incorporation) are approved by KBR’s stockholders, these proposals will become effective upon the filing of an Amended and Restated Certificate of Incorporation, which would reflect the additions and deletions set forth in the Certificate of Incorporation attached hereto as Appendix A, with the Secretary of State of the State of Delaware. If this Proposal No. 2 is approved by KBR’s stockholders, but Proposal No. 3 is not, then the Amended and Restated Certificate of Incorporation submitted for filing with the Secretary of State of the State of Delaware will only contain those amendments contemplated by this Proposal No. 2. KBR would cause the filing of the Amended and Restated Certificate of Incorporation to occur promptly after it is determined that the proposed amendments have been approved by the requisite vote of stockholders at the 2012 Annual Meeting of Stockholders.

If this Proposal No. 2 is not approved by KBR’s stockholders, then the Board of Directors will remain classified, and the Class III directors who are elected at the 2012 Annual Meeting of Stockholders will be elected for three-year terms, expiring in 2015. All other directors will continue in office for the remainder of their full three-year terms, subject to their earlier resignation, removal, disqualification, departure or death, and subsequent nominees for seats on the Board of Directors will continue to stand for election for three-year terms.

The Board of Directors recognizes that a classified structure may offer several advantages, such as promoting board continuity and stability, encouraging directors to take longer-term perspectives and ensuring that a majority of the Board of Directors will always have prior experience with KBR. Additionally, classified boards may provide protection against unwanted takeovers and proxy contests as they make it more difficult for a stockholder to gain control of the Board of Directors without the cooperation or approval of incumbent directors. However, the Board of Directors also recognizes that a classified structure may reduce directors’ accountability to stockholders because such a structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.

In determining whether to support declassification of the Board of Directors, the Board of Directors considered the arguments in favor of and against continuation of the classified board structure and determined that it would be in the best interests of KBR and its stockholders to declassify the Board of Directors.

This Proposal No. 2 to amend KBR’s Certificate of Incorporation to eliminate the classified structure of the Board of Directors and provide for the annual election of directors will be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the 2012 Annual Meeting of Stockholders.

For all the reasons set forth above, the Board of Directors recommends that you vote FOR Proposal No. 2 to amend KBR’s Certificate of Incorporation to eliminate the classified structure of the Board of Directors and provide for the annual election of directors. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

PROPOSAL No. 3

PROPOSAL TO AMEND KBR’S CERTIFICATE OF INCORPORATION TO REMOVE UNNECESSARY AND OUTDATED PROVISIONS

KBR’s Certificate of Incorporation currently includes unnecessary and outdated provisions relating to KBR’s prior relationship with Halliburton Company when KBR was a wholly or majority-owned subsidiary of Halliburton and which are no longer needed or relevant (the “Halliburton-related language”). After careful consideration, the Board of Directors has unanimously determined that it would be in the best interests of KBR and its stockholders to amend the Certificate of Incorporation to eliminate the Halliburton-related language. If this Proposal No. 3 is approved by KBR’s stockholders, the Certificate of Incorporation will be amended by making the deletions of references to Halliburton shown in the text of Articles FIFTH, SIXTH and EIGHTH of the Amended and Restated Certificate of Incorporation attached hereto as Appendix A. If this Proposal No. 3 and Proposal No. 2 (amending the Certificate of Incorporation to eliminate the classified structure of the Board of Directors and provide for the annual election of directors) are each approved, these proposals will become effective upon the filing of an Amended and Restated Certificate of Incorporation, which would reflect all of the additions and deletions set forth in the Certificate of Incorporation attached hereto as Appendix A, with the Secretary of State of the State of Delaware. If this Proposal No. 3 is approved by KBR’s stockholders, but Proposal No. 2 is not, then the Amended and Restated Certificate of Incorporation submitted for filing with the Secretary of State of the State of Delaware will only contain those amendments contemplated by this Proposal No. 3. KBR would cause the filing of the Amended and Restated Certificate of Incorporation to occur promptly after it is determined that the proposed amendments have been approved by the requisite vote of stockholders at the 2012 Annual Meeting of Stockholders. If this Proposal No. 3 is not approved by KBR’s stockholders, then the Certificate of Incorporation will retain the Halliburton-related language.

The Halliburton-related language in the Certificate of Incorporation related to a time when KBR was a wholly or majority-owned subsidiary of Halliburton Company. KBR’s separation from Halliburton was completed in 2007, and, as a result, the Halliburton-related language is no longer necessary or relevant.

The Board of Directors has determined that the amendment and restatement of KBR’s Certificate of Incorporation to remove these unnecessary and outdated provisions is in the best interests of KBR and its stockholders.

This Proposal No. 3 to amend KBR’s Certificate of Incorporation to remove unnecessary and outdated provisions will be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the 2012 Annual Meeting of Stockholders.

For all the reasons set forth above, the Board of Directors recommends that you vote FOR Proposal No. 3 to remove unnecessary and outdated provisions in KBR’s Certificate of Incorporation. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information, as of February 29, 2012, regarding the beneficial ownership of KBR’s common stock by persons known by KBR to beneficially own more than five percent of its outstanding common stock, each director or nominee, each of the named executive officers referenced in the Summary Compensation Table contained in this Proxy Statement, and all directors and executive officers as a group. Information regarding five percent stockholders in the table and footnotes is based on the most recent Statement on Schedule 13G or 13D or amendment thereto filed by each such person with the Securities and Exchange Commission (the “SEC”), except as otherwise known to KBR. To our knowledge, except as otherwise noted in the footnotes to this table or as provided by applicable community property laws, each individual has sole voting and investment power with respect to the shares of common stock listed in the first column below as beneficially owned by the individual.

	Shares of KBR Common Stock Beneficially Owned
Name and Address of Beneficial Owner(1)	Number of Shares(2)	Percentage of Class
BlackRock, Inc.(3)	11,878,465	7.98%
40 East 52(nd) Street New York City, New York 10022

Capital World Investors(4)	9,571,790	6.43%
333 South Hope Street Los Angeles, California 90071

FMR LLC(5)	9,003,695	6.05%
Edward C. Johnson III
82 Devonshire Street, Boston, Massachusetts 02109

William P. Utt(6)(7)	298,849	*
Susan K. Carter(6)(7)	15,180	*
Andrew D. Farley(6)(7)	95,276	*
John L. Rose(6)(7)	81,655	*
David L. Zimmerman(6)(7)	73,523	*
W. Frank Blount(6)(7)	18,981	*
Loren K. Carroll(6)(7)	18,981	*
Linda Z. Cook(6)(7)	2,645	*
Jeffrey E. Curtiss(6)(7)	22,481	*
John R. Huff(6)(7)	68,981	*
Lester L. Lyles(6)(7)	18,981	*
Jack B. Moore(7)	0	*
Richard J. Slater(6)(7)	22,481	*
All directors and executive officers as a group (16 persons)(6)(7)	774,336	*

*	Less than one percent (1%).
(1)	The address of each of the named executive officers and directors is c/o KBR, Inc., 601 Jefferson Street, Suite 3400, Houston, Texas 77002.
(2)	Beneficial ownership means the sole or shared power to vote, or to direct the voting of, shares of KBR common stock, or investment power with respect to KBR common stock, or any combination of the foregoing. Each director and executive officer and the directors and executive officers as a group beneficially own less than 1% of the outstanding shares of KBR common stock.
(3)	Based solely on a Schedule 13G filed February 13, 2012, BlackRock, Inc. is deemed to be the beneficial owner of 11,878,465 shares as a result of being a parent holding company or control person of several other entities in accordance with Rule 13d-1(b)(1)(ii)(G).
(4)

Based solely on a Schedule 13G filed February 10, 2012, Capital World Investors is deemed to be the beneficial owner of 9,571,790 shares as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors disclaims beneficial ownership pursuant to Rule 13d-4.
(5)	Based solely on a Schedule 13G filed on February 14, 2012, FMR, LLC (“FMR”) is deemed to be the beneficial owner of 8,021,927 shares as a result of being a parent holding company or control person of several other entities in accordance with Rule 13d-1(b)(ii)(G). Mr. Edward C. Johnson III, together with members of his family, through direct or indirect ownership of voting common shares of FMR, may be deemed to form a controlling group with respect to FMR and are therefore considered to be beneficial owners of the 8,021,927 shares beneficially owned by FMR. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, provides investment advisory and management services and is the beneficial owner of 981,768 shares. Mr. Edward C. Johnson III and members of his family also may be deemed to form a controlling group with respect to FIL and are therefore, considered beneficial owners of the 981,768 shares beneficially owned by FIL. FMR and FIL are otherwise unrelated entities and FMR disclaims beneficial ownership of the shares owned by FIL, but nevertheless filed the Schedule 13G as if all 9,003,695 shares are beneficially owned by FMR and FIL on a joint basis. FMR reports that it has sole voting power with respect to only 1,663,622 shares.
(6)	Includes the following shares of common stock derived from vested restricted stock as to which the holder has sole voting and investment power: Mr. Utt, 84,672; Mr. Farley, 19,704; Mr. Rose, 16,993; Mr. Zimmerman, 9,308; Mr. Blount, 3,500; Mr. Carroll, 3,500; Mr. Curtiss, 7,000; Mr. Huff, 3,500; Mr. Lyles, 3,500; and Mr. Slater, 7,000. Includes the following shares of restricted stock as to which the holder has sole voting power, but no investment power: Mr. Utt, 11,062; Mr. Farley, 2,214; and Mr. Zimmerman, 1,521. The restrictions lapse, and the holder acquires sole investment power, at a rate of 20% per year for a five-year period (except that some restricted shares are also required to meet certain performance measures). Includes the following shares of common stock converted from vested restricted stock units as to which the holder has sole voting and investment power: Mr. Utt, 45,500; Ms. Carter, 2,013; Mr. Farley, 18,895; Mr. Rose, 22,904; Mr. Zimmerman, 13,399; Mr. Blount, 15,481; Mr. Carroll, 15,481; Ms. Cook, 2,645; Mr. Curtiss, 15,481; Mr. Huff, 15,481; Mr. Lyles, 15,481; and Mr. Slater 15,481. Includes the following option-to-purchase shares that have vested or will vest by April 29, 2012: Mr. Utt, 157,515; Ms. Carter, 13,167; Mr. Farley, 54,463; Mr. Rose, 41,758; Mr. Zimmerman, 49,295; and 26,692 for all other officers, for a total of 342,890 for all executive officers as a group. These options become exercisable at a rate of 33 1/3% per year for a three-year period (except that some options are also required to meet certain performance measures). Includes 100 shares of common stock purchased by Mr. Utt on November 21, 2006, and 50,000 shares of common stock purchased by Mr. Huff on September 18, 2008.
(7)	Does not include the following shares of unvested restricted stock units as to which the holder has no voting power and no investment power, but which will convert to common stock on a 1-to-1 ratio, subject to certain conditions: Mr. Utt, 61,801; Ms. Carter, 6,006; Mr. Farley, 8,463; Mr. Rose, 8,117; Mr. Zimmerman, 8,372; Mr. Blount, 3,904; Mr. Carroll, 3,904; Ms. Cook, 3,904; Mr. Curtiss, 3,904; Mr. Huff, 3,904; Mr. Lyles, 3,904; Mr. Moore, 3,904; Mr. Slater 3,904; and all executive officers and directors as a group, 137,842. With respect to the units held by Ms. Carter, Messrs. Utt, Farley, Rose, and Zimmerman, and all other executive officers, the restrictions lapse, and the holder acquires voting and investment power, at a rate of 20% per year over a five-year period. All of the units held by Mr. Utt and a portion of the units held by the other executive officers (except for our Chief Accounting Officer) must also meet certain performance measures to vest. With respect to the units held by Ms. Cook and Messrs. Blount, Carroll, Curtiss, Huff, Lyles, Moore, and Slater, the restrictions lapse, and the holder acquires voting and investment power, after a six-month, cliff-vesting period.

EXECUTIVE OFFICERS

Dennis S. Baldwin, 51, is Senior Vice President and Chief Accounting Officer for KBR. Mr. Baldwin joined KBR in August of 2010. Prior to joining KBR, Mr. Baldwin held the position of Vice President and Chief Accounting Officer for Houston-based McDermott International from October 2007 and served as Vice President and Chief Accounting Officer of Integrated Electrical Services from February to October 2007. Mr. Baldwin also served as Vice President, Corporate Controller, of Houston-based Veritas DGC from June 2005.

Susan K. Carter, 53, is Executive Vice President and Chief Financial Officer for KBR, Inc. Ms. Carter joined KBR in late October 2009. Prior to joining KBR, she held the position of Executive Vice President and Chief Financial Officer at Lennox International, Inc., located in Richardson, Texas, beginning in August 2004. Before joining Lennox, Ms. Carter served as Vice President, Finance and Chief Accounting Officer at Cummins, Inc., based in Columbus, Indiana, from 2002 to August 2004. Ms. Carter also spent time at Honeywell, where she was involved in the financial management of several businesses including operations with defense aspects.

Andrew D. Farley, 48, is Executive Vice President and General Counsel. Mr. Farley was appointed to his position in June 2006. His appointment followed 13 years in the Law Department of KBR, having previously served as Vice President — Legal of KBR’s Energy and Chemicals segment since May 2003.

Roy B. Oelking, 59, is Group President, Hydrocarbons. Mr. Oelking was appointed to his position in March 2011. In his current role, Mr. Oelking is responsible for KBR’s four hydrocarbon business units, including Downstream, Gas Monetization, Oil & Gas, and Technology. Prior to his current role, Mr. Oelking was President of KBR’s Oil and Gas division. This included oversight for KBR onshore and offshore oil and gas projects worldwide and for KBR subsidiary companies Granherne and GVA Consultants. Mr. Oelking joined KBR in November 2008 and was appointed to this position in November 2009. Prior to joining KBR, Mr. Oelking had 35 years of experience in project management, engineering and construction of oil and gas projects in the Americas, Middle East, Asia Pacific, Africa and Russia, as Senior Vice President — Upstream with Worley Parsons from 2003 and with J. Ray McDermott for 29 years prior to that.

John L. Rose, 66, is Executive Vice President, Operations. Mr. Rose was appointed to his position in March 2011. In his current role, Mr. Rose is responsible for oversight and the establishment of KBR work processes and procedures for project management, project controls, engineering, procurement, construction, and commissioning. Prior to his current role, Mr. Rose served as Group President, Hydrocarbons from July 2009 and prior to that, as President, Upstream, directing KBR’s upstream market covering onshore and offshore oil and gas projects, LNG and GTL. Mr. Rose was Executive Vice President of KBR’s former Energy and Chemicals business segment from September 2005 to August 2007. He also served as Vice President, Subsidiary Operations and Production Services from April 2004 to September 2005. Between October 2000 and April 2004, Mr. Rose was the Executive Director in a major joint venture between KBR and Mitsubishi. During his 40 years with KBR, Mr. Rose has held various positions within KBR, including directing KBR’s upstream market covering onshore and offshore oil and gas projects, LNG and GTL.

Mark S. Williams, 54, is Group President of KBR’s Infrastructure, Government and Power Business Unit. Mr. Williams joined KBR in January 2010. Prior to joining KBR, Mr. Williams served as Group Vice President at Jacobs Engineering for the Northern Europe Region and Managing Director of the Dutch and German Corporations serving the oil, gas and chemicals private sector industries. Mr. Williams also previously served as Senior Vice President within Jacobs’ Aerospace and Defense Sector. Mr. Williams’s tenure at Jacobs began in 1985.

David Zimmerman, 58, is President, Services. Mr. Zimmerman was appointed to his position in September 2007. Mr. Zimmerman has been with KBR for 36 years during which time he has held various operational responsibilities in the US and abroad. He is currently responsible for KBR’s Services business unit, which includes the following product service lines and resources: Industrial Services, US Construction, Canada Operations, Building Group, International O&M Operations and International Construction Operations. Prior to his current role, Mr. Zimmerman was KBR’s Senior Vice President, Engineering, Procurement, Construction and Services from 2006 to 2007 and Vice President of Construction from 2002 to 2006, Vice President Oil and Gas from 1999 to 2002, and Managing Director of Asia engineering and construction operations from 1994 to 1999.

CORPORATE GOVERNANCE

Corporate Governance Materials

We are committed to good corporate governance and to effective communication with our stockholders. The roles, duties and responsibilities of the Board of Directors and each committee of the Board of Directors are summarized below. To ensure that our stockholders have access to our governing documents, we provide copies of our Code of Business Conduct and Corporate Governance Guidelines and the charters of each of the committees of our Board of Directors on our website at www.kbr.com, and copies will be provided to any stockholder who requests them by writing to our Investor Relations Department at: 601 Jefferson Street, Suite 3400, Houston, Texas 77002.

Role of the Board of Directors

The Board of Directors represents the interests of our stockholders in perpetuating a successful business. It is the responsibility of the Board of Directors to provide oversight of the effectiveness of management’s policies and decisions, including the execution of its strategies, with a commitment to enhancing stockholder value over the long term. To this end, Board members are expected to act in the best interests of all stockholders, be knowledgeable about our businesses, exercise informed and independent judgment and maintain an understanding of general economic trends and conditions as well as trends in corporate governance. In addition, it is our Board’s policy that Board members are expected to make every effort to attend the meetings of the Board and committees of the Board upon which they serve, as well as stockholder meetings. All of KBR’s incumbent directors attended seventy-five percent or more of the aggregate of all meetings of the Board and of committees on which they served during the periods that they served during 2011. Our Corporate Governance Guidelines provide that all Directors should attend our annual stockholder meetings and all of our directors attended our 2011 Annual Meeting of Stockholders.

Independence Standards

At this time, all of our directors are independent, as set forth in our Corporate Governance Guidelines and outlined below, except our Chairman, President and Chief Executive Officer, Mr. Utt, who does not qualify as an independent director.

A director will be considered independent under our Corporate Governance Guidelines if he or she:

•	has no material relationship with KBR;

•

has not been employed by us or any affiliate of ours during the preceding three years, and no member of the director’s immediate family has been employed as an executive officer of ours or any of our affiliates during the preceding three years;

•

has not received, and does not have an immediate family member who has received, during any twelve-month period within the preceding three years, more than $100,000 in direct compensation from KBR, other than director’s fees, committee fees or pension or deferred compensation for prior service;

•	is not a partner or an employee of KBR’s independent auditor, and was not during the past three calendar years a partner or employee of KBR’s independent auditor who personally worked on KBR’s audit;

•

does not have an immediate family member who is a partner of KBR’s independent auditor or an employee of KBR’s independent auditor who participates in that firm’s audit, assurance or tax compliance (but not tax planning) practice or was during the past three calendar years a partner or employee of KBR’s independent auditor who personally worked on KBR’s audit;

•	is not a current employee and does not have an immediate family member who is a current executive officer of any company that has made payments to, or received payments from, KBR or any of its affiliates in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of our or such other company’s consolidated gross revenues; and

•	has not (and has not had a family member who) within the preceding three years served as an executive officer with a company for which a KBR executive served on its compensation committee.

The definition of independence and compliance with this policy will be reviewed periodically by the Nominating and Corporate Governance Committee. All directors complete independence questionnaires at least annually and our Board makes determinations of the independence of its members under the listing standards of the NYSE and the SEC requirements for Audit Committee members. Our Board believes that its membership should include no more than two directors who are also employees of KBR. While this number is not an absolute limitation, other than the Chief Executive Officer, who should at all times be a member of the Board, employee directors should be limited only to those officers whose positions or potential make it appropriate for them to sit on the Board.

Audit Committee Financial Expert Determinations

Our Board has determined that each member of its Audit Committee is financially literate and qualifies as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K and, as described above, that each member of the Audit Committee is independent, as defined by our Corporate Governance Guidelines, the NYSE’s listing standards and Rule 10A-3 under the Securities Exchange Act of 1934.

Board of Directors Leadership Structure

Since the inception of KBR as an independent public company in April 2007, Mr. Utt has served as CEO and Chairman of the Board. We believe that the leadership of KBR’s Board of Directors is best served by combining the roles of Chairman and CEO, and that Mr. Utt is highly qualified to serve in his role.

The CEO and Chairman of the Board is responsible to the Board for the overall management and functioning of the company. The Chairman is joined in the leadership of the Board by our Lead Director, Mr. W. Frank Blount, who was elected by the non-management directors. Our Lead Director has significant board experience, as described in his biographical information in this proxy statement, and works closely with Mr. Utt and the Board on risk oversight and governance matters. Mr. Blount has served as the company’s Lead Director, as well as Chairman of the Nominating and Corporate Governance Committee, since KBR’s separation from its prior parent.

KBR’s Corporate Governance Guidelines provide for the Lead Director to perform a strong role in the leadership of the Board, as follows:

•	The Lead Director presides at executive sessions of the non-management directors at each regular Board meeting and sets the agenda for these sessions.

•	The Lead Director approves meeting agendas for each regular Board and committee meeting and approves the information to be sent to the directors with respect to each meeting.

•

The Lead Director presided at the executive session of the Board held in December 2011 to evaluate the performance of our CEO. In addition, he has a key role in communicating to the CEO, after approval by the Compensation Committee, the evaluation and compensation of the CEO for the next full year and the results of the Board’s review and approval of management succession plans and development programs.

•	As Chairman of the Nominating and Corporate Governance Committee, Mr. Blount leads the director selection and nomination process and the assignment of directors to committees of the Board.

KBR’s Corporate Governance Guidelines provide for the following checks and balances regarding the role of the CEO and Chairman:

•	The CEO may not serve on any committees of the Board, as only non-management directors may do so.

•	One of the elements of the CEO’s evaluation is the extent to which he keeps the Board informed on matters affecting the company and its operating units.

•

At least two-thirds of the Board must be independent directors. In practice, Mr. Utt has been the only management director at KBR since its inception as an independent public company. Each of our other directors is independent, as defined under the listing standards of the NYSE.

KBR’s Board of Directors has determined that its current leadership structure is appropriate as of the date of this proxy statement, given the complexity and global nature of KBR’s business and the risks inherent in our business. The Board believes that Mr. Utt, acting in his combined role as Chairman and CEO, is well positioned to facilitate communications with the Board of Directors and shareholders about our complex business. Mr. Utt was appointed CEO in preparation for KBR’s initial public offering by its former parent company, and has served in that capacity since 2006. Under Mr. Utt’s leadership, KBR’s business has undergone significant transformation, including a reorganization into more strategically-aligned business units, and evolution from a wholly-owned subsidiary with significant support from its parent company into an independent operating company. In addition, Mr. Utt has the full confidence of the Board. For all these reasons, the Board has determined that the most appropriate form of leadership for the Board of Directors is for the CEO, who is responsible for the day-to-day operations of the company, to serve as Chairman, with strong and independent oversight by the Lead Director and the other non-management directors.

Risk Oversight Role of the Board of Directors

KBR’s Board of Directors considers risk oversight to be an integral part of its role, and discussions regarding risks faced by the company are part of its meetings and deliberations throughout the year. Furthermore, at least twice each year, the entire Board receives a report from management regarding significant strategic, operational, financial, and hazard risks determined by management to have a potential significant impact on the company as a whole. The risk report involves both current and emerging risks and is the culmination of a process involving input from all business units and executive leadership. The risk report includes specific strategic, operational, financial and hazard risks, the perceived trend for each of those specific risks — whether increasing, decreasing or stable — and the measures being taken to monitor and mitigate those risks.

In addition to the enterprise risk management process described above, the Board of Directors also engages in risk oversight in the area of project revenues. At each meeting, the Board reviews aggregated KBR project revenues measured by type of contract — fixed-price or reimbursable — by country, client and project backlog. In this manner, the Board is informed of the overall risk profile of KBR’s project revenues. The Board also engages in risk oversight through the project approval process, whereby projects reaching a threshold level of expected revenues require Board approval. Fixed-price contracts have a lower threshold level than reimbursable-type contracts because of their potential price and financial risks. In reviewing projects, the Board is presented with management’s assessment of a particular project’s cost exposure associated with operations risk, liabilities and funding risks, among others. In this manner, KBR’s Board is engaged in risk oversight at the outset of the largest projects, which could have a material effect on KBR’s operations.

The Board is also engaged in risk oversight through regular reports from its Audit Committee. The Audit Committee is charged with reviewing with management the company’s major financial risk exposures, as well as others areas of risk exposure if requested to do so by the Board, and the steps management has taken to monitor and mitigate those exposures. The Audit Committee receives periodic reports from management on these areas of potential exposure, including litigation, liquidity and capital resources, financial reporting and disclosures, regulatory and tax risks, among others. The Audit Committee also receives reports from management regarding compliance risks and Code of Business Conduct matters. The Audit Committee also reviews at least annually KBR’s policies and guidelines that govern the process by which risk assessment and enterprise risk management is undertaken. The Audit Committee also receives in-depth periodic reports from management regarding specific processes designed to monitor and manage risk, such as project estimation procedures and foreign exchange risk management. The Audit Committee conducts private sessions with KBR’s Chief Financial Officer, Vice President of Internal Audit and General Counsel at each regular meeting and with KBR’s independent auditors at each meeting prior to the release of quarterly and annual results. The Audit Committee Chairman gives a report of the Audit Committee’s activities to the full Board at each regular meeting and in this manner the entire Board is informed of matters that the Audit Committee determines warrant full Board discussion.

Finally, the Corporate Social Responsibility Committee has the responsibility for the oversight of KBR’s activities in managing its major risk exposures within the health, safety and sustainable development areas. The CSR Committee receives periodic reports from KBR’s Chief QHSE Officer relating to these risk exposures and the company’s efforts to mitigate those risks.

Directors’ Meetings and Stockholder Communications with Directors

The Board of Directors will meet each year immediately following the Annual Meeting of Stockholders to transact such business as may properly be brought before the meeting. Additional regular meetings of the Board of Directors may be held without notice at such times as the Board of Directors may determine, but shall consist of at least four other regularly scheduled meetings. Special meetings may be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Corporate Secretary or a majority of the directors in office. KBR’s Bylaws permit action to be taken without a meeting if all members of the Board of Directors consent to such action in writing or by electronic transmission. During 2011, the Board of Directors held seven meetings. The Chairman of the Board presides at all Board meetings. KBR’s Chairman of the Board, William P. Utt, is also our President and Chief Executive Officer.

During each regular Board meeting, KBR’s non-employee directors, all of whom have been determined by our Board to be independent under the standards of our Corporate Governance Guidelines and the NYSE, meet in scheduled executive sessions. Our Lead Director, Mr. W. Frank Blount, presides at all executive sessions of the Board. During 2011, the non-employee directors met without management five times.

In addition, each December our non-employee directors meet in executive session to evaluate the performance of our Chief Executive Officer. In evaluating our CEO, the non-employee directors consider qualitative and quantitative elements of the CEO’s performance, including:

•	leadership and vision;

•	integrity;

•	keeping the Board informed on matters affecting KBR and its operating units;

•	performance of the business (including such measurements as total stockholder return and achievement of financial objectives and goals);

•	development and implementation of initiatives to provide long-term economic benefit to KBR;

•	accomplishment of strategic objectives; and

•	development of management.

In addition, the non-employee directors review annually management succession plans and development programs for senior members of executive management. The evaluation and compensation for the next full year, and management succession plans and development programs will be communicated to the CEO only after review and approval by the Compensation Committee and the full Board of Directors (other than the CEO).

Management Succession Planning

The Board of Directors considers management evaluation and CEO succession planning an important responsibility of the Board. Our Corporate Governance Guidelines, which are available on our website at www.kbr.com/About/Corporate-Governance/, provide that the Board’s responsibility for effective governance of the corporation includes reviewing succession plans and management development programs for members of executive management. In 2008, the Board of Directors, with input from the Nominating and Corporate Governance Committee and the Chairman and CEO, developed KBR’s first comprehensive succession plan for all senior management positions. The development process included identification of internal candidates, any development needs for such candidates, and a determination of whether a search for external candidates would be more appropriate.

Issues relating to CEO succession planning are also addressed regularly, and no less than annually, by the entire Board. This process is led by the Lead Director on behalf of the non-management directors. As set out in our Corporate Governance Guidelines, KBR’s non-management directors review succession plans and management development programs for members of executive management, including the CEO, on at least an annual basis. While the Nominating and Corporate Governance Committee performs the initial review of the succession plans and makes recommendations to the Board as necessary, the entire Board has primary responsibility for CEO succession planning and develops both long-term and contingency plans for succession of the CEO. This process necessarily involves the development and review of criteria for the CEO position that reflect the Company’s business strategy, and identifying and developing internal candidates or identifying the need for external candidates, as appropriate. Additionally, one of the elements that the CEO is evaluated upon each year by the Compensation Committee is the existence and completeness of a succession plan, including assessment and development of internal candidates for the CEO and top level executive positions. The evaluation and compensation of the CEO for the next full year, including an evaluation of the completeness of aspects of the management succession plans and development programs that are the responsibility of the CEO, are communicated to the CEO by the Lead Director after review and approval by the Compensation Committee and the full Board of Directors (other than the CEO).

The Board of Directors and Standing Committees of Directors

KBR’s Bylaws authorize the Board of Directors to appoint such committees as they deem advisable, with each committee having the authority to perform the duties as determined by the Board. A substantial portion of the analysis and work of the Board is done by standing Board committees. A director is expected to participate actively in the meetings of each committee to which he or she is appointed. At this time, the Board of Directors has four standing committees to which it has delegated certain duties and responsibilities: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Corporate Social Responsibility Committee. Each of the standing committees is comprised entirely of non-employee and, in the business judgment of the Board, independent, directors. The members and chairmen of the respective committees are indicated below:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Corporate Social Responsibility Committee
W. Frank Blount	X		X*
Loren K. Carroll		X*	X
Linda Z. Cook		X		X
Jeffrey E. Curtiss	X*		X
John R. Huff		X		X
Lester L. Lyles	X			X*
Jack B. Moore	X			X
Richard J. Slater		X	X

*	Chairman

The Board of Directors has approved a charter for each of the standing committees, which sets forth the duties and responsibilities delegated to each of the committees by the Board of Directors and governs the committee’s actions. The purpose, duties and responsibilities of each committee are briefly described below.

Audit Committee

The Audit Committee currently comprises Messrs. Blount, Curtiss, Lyles, and Moore. Mr. Curtiss serves as Chairman. The Board of Directors has determined that each member of the Audit Committee is independent and financially literate as defined in the listing standards of the NYSE and that each member of the Audit Committee is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met nine times in 2011. A copy of the Audit Committee’s charter is available on the Corporate Governance page of our website, www.kbr.com.

The Audit Committee reviews and reports to the Board of Directors the scope and results of audits by our principal independent public accountants and our internal auditing staff and reviews with the principal independent public accountants the effectiveness of our system of internal controls. It reviews transactions between us and our directors and officers, our policies regarding those transactions and compliance with our Code of Business Conduct. The Audit Committee also engages our principal independent registered public accounting firm for each fiscal year, reviews the audit and other professional services rendered by our principal independent registered public accounting firm and periodically reviews the independence of our principal independent registered public accounting firm. Additional information about the Audit Committee and its responsibilities is included in the section of this proxy statement entitled “Audit Committee Report” and in the charter of the Audit Committee, which was adopted by the Board of Directors.

Compensation Committee

The Compensation Committee currently comprises Ms. Cook and Messrs. Carroll, Huff, and Slater. Mr. Carroll serves as Chairman. The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the listing standards of the NYSE. The Compensation Committee met six times during 2011.

The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of our executive officers, establishes and reviews general policies relating to our compensation and benefits and administers the compensation plans described in the Compensation Discussion and Analysis below. The Compensation Committee’s responsibilities include, but are not limited to:

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evaluating and advising the Board regarding the compensation policies applicable to our executive officers, including guidance regarding the specific relationship of corporate performance to executive compensation;

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reviewing and recommending to the Board: the corporate goals and objectives relevant to compensation for the Chief Executive Officer; the CEO’s performance in light of these established goals and objectives; the CEO’s compensation, including salary, bonus, incentive and equity compensation based on this evaluation and considering, with respect to the long-term incentive compensation component of the CEO’s compensation, KBR’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the CEO in past years and any other factors it deems relevant;

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reviewing the CEO’s recommendations with respect to, and approve, the compensation to be paid to KBR’s other executive officers in accordance with the general compensation policies established by the Board;

•	reviewing and making recommendations to the Board with respect to incentive compensation and other stock-based plans;

•	assisting the full Board with respect to the administration of KBR’s incentive compensation and other stock-based plans;

•	maintaining appropriate, regular contact with KBR management;

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reviewing and discussing with management the “Compensation Discussion and Analysis” and determining whether to recommend to the Board that it be included in KBR’s annual proxy statement or annual report on Form 10-K;

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preparing and publishing, over the names of the members of the Committee, an annual executive compensation report as required by the SEC to be included in KBR’s annual proxy statement or annual report on Form 10-K;

•	evaluating its own performance and reviewing the adequacy of its charter, at least annually;

•	reviewing the risk assessment of KBR’s compensation plans to ensure that the programs do not create risks that are reasonably likely to have a material adverse effect on KBR;

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only selecting a compensation consultant or other adviser to the Committee after considering the factors identified by the SEC as affecting the independence of such consultant or adviser, including, but not limited to the following:

•	the provision of other services to KBR by the consultant or other adviser;

•	the amount of fees received from KBR by the compensation consultant or other adviser, as a percentage of the total revenue of the compensation consultant or other adviser;

•	the policies of the compensation consultant or other adviser that are designed to prevent conflicts of interest;

•	any business or personal relationship of the compensation consultant or other adviser with a member of the Committee; and

•	any stock of KBR owned by the compensation consultant or other adviser; and

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approving disclosures and making recommendations to the Board regarding the disclosures on KBR’s Advisory Vote To Approve Named Executive Officer Compensation and the Advisory Vote On The Frequency of Advisory Votes To Approve Named Executive Officer Compensation to be included in KBR’s annual proxy statement or annual report on Form 10-K and to disclose on Form 8-K, if required, the frequency in which KBR will hold the Advisory Vote To Approve Named Executive Officer Compensation.

Corporate Social Responsibility (“CSR”) Committee

The Corporate Social Responsibility Committee currently comprises Ms. Cook and Messrs. Huff, Lyles, and Moore. Mr. Lyles serves as Chairman. The CSR Committee met twice in 2011.

The Corporate Social Responsibility Committee’s responsibilities include, but are not limited to:

•	reviewing the status of KBR’s health, safety and sustainable development policies and performance, including processes to ensure compliance with applicable laws and regulations;

•	reviewing KBR’s health, safety and sustainable development performance to determine consistency with policies and goals;

•	reviewing and providing input to KBR on the management of current and emerging health, safety and sustainable development issues; and

•	overseeing KBR’s activities in managing its major risk exposures within the health, safety and sustainable development areas.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently comprises Messrs. Blount, Carroll, Curtiss and Slater. Mr. Blount serves as Chairman. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the listing standards of the NYSE. The Nominating and Corporate Governance Committee met four times during 2011.

The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•	developing, implementing and periodically reviewing KBR’s corporate governance guidelines;

•	developing and implementing a process to assess Board and committee effectiveness;

•	identifying individuals qualified to become Board members, consistent with Board-approved criteria;

•	determining the composition of the Board and its committees; including selection of the Director nominees for the next annual meeting of stockholders; and

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periodically reviewing the compensation paid to non-employee directors (including Board and committee chairpersons) in the form of annual retainers and meeting fees, if any, and making recommendations to the Board regarding any adjustments.

Stockholder Nominations of Directors. Stockholders may suggest candidates for nomination by the Nominating and Corporate Governance Committee by contacting the Committee in the manner provided above under “Contact the Board.” If selected for nomination by the Nominating and Corporate Governance Committee, as described below under “Process for the Selection of Directors,” such candidate will be included in KBR’s proxy statement for the annual meeting of stockholders.

Nominations by stockholders may also be made at an annual meeting of stockholders in the manner provided in our Bylaws, although such nominees will not necessarily be included in KBR’s proxy statement. The Bylaws provide that a stockholder entitled to vote for the election of Directors may make nominations of persons for election to the Board at a meeting of stockholders by complying with required notice procedures. Nominations shall be made pursuant to written notice to our Secretary at the address set forth on page 2 of this proxy statement, and must be received at our principal executive offices not less than ninety (90) days, nor more than one hundred twenty (120) days, prior to the anniversary date of the immediately preceding annual meeting of stockholders. The notice shall set forth:

•	as to each person the stockholder proposes to nominate for election or reelection as a Director:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class and number of shares of KBR common stock that are beneficially owned by the person;

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all other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and

•	such person’s written consent to serve as a director if elected; and

•	as to the stockholder giving the notice:

•	the name and record address of the stockholder;

•	the class and number of shares of KBR common stock that are beneficially owned by the stockholder;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to propose the nomination;

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any hedging or other transactions entered into with the effect or intent to mitigate loss to, or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, the stockholder; and

•	a representation whether the stockholder intends to solicit proxies from the holders of at least the percentage of common stock required to elect the nominee.

The proposed nominee may be required to furnish other information as KBR may reasonably require to determine the eligibility of the proposed nominee to serve as a director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.

Qualifications of Directors. Candidates nominated for election or re-election to the Board of Directors should possess the following qualifications:

•	personal characteristics:

•	highest personal and professional ethics, integrity and values;

•	an inquiring and independent mind;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy-making level in business, government, education or technology;

•	expertise that is useful to KBR and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained;

•	willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

•	commitment to serve on the Board for several years to develop knowledge about KBR’s principal operations;

•	willingness to represent the best interests of all stockholders and objectively appraise management performance; and

•	involvement only in activities or interests that do not create a conflict with the Director’s responsibilities to KBR and its stockholders.

The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the needs of the Board at a given point in time and shall periodically review and update the criteria. Diversity in personal background, race, gender, age and nationality for the Board as a whole may be taken into account in considering individual candidates, but KBR does not have a policy with regard to any particular aspect of diversity of its directors.

Process for the Selection of New Directors. The Board is responsible for filling vacancies on the Board. The Board has delegated to the Nominating and Corporate Governance Committee the duty of selecting and recommending prospective nominees to the Board for approval. The Nominating and Corporate Governance Committee considers suggestions of candidates for Board membership made by current Committee and Board members, KBR management, and stockholders. Each of the nominees for director at this meeting is an incumbent director recommended by the non-management directors. The Committee may also retain an independent executive search firm to identify candidates for consideration. The Nominating and Corporate Governance Committee will also consider candidates nominated by the stockholders in accordance with our Bylaws. A stockholder who wishes to recommend a prospective candidate should notify KBR’s Secretary, as described in this proxy statement.

When the Nominating and Corporate Governance Committee identifies a prospective candidate, the Committee determines whether it will carry out a full evaluation of the candidate. This determination is based on the information provided to the Committee by the person recommending the prospective candidate, and the Committee’s knowledge of the candidate. This information may be supplemented by inquiries to the person who made the recommendation or to others. The preliminary determination is based on the need for additional Board members to fill vacancies or to expand the size of the Board, and the likelihood that the candidate will meet the Board membership criteria listed above. The Committee will determine, after discussion with the Chairman of the Board and other Board members, whether a candidate should continue to be considered as a potential nominee. If a candidate warrants additional consideration, the Committee may request an independent executive search firm to gather additional information about the candidate’s background, experience and reputation, and to report its findings to the Committee. The Committee then evaluates the candidate and determines whether to interview the candidate. Such an interview would be carried out by one or more members of the Committee and others as appropriate. Once the evaluation and interview are completed, the Committee recommends to the Board which candidates should be nominated. The Board makes a determination of nominees after review of the recommendation and the Committee’s report.

Code of Ethics

KBR has adopted a “code of ethics,” as defined in Item 406(b) of Regulation S-K. KBR’s code of ethics, known as its Code of Business Conduct, applies to all directors, officers and employees of KBR, including its principal executive officer, principal financial officer, principal accounting officer and controller, and also applies to all employees of KBR and KBR’s agents. KBR has posted its Code of Business Conduct on its website, www.kbr.com. In addition, KBR intends to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Business Conduct that relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K, including the requirements of Item 5.05 of Form 8-K, by posting such information on its website, www.kbr.com. The most recent revisions to the Code of Ethics were approved by the Board of Directors in November 2011 in response to a successful stockholder proposal to add anti-discrimination protection to include sexual orientation and gender identity.

Contact the Board

To foster better communication with our stockholders, KBR has established a process for stockholders and other interested parties to communicate with the Audit Committee and the Board of Directors. The process has been approved by our Board and its Audit Committee and is designed to meet the requirements of the NYSE and the SEC. You may communicate with our Board of Directors or the non-management directors via mail (Board of Directors c/o Director of Business Conduct, KBR, Inc., P.O. Box 3406, Houston, Texas 77253-3406), telephone (1-855-231-7512 (toll-free from the U.S. or Canada) or 1-503-619-1884 (calling collect from any other country)), or e-mail (fhoukbrbod@kbr.com). Information regarding these methods of communication is also on our website, www.kbr.com, under “Corporate Governance.”

Our Director of Business Conduct reviews all communications directed to the Audit Committee and the Board of Directors. The Chairman of the Audit Committee is promptly notified of any significant communication involving accounting, internal accounting controls, auditing matters or any other significant communications. Communications addressed to a named director are promptly sent to the director. Communications directed to the non-management directors are promptly sent to the Lead Director. A report summarizing the significant communications is sent to each director quarterly and copies of communications are available for review by any director, except that those designated for the non-management directors are not available to management directors. The process has been approved by both the Audit Committee and the Board, and is designed to meet the requirements of the NYSE and the SEC. Concerns may be reported anonymously or confidentially.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, as provided below, with KBR’s management. Based on its review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of Directors

Loren K. Carroll, Chairman

Linda Z. Cook

John R. Huff

Richard J. Slater

March 7, 2012

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis explains our compensation philosophy, objectives, policies, and practices in place during 2011 with respect to our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), and the other three most highly-compensated executive officers who were employed at the end of 2011, all of whom are collectively referred to as the “Named Executive Officers.” The Named Executive Officers, together with the other members of our Senior Executive Management whose compensation is determined by our Compensation Committee and our Board of Directors, are referred to as our “Senior Executive Management.”

We had strong Company performance in 2011, which was reflected in our earnings per diluted share of $3.16 (up 53% from 2010), our 18% increased cash flow from operations of $650 million, a strong balance sheet with $966 million of cash and cash equivalents, and a one-year total shareholder return (“TSR”) ranking (including dividends) of 4th out of the 11 companies in our Engineering and Construction (“E&C”) Peer Group (including KBR). We believe it is the emphasis that our long-term incentive awards place on TSR that helps drive this strong performance. Not only is our executive program highly performance-based, but the Compensation Committee’s governance of the program strongly considers performance of the Company, as seen below with regard to the changes and highlights for 2011.

Changes Made in 2011

In 2011, our Compensation Committee made the following changes to our executive compensation program:

•	Reduced the CEO’s short-term incentive target reward from 125% to 100%. (In March 2012, our Compensation Committee reduced the CEO’s 2012 short-term incentive threshold reward from 50% to 27.5%.)

•	Improved tax efficiencies through an Umbrella Program based on net income as a gateway performance metric under the short-term incentive plan.

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Increased the TSR percentage ranking at which the 2011 long-term incentive cash performance awards pay out at maximum from 75% to 83.3%. (In March 2012, our Compensation Committee increased the TSR percentage ranking at which the 2012 long-term incentive cash performance awards pay out at maximum from 83.3% to 100% and reduced the threshold payout percentage of the 2012 long-term incentive cash performance awards from 50% to 25%.)

•	Froze the KBR Supplemental Executive Retirement Plan effective January 1, 2012.

•	Eliminated the base salary supplement of $100,000 for the CEO and $30,000 for the other Named Executive Officers effective January 1, 2012.

Highlights of 2011 Executive Compensation Program

In addition to the changes described above, below are the highlights of our compensation practices in place during 2011 for our Named Executive Officers:

•	Base salary, short-term incentives, and long-term incentives are generally targeted near the median of peer companies.

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Short-term incentives and long-term incentives (including performance restricted stock units, performance stock options, and cash performance awards) are 100% performance-based and therefore at risk of forfeiture. As such, no portion of the short-term incentives or long-term incentives is guaranteed.

•	Approximately 84% of total compensation for our CEO in 2011 was performance-based.

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Severance and change-in-control agreements require a double-trigger change-in-control termination (i.e., the occurrence of both a change-in-control and a termination of employment within two years following the change-in-control event) in order for an executive to receive change-in-control benefits.

•	No employment agreements are provided to our Named Executive Officers.

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We made a commitment three years ago not to provide any new excise tax gross-ups. Consistent with our commitment, we have not provided any new excise tax gross-up agreements to any of our Senior Executive Management or other officers.

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Our KBR Stock and Incentive Plan imposes a minimum three-year graded vesting schedule on grants of restricted stock units (other than a small, limited number of restricted stock units); however, restricted stock unit awards were granted with five-year graded vesting, which we believe is longer than prevalent market practice, and with a requirement that we have positive net income for each year of vesting.

•	In May, our Compensation Committee confirmed that its compensation consultant does not provide any other services to us outside of executive compensation consulting to the Compensation Committee.

In addition, our Compensation Committee has implemented strong risk management measures, including:

•	using multiple performance metrics for our short-term incentive plan;

•	including clawback provisions in our short-term incentive plan, severance and change-in-control agreements, and long-term incentive awards;

•	providing different vesting and distribution criteria for our equity and performance-based awards;

•	capping the maximum cash award payable to any employee under our short-term incentive plan and our long-term incentive plan;

•	benchmarking our Senior Executive Management’s total compensation generally near the median of our industry peers; and

•	enforcing stock ownership guidelines.

We encourage you to read the following detailed discussion and analysis of our executive compensation program, including the tables that follow the Compensation Discussion and Analysis.

Introduction

During 2011, our Compensation Committee met six times, either in person or by telephone, to oversee, evaluate and revise our compensation programs.

KBR’s Compensation Philosophy, Objectives, Policies and Practices

Overview

Our Compensation Committee regularly reviews the elements of the individual compensation packages for our Senior Executive Management. Our Compensation Committee delegates to our CEO the duty to approve and administer the individual compensation packages for our other executives and employees, subject to our Compensation Committee’s annual review of the delegation.

Our compensation plans are designed to achieve the following primary objectives:

•	provide a clear and direct relationship between executive pay and Company (and Business Group or Business Unit, as applicable) performance, both on a short and long-term basis;

•	emphasize operating performance measures;

•	link executive pay to measures of stockholder value;

•	support our business strategies and management processes in order to motivate our executives; and

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generally target current market levels of total compensation opportunities near the 50th percentile of the competitive market for good performance and between the 50th and 75th percentile of the competitive market for outstanding performance.

Our executive compensation program is regularly reviewed so that:

•	the program’s components support our objectives and motivate our executives to achieve business success and generate value for our stockholders; and

•	the program is administered in a manner consistent with established compensation policies.

The basic elements of our 2011 executive compensation programs are summarized in the table below, and a detailed explanation of each element is set forth under the section titled “Elements of Compensation.” A number of these compensation elements, except for base salary and certain retirement, health, and welfare benefits, are performance-based and therefore at risk of forfeiture. In addition, the vesting of 100% of our Named Executive Officer’s 2011 performance restricted stock unit grants and performance stock options are at risk of forfeiture under the net income performance condition described in the sections titled “KBR Performance Restricted Stock Units” and “KBR Performance Stock Options.”

Element	Characteristics	Purpose
Base Salary (including Supplemental Base Salary)	Fixed component of pay; targeted near the median of peer companies, with salary being less than or exceeding the median based on experience, performance, and other factors.	Support market-competitiveness of annual pay for skills and experience necessary to meet the requirements of the executive’s role.
Short-Term Incentives (Annual)	Performance-based component of pay; payout dependent on Company/Business Group/Business Unit performance relative to targeted levels. Targeted near the median of peer companies, with payouts being less than or exceeding the median based on Company and Business Group or Business Unit, as applicable, and personal performance.	Motivate and reward achievement of, and performance in excess of, the Company’s and Business Group’s/Business Unit’s annual goals.

Element	Characteristics	Purpose
Long-Term Incentives (cash performance award units, performance restricted stock units, and performance stock options)	Performance-based cash awards that are realized based on total stockholder return in relation to our peer companies; generally targeted near the median of peer companies. Performance restricted stock unit awards in which each unit equals the value of our common stock price and increases and decreases with our common stock price and which are earned based on the Company having positive net income. Performance stock options that are granted with an exercise price equal to the stock value on the grant date, increase in value to the extent our common stock price exceeds the exercise price, and are earned based on the Company having positive net income.	Reward achievement of our total stockholder return goal. Align interests of management and stockholders. Reward achievement of sustained increases in the value of our common stock over the long term. Vesting over time facilitates retention and provides incentives to enhance long-term value.
Supplemental Retirement	Part fixed and part performance-based component of pay. Nonqualified retirement plans. Supplemental Executive Retirement Plan frozen January 1, 2012.	Provide retirement benefits for executives whose ability to save in qualified plans is limited; vesting provisions retain talent.
Severance and Change-in-Control Protection	Agreements that provide (i) severance termination benefits (not in connection with a change-in-control), (ii) double-trigger change-in-control (which requires both a termination of employment and a change-in-control to receive benefits) termination benefits (on or after a change-in-control), and (iii) death, disability, and retirement benefits.	Support market-competiveness among the Company’s peer companies and promote retention.
Other Generally Available Benefits	Fixed component of pay. 401(k) plan under which employees may defer compensation for retirement; matching contributions equal to 5.5% of eligible compensation. The same or comparable health and welfare benefits (medical, dental, vision, disability insurance and life insurance) are available to full-time employees.	Provide employees the opportunity to save for their retirement. Provide benefits to meet the health care and welfare needs of employees and their families.

We believe that short-term compensation is an important factor to achieve our goals of attracting, retaining, and motivating high-performing, experienced executives. Annual performance criteria and award levels provide incentives for our executives to focus their efforts on adding value to our business on a day-to-day basis. We believe that long-term incentive compensation strengthens our executives’ stake in the Company and aligns their interests with the interests of our stockholders. The combination of performance and vesting components is designed to link the value that our executives receive with strong Company performance over time.

Our internal stock award process is designed and administered to provide equity award grant dates that are prospective and not retrospective, or back-dated. Stock awards approved by our Compensation Committee are generally effective on the date of the meeting at which the approval occurs. Stock option grants approved by our Compensation Committee are never issued with an exercise price below the fair market value of our common stock on the date of grant. For 2011, we granted performance restricted stock units, performance stock options, and performance cash awards.

Except for equity awards under our long-term incentive program, under which we granted equity compensation in the form of performance restricted stock units and performance stock options during 2011, our compensation elements are cash-based payments. There is no pre-established formula for the allocation between cash and non-cash compensation or short-term and long-term compensation. Instead, each year our Compensation Committee determines, at its discretion and business judgment, the appropriate level and mix of short-term and long-term incentive compensation for our Senior Executive Management to reward near-term excellent performance and to encourage commitment to our long-range strategic business goals. To determine the appropriate combination of elements, we consider our philosophy to condition the majority of Named Executive Officer compensation on Company performance, market pay practices and practices of peer companies, individual performance, and the burn rate of our equity grants in comparison to the burn rate of our peer companies, as defined below in the section titled “Benchmarking Compensation.”

Third-Party Consultants

Under its charter, our Compensation Committee is authorized to retain a compensation consultant and has the sole authority to approve the consultant’s fees and other retention terms. While our Compensation Committee believes that using third-party consultants is an efficient way to keep current regarding competitive compensation practices, our Compensation Committee does not accord undue weight to the advice of outside professional advisors, but instead makes changes in our compensation program in light of whether the program’s intended objectives are being achieved. In 2011, our Compensation Committee used the services of one compensation consulting firm, Meridian Compensation Partners, LLC (“Meridian”). Meridian is an independent firm that does not provide any other services to us outside of executive compensation consulting to the Compensation Committee. Our Compensation Committee engaged and managed its relationship with the Meridian executive compensation consultants directly. In addition, Meridian reported directly to the Compensation Committee with respect to all executive compensation matters.

During 2011, the nature and scope of Meridian’s assignment with the Compensation Committee included advising the Compensation Committee, as it needed, with respect to all executive compensation matters under the Compensation Committee’s purview. The material elements of the instructions or directions given to Meridian with respect to the performance of its duties to the Compensation Committee included engaging Meridian to provide the Compensation Committee with: (1) a review of management’s 2011 executive compensation recommendations for our Senior Executive Management; (2) a review of alternatives for the Committee to consider regarding the 2011 compensation of the CEO; (3) a summary and observations of realized compensation at our E&C Peer Group; (4) a review of the peer groups used to assess the competitiveness of the Company’s executive compensation programs for the 2011-2012 compensation cycle; (5) an update on notable legislative and regulatory activities; (6) an evaluation regarding simplification of the Company’s executive compensation program; (7) a review of the peer group used to compare the Company’s total shareholder return when measuring the Company’s performance during the three-year period for the 2011 cash performance awards; (8) a competitive market study of executive compensation for the Senior Executive Management; (9) a review of supplemental retirement practices among the Company’s peers; (10) a review of Institutional Shareholder Services’ updated proxy voting guidelines; (11) a review of management’s 2012 executive compensation recommendations; and (12) a review of 2012 CEO pay alternatives.

Outside of providing executive and director advisory services to our Compensation Committee and our Board, Meridian provided no other services to us or our affiliates. In May 2011, after the Compensation Committee reviewed the independence factors approved by the Dodd-Frank Wall Street Reform and Consumer

Protection Act (the “Dodd-Frank Act”) for compensation consultants and considered Meridian’s independence based on such factors, the Compensation Committee confirmed Meridian’s independence and approved the continued retention of Meridian.

Benchmarking Compensation

In the design and administration of our 2011 executive compensation programs for our Named Executive Officers, our Compensation Committee primarily considered competitive market data from our E&C Peer Group (Diversified Peer Group for Andrew Farley). Our Compensation Committee also used its discretion and business judgment in determining overall compensation.

The E&C Peer Group is comprised of ten companies with primary operations in the engineering, construction, and services industry, against which we believe KBR most competes for employees and business. The median revenue of our E&C Peer Group as of December 31, 2010, was $5.83 billion. KBR’s 2010 revenue of $9.96 billion ranked at the 89th percentile of our E&C Peer Group. The compensation data for our E&C Peer Group was obtained from publicly available sources, including proxy statements and Form 4 and 8-K disclosures, and were not adjusted. Following is the list of companies that comprised the E&C Peer Group in 2011:

E&C Peer Group

AECOM Technology Corporation	Foster Wheeler Ltd	The Shaw Group Inc.
Chicago Bridge & Iron Company NV	Jacobs Engineering Group Inc.	URS Corp
EMCOR Group, Inc.	McDermott International, Inc.
Fluor Corp.	Quanta Services, Inc.

As a supplement to publicly-available data for the E&C Peer Group, and because there was not a current source of executive pay data for one of our Named Executive Officers, Mr. Farley, in our E&C Peer Group, a supplemental group of companies was selected to provide additional data for assessing the competitiveness of our compensation programs for our Named Executive Officers. The Diversified Peer Group consisted of 19 companies that were participants in AonHewitt’s Total Compensation Measurement™ Database (which was used by Meridian to analyze peer company compensation data that was not publicly available), crossing multiple manufacturing and operations-focused industries of similar size and scope as KBR. The companies were generally selected based on company revenue, size, complexity and performance, and the nature of their principal business operations with specific emphasis on engineering, heavy manufacturing, and industrial services. Consideration was also given to companies based in Houston. The median revenue of our Diversified Peer Group as of December 31, 2010, was $6.97 billion. KBR’s 2010 revenue of $9.96 billion ranked at the 66th percentile of our Diversified Peer Group. The Compensation Committee believes the Diversified Peer Group appropriately represents both the local Houston and the broader market for key management and technical talent. The companies that comprised the Diversified Peer Group in 2011 were: Baker Hughes Inc.; Borg Warner Inc.; Cameron International Corporation; CH2M Hill Companies, Ltd.; Chicago Bridge & Iron Company NV; Cooper Industries Ltd.; Cummins Inc.; Dover Corporation; Eaton Corporation; FMC Technologies Inc.; Foster Wheeler Ltd; Goodrich Corporation; ITT Corporation; McDermott International, Inc.; SAIC, Inc.; Service Corp International; The Shaw Group Inc.; Textron Inc.; and Waste Management Inc.

In May 2011, our Compensation Committee asked Meridian to review the appropriateness of the E&C and Diversified Peer Groups used in the assessment of the competitiveness of our executive compensation programs. The review considered several factors relating to the companies in both our E&C and Diversified Peer Groups, including an analysis of certain financial metrics drawn from AonHewitt’s Total Compensation Measurement™ Database (i.e., revenue, net assets, market capitalization, enterprise value, and number of employees), the business strategies of the peer group companies, the effects of corporate transactions, and the availability of market data. As a result of the review, Meridian concluded that the current peer groups were appropriate and continue to reflect the competitive market for executive and management talent.

CEO Pay for Performance

We believe in providing a strong link between our CEO’s compensation and the Company’s performance. Over the last five years, the changes in our CEO’s total compensation have been consistent with the Company’s strong stock performance in comparison to our E&C Peer Group’s stock performance. Specifically, with respect to our E&C Peer Group, our one-year TSR in 2011 (including dividends) ranked 4th out of 11 companies (including KBR). Our three-year TSR (including dividends) for the period January 1, 2009 to December 31, 2011 ranked 3rd out of the 11 companies in our E&C Peer Group (including KBR). Our five-year TSR for the period January 1, 2007 to December 31, 2011 ranked 3rd out of the 10 companies in our E&C Peer Group (including KBR but excluding AECOM Technology Corporation because it was not a public company until May 2007). We believe the changes in our CEO’s total compensation compared with the Company’s TSR performance are in part due to the emphasis our Compensation Committee places on linking our CEO’s compensation to the Company’s performance in both absolute and relative terms.

Specifically, a significant portion of our CEO’s compensation in 2011 was performance-based. The following pie chart shows the percentage of our CEO’s 2011 total compensation that is performance-based and the percentage that is not performance-based. The pie chart is not intended to replace the more detailed information provided in the Summary Compensation Table.

William P. Utt

Chairman of the Board, President & CEO

2011 Performance-Based and Non-Performance-

Based Compensation

¢ ¢

Performance-Based Compensation

Long-Term Incentives

Performance restricted stock units

Performance stock options

Performance cash awards

Short-Term Incentive

Annual cash bonus

SERP (portion related to annual cash bonus)

Non-Performance-Based Compensation

Salary

Nonqualified deferred compensation earnings

SERP (portion related to base salary)

Other compensation

Role of CEO in Compensation Decisions

During 2011, our CEO made recommendations to our Compensation Committee regarding the compensation and incentives for our Senior Executive Management. Our CEO also:

•	recommended performance measures, target goals and award schedules for short-term and long-term incentive awards, and reviewed performance goals for consistency with our projected business plan;

•	reviewed competitive market data for Senior Executive Management positions; and

•

developed specific recommendations regarding the amount and form of equity compensation to be awarded to our Senior Executive Management and the aggregate amount and form of equity compensation, by employee level, corporate function, and Business Group or Business Unit, as applicable, to be awarded below the Senior Executive Management level.

In addition to what our CEO did in his role, our Compensation Committee annually reviews and approves the compensation and incentive awards for our Senior Executive Management.

Executive Compensation Policies

Our executive compensation program procedures are guided by policies. Our policies set the parameters around those positions that require approval of compensation by our Compensation Committee and those where delegation to our CEO is authorized. The responsibilities outlined in our Compensation Committee’s charter are supported by an internal process that guides and details the actions to be taken by our Compensation Committee, our CEO, our Senior Executive Management, and staff. These processes coincide with our Compensation Committee’s annual calendar, which details the timing of compensation events and associated Compensation Committee actions.

Stockholder Advisory Votes

The most recent stockholder advisory proposal on executive compensation (“Say-on-Pay Proposal”) was presented to our stockholders during the Company’s annual meeting of stockholders on May 19, 2011. At that 2011 annual meeting, approximately 80% of the votes cast (in person and by proxy) on the Say-on-Pay Proposal were voted in favor of the proposal. Our Compensation Committee considered the results to be an affirmation of the stockholders’ support of our compensation policies and decisions, and we did not change our executive compensation decisions and policies in 2011 in direct response to the votes on our 2011 Say-on-Pay Proposal. However, we did make several changes to simplify our executive compensation program effective January 1, 2012, which are noted in the Executive Summary to this Compensation Discussion and Analysis. We will continue to consider the outcome of our say-on-pay vote results when determining future compensation policies and decisions for our Named Executive Officers.

The advisory vote on the frequency of the Say-on-Pay Proposal held at the Company’s 2011 annual meeting of stockholders was in favor of an annual vote. Accordingly, we determined that the Company will hold a Say-on-Pay Proposal each year until the next required advisory vote on the frequency of the Say-on-Pay Proposal, which will be at the Company’s annual meeting of stockholders in 2017.

Elements of Compensation

Our executive compensation program has been designed to ensure that KBR is able to attract and retain the ideal individual for a position and that its compensation plans support KBR’s strategies, focus efforts, help achieve business success, and align with KBR’s stockholders’ interests.

Our 2011 executive compensation program consisted of the following core elements:

A.	base salary;

B.	short-term incentives (annual);

C.	long-term incentives;

D.	supplemental retirement;

E.	severance and change-in-control protection; and

F.	other generally available benefits.

A. Base Salary

To determine base salary for our Senior Executive Management, our Compensation Committee relied primarily on (1) market data for comparable positions within the E&C Peer Group (Diversified Peer Group for Mr. Farley), (2) individual performance, and (3) internal equity. In addition to considering market comparisons in making salary decisions, our Compensation Committee exercised discretion and judgment based on the following factors:

•	level of responsibility;

•	experience in current role and equitable compensation relationships among our executives;

•	performance and leadership; and

•	external factors involving competitive positioning, general economic conditions, and marketplace compensation trends.

No specific formula is applied to determine the weight of each factor, and the factors are considered by the Compensation Committee in its discretion. Salary reviews are conducted annually in which individual performance is evaluated; however, individual salaries are not necessarily adjusted each year. Our Compensation Committee generally established base salaries at competitive levels, primarily using the median pay levels of comparable positions in the E&C Peer Group (the Diversified Peer Group for Mr. Farley) as reference points.

During the last quarter of 2010, our CEO presented our Compensation Committee with 2011 salary recommendations for our Named Executive Officers. Our CEO explained to the Compensation Committee that he initially considered the median salaries of comparable positions primarily in our E&C Peer Group and Diversified Peer Group, but took into account changes in responsibility, internal equity, and performance in determining his recommendations. In addition, Meridian presented its competitive compensation analysis of our Named Executive Officers’ compensation using E&C Peer Group proxy data and Diversified Peer Group data. After reviewing the information presented by our CEO and Meridian, our Compensation Committee approved our CEO’s recommendations effective January 1, 2011.

Our Compensation Committee approved increasing Ms. Carter’s base salary by 10% to $522,500 because of her strong performance and to move her closer to the median chief financial officer base salary of our E&C Peer Group, which was $555,888. Mr. Farley’s base salary was increased by 3% to $439,192 to approximate the median base salary for general counsel positions in our Diversified Peer Group because of his continued strong leadership with respect to our legal matters and based on internal equity with other Senior Executive Management. Mr. Rose’s base salary was increased by 5.6% to $475,000, because of his strong performance and leadership over our largest Business Group and to bring his salary closer to the median base salaries for group presidents of our E&C Peer Group, which was $578,042. Mr. Zimmerman’s base salary was not increased from $416,000.

In addition, our Compensation Committee separately reviewed our CEO’s salary. Based primarily on our Compensation Committee’s review of the data from our E&C Peer Group (as analyzed by Meridian) and a written appraisal of our CEO’s performance in 2010 submitted by the independent Board of Directors, our Compensation Committee elected to increase our CEO’s base salary by approximately 5.6% to $950,000, effective January 1, 2011, because of the strong performance evaluation that he received from the Board of Directors in December 2010. Our CEO’s salary prior to this increase was approximately 7% below the median salary of chief executive officers in our E&C Peer Group. After the increase to $950,000, our CEO’s salary was approximately 2% below the median salary of chief executive officers in our E&C Peer Group.

In addition to the base salary for 2011, our Compensation Committee approved providing our CEO with $100,000 and our other Senior Executive Management with $30,000 in supplemental base salary, which is paid with regular payroll and which is treated as base salary, except for purposes of determining any benefits or payments under any employee benefit or incentive compensation plans, programs, or agreements. These supplemental base salary payments were approved to provide our Senior Executive Management with additional compensation to make up for the fact that we do not provide perquisites and to be competitive with the companies of our E&C and Diversified Peer Groups that provide perquisites.

In December 2011, our Compensation Committee, based on recommendations from our CEO and Meridian’s review of the competitiveness of base salaries, elected to increase base salaries for our Named Executive Officers (other than the CEO) on average approximately 6.5% (excluding the additional $20,000 referenced below), to be effective January 1, 2012. In addition, our Compensation Committee separately reviewed our CEO’s salary. Based on our Compensation Committee’s review of the data from Meridian’s analysis of our E&C Peer Group and Diversified Peer Group and a written appraisal of our CEO’s performance in 2011 submitted by the independent Board of Directors, our Compensation Committee elected to increase the CEO’s base salary by approximately 5.3% to $1,000,000, effective January 1, 2012. In addition, our Compensation Committee increased the base salaries of our Named Executive Officers (other than the CEO) by $20,000 and our CEO by $50,000 to reflect the elimination of the base salary supplements approved in previous years as described in the paragraph above. In December 2011, our Compensation Committee approved eliminating the base salary supplements for our Named Executive Officers to simplify our executive compensation program.

B. Short-Term Incentives (Annual)

Our Named Executive Officers were eligible to participate in the Umbrella Program under the KBR Senior Executive Performance Pay Plan (the “Performance Pay Plan”) for the 2011 calendar year. The Performance Pay Plan is a performance program under the stockholder-approved KBR, Inc. 2006 Stock and Incentive Plan, as amended (the “KBR Stock and Incentive Plan”). Our Compensation Committee established the Performance Pay Plan to reward Senior Executive Management for improving financial results for stockholders of KBR and to provide a means to connect cash compensation directly to KBR’s short-term performance.

In March 2011, our Compensation Committee made the following changes to the Performance Pay Plan:

•

approved an Umbrella Program as a gateway performance metric under the Performance Pay Plan for the 2011 plan year (the Umbrella Program funds the payouts under the Performance Pay Plan as described further in this section and was established to gain tax efficiencies and to allow the Performance Pay Plan to satisfy Section 162(m) of the Internal Revenue Code whenever appropriate and consistent with our compensation philosophy);

•

stretched budgets by 10.36% for Earnings Per Share (“EPS”) and 8.48% for Services Business Unit Income, as well as implemented stretches in several other areas to add more difficulty to the Performance Pay Plan; and

•	added Forecast Accuracy to incentivize employees to provide the most accurate forecasts; and

•	reduced the target reward from 125% to 100%.

The Performance Pay Plan metrics are reviewed annually by our Compensation Committee. In March 2011, our Compensation Committee, based on the recommendation of our CEO, adopted the following performance metrics (and weightings) for the Corporate officers (which apply for Ms. Carter and Messrs. Farley, Rose, and Utt):

•	50% KBR EPS;

•	2.5% KBR Days Billed Accounts Receivable Outstanding (“DBAR”);

•	2.5% KBR Days Unbilled Accounts Receivable Outstanding (“DUAR”);

•	35% KBR Job Income Sold (“JIS”);

•	5% KBR Net Overhead Expense (“NOE”); and

•	5% Forecast Accuracy (“FCAST”).

Further, our Compensation Committee adopted the following performance metrics (and weightings) for the Business Group (“BG”) and Business Unit (“BU”) presidents (which apply for Mr. Zimmerman):

•	25% KBR EPS;

•	2.5% BG/BU DBAR;

•	2.5% BG/BU DUAR;

•	30% BG/BU Income before Corporate allocation and incentive expenses and accruals;

•	30% BG/BU JIS;

•	5% BG/BU NOE; and

•	5% FCAST.

In both of the schedules above, the most weight was placed on KBR EPS, KBR and BG/BU JIS, and BG/BU Income because we believe these are the most important metrics to drive KBR’s growth and to increase our stockholder’s value. The Performance Pay Plan performance metrics are defined as follows:

EPS measures net income from continuing operations divided by the weighted average number of fully diluted Company shares outstanding. This metric helps to align our Senior Executive Management with the interests of our stockholders because increasing our EPS generally increases the value of our stock. Target is the 2011 Stretch Budget, Threshold is Target minus 50%, and Maximum is Target plus 50%.

DBAR and DUAR measure the amounts owed, or to be owed, by customers. Lowering the number of days that our receivables are outstanding provides us with better cash flow for our future growth. Goals for Threshold (150% of Target), Target, and Maximum (50% of Target) were set for KBR in total. The result is based on the outstanding billed or unbilled receivables at the end of each fiscal quarter, quarterly revenue, and days in the quarter. The weighting for each quarterly measurement is 20% for each of the first, second, and third fiscal quarters and 40% for the fiscal quarter ended December 31, 2011.

BG/BU DBAR and BG/BU DUAR measure the amounts owed, or to be owed, by BG or BU customers. Lowering the number of days in invoicing our clients provides us with better cash management for future investment in the Company and to meet our future cash obligations. Goals for Threshold (150% of Target), Target, and Maximum (50% of Target) were set for each individual BG or BU. The result is based on the outstanding billed or unbilled receivables at the end of each fiscal quarter, quarterly revenue, and days in the quarter. The weighting for each quarterly measurement is 20% for each of the first, second, and third fiscal quarters and 40% for the fiscal quarter ended December 31, 2011.

BG/BU Income before Corporate allocation and incentive expenses and accruals measures BG or BU job income less BG or BU overhead plus any gains or losses on sales, and excludes incentive-related expenses. Individual BG or BU income targets were established to ensure that each BG or BU contributes to the success of KBR by setting income targets that help KBR increase stockholder value. Target is the 2011 Stretch Budget less 2011 one-time or unusual transactions, Threshold is Target minus 50%, and Maximum is Target plus 50%.

JIS or BG/BU JIS measures the actual income from new project awards or growth, amendments, or scope adjustments to our existing projects as a whole, with respect to JIS, or for each BG or BU, with respect to BG/BU JIS. JIS for 2011 is based on a 10% growth from the 2011 Stretch Budget figures for 2012, assuming a target level of job income is in backlog as of December 31, 2011, or the 2011 Budget figure, whichever is higher. Winning new contracts and maintaining existing ones is essential to KBR’s future growth. BG/BU JIS helps measure and reward sales performance and promotes growth within each BG or BU. Threshold is Target minus 50%, and Maximum is Target plus 50%.

FCAST measures the accuracy of the forecasting of business unit income (excluding incentive-related expenses) by the BG or BU, as applicable, or general and administrative expense/overhead (excluding incentive-related expenses) for each of the Corporate Departments and Ventures for each quarter compared to the actual results achieved for the quarter. The quarterly performance shall be binary around a tolerance of +/- 15%. Each quarter counts equally. Target is three forecasts within 15% of actual, Threshold is two forecasts within 15% of actual, and Maximum is four forecasts within 15% of actual. Discretion may be provided for extraordinary events during the quarter. The forecasting dates for each quarter are as follows: (1) First Quarter, outlook due on or before January 24, 2011, (2) Second Quarter, forecast due on or before April 19, 2011, (3) Third Quarter, outlook due on or before July 18, 2011, and (4) Fourth Quarter, forecast due on or before September 6, 2011.

NOE measures corporate general and administrative overhead expense less any recoveries and without the expense and accruals related to short-term and long-term incentives. Lowering overhead through efficiencies and innovation is essential for our businesses. Not only does it increase profitability, but it allows us to be more competitive and successful in winning new contracts and maintaining existing ones. Target is the 2011 Budget, Threshold is Target plus 20%, and Maximum is Target minus 20%.

BG/BU NOE measures BG or BU sales, general and administrative overhead expense less any recoveries without accruals related to short-term and long-term incentives. This metric is intended to accomplish the same positives for us as NOE, but at a BG/BU level. Target is the 2011 Budget, Threshold is Target plus 20%, and Maximum is Target minus 20%.

The Umbrella Program provides a bonus pool to fund any payouts under the Performance Pay Plan and to allow for full tax deductibility of the bonuses paid to our Senior Executive Management. The bonus pool is based on a single performance metric. The performance metrics above are intended to be sub-performance metrics that are subject to satisfying the bonus pool performance metric under the Umbrella Program. The bonus pool is based on 3% of pre-tax net income. Pre-tax net income is defined as income from continuing operations before income taxes and non-controlling interests as provided in KBR’s audited financials. Subject to the exercise of negative discretion by the Compensation Committee, participating Named Executive Officers are awarded a percentage of the bonus pool each year. The awarded percentages are set at the beginning of each year. These percentages were determined by dividing each officer’s target bonus by the total target bonuses of the Senior Executive Management in the bonus pool.

Earned awards under the Performance Pay Plan are paid only to the extent of, the lesser of (i) a Named Executive Officer’s earned amount under the Umbrella Program (subject to any negative discretion applied) and (ii) the amount otherwise payable under the performance metrics above after the exercise of any discretion with respect to those performance metrics. Discretion under the Umbrella Program may only be negative to comply with Section 162(m) of the Internal Revenue Code. The discretion under the sub-performance metrics may be positive or negative up to the Umbrella funding available.

At the end of the year, the Compensation Committee can reduce the payment amount due (if any) to a Named Executive Officer under the Umbrella Program (including the Performance Pay Plan) by up to 100%.

In March 2011, our Compensation Committee, based on the recommendation of our CEO, decided to reduce the target reward under the Performance Pay Plan from 125% to 100%, and the maximum reward from 250% to 200%, which was generally consistent with how the Performance Pay Plan had been operated in the past after negative discretion was applied. The threshold payout level remained at 50%. The Compensation Committee’s negative discretion limit for individual performance was increased from up to 40% to up to 100% of the attained goals. The negative discretion limit was increased to give our Compensation Committee the ability to address any unforeseen events. Several factors used in applying negative discretion include: KBR Safety, one-time or non-recurring events in the 2011 Budget or that affect 2011 performance, expected 2011 LOGCAP performance, and Named Executive Officer’s personal goals. The level of achievement of the annual performance metrics determines the dollar amount of incentive compensation payable to participants; provided, however, that the metric under the Umbrella Program is satisfied.

When establishing target levels for the incentive reward schedule for 2011, the Compensation Committee considered, among other things, projected Company performance, strategic business objectives, and forecasted general business and industry conditions. Generally, award target levels reflect the benchmarking objectives set by our Compensation Committee and are generally intended to approximate the 50th percentile of our E&C Peer Group (using the Diversified Peer Group data for additional input) for good performance and between the 50th and 75th percentile for outstanding performance. At the time the target levels are established, the outcome is intended to be substantially uncertain but achievable, and to require better than expected performance from our executives. Our Compensation Committee may adopt different target levels for its annual incentive reward schedule from time to time, as it deems appropriate.

In December 2010, our Compensation Committee met to determine the 2011 target award percentages for our Named Executive Officers. The target award percentages among our Named Executive Officers were generally set to be consistent with the median target awards of similar positions among our E&C Peer Group (Diversified Peer Group with respect to Mr. Farley). Our Compensation Committee elected to increase the target award percentage for Ms. Carter and Mr. Rose by 10% to 80% because of their strong performance in 2010 and for internal equity purposes. With respect to Mr. Zimmerman, our Compensation Committee elected to keep his target award percentage at 70% given the smaller size of his Business Unit. With respect to Mr. Farley, our Compensation Committee elected to raise his target award percentage by 5% to 70%, which was similar to the median target bonus of general counsels in our Diversified Peer Group. With respect to Mr. Utt, our Compensation Committee elected to maintain his target bonus at 100%, which was slightly below the median target bonus of chief executive officers in our E&C Peer Group, which was 113%. The bonus award opportunities were based on a percentage of base salary1 assuming attainment of specified threshold, target, and maximum performance levels, which were, respectively: (i) for Messrs. Farley and Zimmerman, 35%, 70%, and 140%, (ii) for Ms. Carter and Mr. Rose, 40%, 80%, and 160%, and (iii) for Mr. Utt, 50%, 100%, and 200%.

In February 2012, our Compensation Committee certified the results under the Umbrella Program (including the sub-performance metrics under the Performance Pay Plan) for the 2011 plan year. Based on the recommendation of our CEO, the Compensation Committee elected to remove the benefit of the Barracuda-Carratinga tax impact on the earnings per share sub-performance metric. After this substantial negative adjustment, our Compensation Committee elected to apply, on average, 11.25% positive discretion to the sub-performance metric results for Ms. Carter and Messrs. Farley, Rose, and Zimmerman based on individual performance. In March 2012, our Compensation Committee elected to apply approximately 11.4% negative discretion to the sub-performance metric result for Mr. Utt based primarily on the less than expected financial results of the Roberts & Schaefer acquisition. All discretion applied was intended to be in full compliance with Section 162(m) of the Internal Revenue Code and did not cause the final payouts to exceed the available funds under the Umbrella Program based on the certified 3% of net income metric.

[1]	Base salary for purposes of the Performance Pay Plan does not include certain supplemental base salary payments for our Senior Executive Management. With respect to our CEO, $100,000 was excluded, and for all other Senior Executive Management, $30,000 was excluded for 2011.

2011 Short-Term Incentives Table

Named Executive Officer	Umbrella Program 3% Net Income Allocation %	Umbrella Funding Available Up to 200% Maximum of Performance Pay Plan ($)	2011 Short-Term Incentives (Annual Cash Incentive Compensation)			Performance Metric Goals		Goal Attainment Level (Dollar Amounts in Millions, Except for EPS, which is in Dollars)
			Target ($)	Maximum ($)	Actual ($)	Goal	Weighting (%)	Target	Maximum	Actual
William P. Utt	26%	1,900,000	950,000	1,900,000	850,000	KBR EPS ($)	50	2.45	3.68	2.72	*
						Days Billed	2.5	43.0	21.5	54.0
						Days Unbilled	2.5	15.0	7.5	19.0
						KBR Job Income Sold ($)	35	1,624.5	2,436.8	1,107.2
						KBR Net Corp. Overhead (overall) ($)	5	214.3	171.4	193.2
						Forecast Accuracy	5	3	4	3
Susan K. Carter	11%	836,000	418,000	836,000	443,289	KBR EPS ($)	50	2.45	3.68	2.72	*
						Days Billed	2.5	43.0	21.5	54.0
						Days Unbilled	2.5	15.0	7.5	19.0
						KBR Job Income Sold ($)	35	1,624.5	2,436.8	1,107.2
						KBR Net Corp. Overhead (Corporate Finance) ($)	5	214.3	171.4	193.2
						Forecast Accuracy	5	3	4	3
John L. Rose	10%	760,000	380,000	760,000	383,800	KBR EPS ($)	50	2.45	3.68	2.72	*
						Days Billed	2.5	43.0	21.5	54.0
						Days Unbilled	2.5	15.0	7.5	19.0
						KBR Job Income Sold ($)	35	1,624.5	2,436.8	1,107.2
						KBR Net Overhead (overall) ($)	5	214.3	171.4	193.2
						Forecast Accuracy	5	3	4	3
Andrew D. Farley	8%	614,869	307,434	614,869	456,233	KBR EPS ($)	50	2.45	3.68	2.72	*
						Days Billed	2.5	43.0	21.5	54.0
						Days Unbilled	2.5	15.0	7.5	19.0
						KBR Job Income Sold ($)	35	1,624.5	2,436.8	1,107.2
						KBR Net Corp. Overhead (Corporate Legal) ($)	5	214.3	171.4	193.2
						Forecast Accuracy	5	3	4	4
David L. Zimmerman	8%	582,400	291,200	582,400	213,741	KBR EPS ($)	25	2.45	3.68	2.72	*
						BU Days Billed	2.5	40.0	20.0	58.7
						BU Days Unbilled	2.5	11.0	5.5	12.7
						BU Income ($)	30	107.4	161.1	65.6
						BU Job Income Sold ($)	30	200.6	300.9	113.7
						BU Net Overhead ($)	5	55.2	44.2	59.4
						Forecast Accuracy	5	3	4	1

*	Excludes the Barracuda-Carratinga tax impact of $0.44 per share.

In March 2012, our Compensation Committee adopted revised performance metrics and target reward percentages under the Performance Pay Plan for the 2012 calendar year. For both KBR Corporate and the Business Groups/Units, our Compensation Committee adopted the following revised performance metrics (and weightings): (1) KBR EPS (25%), (2) KBR/BG/BU DBAR (2.5%), (3) KBR/BG/BU DUAR (2.5%), (4) KBR/BG/BU Job Income (25%), (5) KBR/BG/BU JIS (35%), (6) KBR/BG/BU NOE (5%), and (7) KBR/BG/BU Recordable Safety Incident Rate (5%). In addition, our Compensation Committee decided to reduce the threshold reward under the Performance Pay Plan for the 2012 calendar year from 50% to 25%. The target and maximum reward payout levels remained at 100% and 200%, respectively. The Umbrella Program metric was maintained at 3% of pre-tax net income.

C. Long-Term Performance Incentives

KBR has two long-term incentive plans, the KBR Stock and Incentive Plan and the Transitional Stock Adjustment Plan. Under the KBR Stock and Incentive Plan, our Compensation Committee made the following grants to our Named Executive Officers in 2011: (1) KBR Performance Cash Awards, (2) KBR Performance Restricted Stock Units, and (3) KBR Performance Stock Options. A description of the KBR Stock and Incentive Plan, the methodology used by our Compensation Committee to determine the mix of awards to grant, and the KBR Performance Cash Awards, KBR Performance Restricted Stock Units, and KBR Performance Stock Options granted under the KBR Stock Incentive Plan are provided below.

KBR Stock and Incentive Plan

We use long-term performance incentives to achieve the following objectives:

•	reward consistent achievement of value creation and operating performance goals;

•	align management’s interests with stockholders’ interests; and

•	encourage long-term perspectives and commitment.

Long-term incentives represent the largest component of total executive compensation opportunity for our executives. We believe this is appropriate given our belief that executive pay should be closely tied to stockholders’ interests.

The KBR Stock and Incentive Plan provides for a variety of cash and stock-based awards, including nonqualified and incentive stock options, restricted stock/units, performance shares/units, stock appreciation rights, and stock value equivalents, also known as phantom stock. The KBR Stock and Incentive Plan allows the Compensation Committee the discretion to select from among these types of awards to establish individual long-term incentive awards. Our Compensation Committee met in December 2010 to review the amount of shares available under the KBR Stock and Incentive Plan for future stock-based awards and to review the CEO’s recommendations on the value of the long-term incentive awards to our Senior Executive Management. In addition, the Committee met in March 2011 to review and approve the amount and appropriate mix of long-term incentive awards to be granted to our Named Executive Officers.

For purposes of establishing the amount of the long-term incentive awards, our Compensation Committee engaged Meridian to provide our Compensation Committee with a review of our Named Executive Officer’s long-term incentive compensation. In March 2011, the Compensation Committee elected to increase the long-term incentive award levels of our Named Executive Officers closer to the 50th percentile of our E&C Peer Group (for Mr. Farley, the Diversified Peer Group) when also considering the contributions on behalf of the Named Executive Officers to our SERP. This resulted in long-term incentive target values of $5,000,000 for Mr. Utt, $850,000 for Ms. Carter, $750,000 for Mr. Rose, $625,000 for Mr. Zimmerman, and $700,000 for Mr. Farley. Mr. Utt’s target value was at 108% of the median of the E&C Peer Group. Mr. Farley’s target value was at 101% of the median of the Diversified Peer Group. The other three Named Executive Officers’ target values were on average approximately 68% of the median of the E&C Peer Group. These were kept farther below the median than Messrs. Utt or Farley because of short tenure, in Ms. Carter’s case, and because of internal equity in the cases of Messrs. Rose and Zimmerman.

Long-term incentive awards were delivered through a combination of cash-based performance awards and equity-based performance restricted stock units and stock options. Granting a mix of incentives allows us to provide a diversified yet balanced long-term incentive program that effectively addresses volatility in our industry and in the stock market and maintains an incentive to meet performance goals. Our Compensation Committee granted our Named Executive Officers a mixture of 60% performance cash awards (based on target value), 25% performance stock options, and 15% performance restricted stock units under the KBR Stock and

Incentive Plan. The Committee concluded that this mix of performance cash awards, performance stock options, and performance restricted stock units was consistent with the Company’s pay for performance objectives. Specifically, the performance stock options and performance restricted stock units (i) are directly tied to our stock price performance and, therefore, directly to stockholder value and (ii) provide a significant incentive for our Named Executive Officers to remain with the Company. The performance cash awards focus executives to improve long-term returns and reward performance relative to industry peers. Our Compensation Committee reviewed the mix of equity awards of our E&C Peer Group and Diversified Peer Group, which provided, on average, 26% to 36% performance units and the remainder split between restricted stock and options. Our Compensation Committee awarded a much higher percentage of performance cash awards (60%) than either of our peer groups because our Compensation Committee believes that emphasizing sustained total shareholder return is more likely to increase sustained stockholder value. Our Compensation Committee decided in favor of granting stock options in addition to restricted stock units under the KBR Stock and Incentive Plan as a replacement for a portion of the restricted stock units that our Compensation Committee elected not to grant due to limits under the KBR Stock and Incentive Plan.

In March 2012, our Compensation Committee approved granting a similar long-term incentive award mixture of 60% performance cash awards, 25% performance stock options, and 15% performance restricted stock units under the KBR Stock and Incentive Plan.

KBR Performance Cash Awards

The KBR Performance Cash Awards are long-term incentive awards designed to provide selected executives with specified incentive opportunities contingent on the level of achievement of a pre-established Corporate performance objective. When establishing target levels of Corporate performance, our Compensation Committee considered, among other things, projected Company performance, strategic business objectives, and forecasted general business and industry conditions. At the time the target levels were established, the outcome was intended to be substantially uncertain, but achievable, and to require better than expected performance from our executives. The KBR Performance Cash Awards may only be paid in cash.

The 2011 KBR Performance Cash Awards were granted to our Named Executive Officers on March 9, 2011. Our Compensation Committee elected to remove the 25% weighted measure of KBR’s Return on Capital (“ROC”) from the KBR Performance Awards granted in 2011 and increase the TSR weighting from 75% to 100%. The Committee’s rationale for making this change was to place more emphasis on a metric that is aligned more closely with our stockholders’ interests and to place more emphasis on a relative performance metric rather than an absolute one. Each KBR Performance Award has a target value of $1.00. For the KBR Performance Cash Awards granted in 2011, performance is based 100% on the average TSR, as compared to our 2011 TSR peer group (AECOM Technology Corp., Chicago Bridge & Iron Company NV, Chiyoda Corp., Fluor Corp., Foster Wheeler Ltd, Jacobs Engineering Group Inc., JGC Corp., Saipem, The Shaw Group Inc., Technip, Quanta Services, Inc., and URS Corp.). The performance award cycle runs from January 1, 2011, to December 31, 2013. The TSR performance metric directly ties the payouts of our KBR Performance Cash Awards to KBR’s average TSR performance relative to its peers, which promotes the interests of our stockholders. The Compensation Committee determined the number of KBR Performance Cash Awards for each Named Executive Officer by multiplying the total long-term incentive target value by 60% and dividing the product by $1.00 (the target value of each KBR Performance Award). The Compensation Committee established the amount of the total long-term incentive value as described above in the section titled “KBR Stock and Incentive Plan. Our Compensation Committee decided to use $1.00 as the target value for each KBR Performance Award for the purpose of administering and communicating the award to participants. In addition, the use of $1.00 as a target value for each KBR Performance Award is a means of expressing the value of each award since the number of KBR Performance Cash Awards were granted based on the total target value of long-term incentive awards. The actual value of a KBR Performance Award may increase to a maximum of 200% of $1.00, or $2.00, or decrease to below threshold to 0% of $1.00, or $0.00. The value of KBR Performance Cash Awards for performance between threshold and target or target and maximum will be calculated using linear interpolation. A 3-year performance award cycle was adopted because of the ability to provide for retention.

Beginning with the KBR Performance Cash Awards granted in 2010, the Compensation Committee, based on recommendations from its consultant, elected to measure TSR based on a sustained approach rather than the cumulative approach that was adopted for measuring TSR under the KBR Performance Cash Awards granted in 2009 and prior. The Compensation Committee believed that the cumulative (point to point) approach to measure TSR did not discern sustained performance over the three-year performance period. To measure sustained performance, the Compensation Committee adopted the proposal to measure each peer group company’s TSR every quarter during the three-year performance period, indexed back to the start of the three-year performance period, in this case, January 1, 2011, and rank KBR’s average quarterly indexed TSR relative to the average quarterly indexed TSR of KBR’s peers. The average TSR for a company for the three-year performance period is the sum of the TSRs of the company measured at the end of each calendar quarter during the three-year performance period, divided by 12. The Compensation Committee believes that the sustained approach is better because it does not overemphasize a single ending point, but rather considers how investors may fare at different points over the entire three-year performance period.

The peer group used for our TSR percentage is slightly different than our E&C Peer Group used for benchmarking compensation of our Named Executive Officers, as described above under the section titled “Benchmarking Compensation.” In our E&C Peer Group, EMCOR Group, Inc. and McDermott International, Inc. replaced the foreign companies used for our TSR percentage, Chiyoda Corp., JGC Corp., Saipem, and Technip, due to difficulties in determining compensation data for foreign companies and to provide our Compensation Committee with sufficient data to make meaningful compensation comparisons to the marketplace. The TSR percentage is calculated by subtracting KBR’s TSR ranking as compared to the peer group from the total number of companies in the peer group, including KBR, dividing the difference by the number of companies in the peer group excluding KBR, and multiplying the quotient by 100%. Assuming a peer group of 13 companies (including KBR), the TSR rankings and corresponding percentages are shown in the table below.

LTI TSR Calculation Method
Performance Level	Ranking	Percentile*	Payout	100% Weighting
	1	100.0%	200.0%	200.0%
	2	91.7%	200.0%	200.0%
Maximum	3	83.3%	200.0%	200.0%
	4	75.0%	175.1%	175.1%
	5	66.7%	150.2%	150.2%
	6	58.3%	124.9%	124.9%
Target	7	50.0%	100.0%	100.0%
	8	41.7%	83.4%	83.4%
	9	33.3%	66.6%	66.6%
Threshold	10	25.0%	50.0%	50.0%
	11	16.7%	0.0%	0.0%
	12	8.3%	0.0%	0.0%
	13	0.0%	0.0%	0.0%

*	Rounded to 1 decimal place

Percentile for TSR purposes

Percentile = (n - r) * 100%

        (n - 1)

where:

n	= number of Peer Group companies (including KBR)

r	= KBR ranking in the list of companies (including KBR)

After the end of each performance award cycle, our Compensation Committee will determine the extent to which the performance goal has been achieved, and the amount of the performance award will be computed for each selected executive in accordance with the table below. For results between Threshold and Target and Target and Maximum, the Performance Percentage earned is determined by linear interpolation between the two applicable standards based on the results achieved for the TSR performance measure. The following table shows the manner in which the earned value of the KBR Performance Cash Awards is determined.

Determination of the “Earned” Value of KBR Performance Cash Awards

Performance Percentage	Weighting	<Threshold 0%	Threshold 50%	Target 100%	Maximum 200%
Company’s Average TSR Rank with Peer Group Members’ Average TSR	100%	<25th	25th	50th	83rd

For TSR, achievement of the 25th percentile results in a 50% target payout, the 50th percentile in a 100% target payout, and the 83rd percentile in a 200% target payout.

In February 2012, our Compensation Committee certified the results for the KBR Performance Cash Awards that were granted in March 2009. The following table is a summary of the 2009 KBR Performance Cash Awards for the January 1, 2009, to December 31, 2011, performance period and amounts actually paid for each of our Named Executive Officers. Ms. Carter did not participate because she was not an employee of the Company when the 2009 KBR Performance Cash Awards were granted.

Payout Table for 2009-2011 KBR Performance Cash Award Period

Named Executive Officer	2009 Long-Term Incentive Payout			Return on Capital (50% Weighting)			Total Shareholder Return (50% Weighting)
	Target ($)	Max ($)	Actual ($)	Target (%)	Max (%)	Actual (%)	Target (rank)	Max (rank)	Actual (rank)
William P. Utt	1,608,000	3,216,000	2,453,808	12.6	24.5	15.6	50th	75th	70th
John L. Rose	281,400	562,800	429,416	12.6	24.5	15.6	50th	75th	70th
Andrew D. Farley	241,200	482,400	368,071	12.6	24.5	15.6	50th	75th	70th
David L. Zimmerman	281,400	562,800	429,416	12.6	24.5	15.6	50th	75th	70th

The portion of the payout tied to ROC (50% weighting) was partially earned at 15.6%, which results in a payout between target and maximum for ROC, calculated by linear interpolation, or target plus 25.2%. With respect to the portion tied to TSR (50% weighting), a ranking in the target 50th percentile results in target payout, and a ranking in the maximum 75th percentile results in a maximum payout. Therefore, a ranking in the 70th percentile results in a payout between target and maximum for TSR, calculated by linear interpolation, or target plus 80%. Based on reaching the 70th percentile for the year, the portion of the payout tied to TSR was $1,447,200, $253,260, $217,080, and $253,260 for Messrs. Utt, Rose, Farley, and Zimmerman, respectively. Each of their combined total 2009 KBR Performance Cash Award was 152.6% of maximum combined target payout shown in the table.

As can be seen by the results of the KBR Performance Awards granted in 2009, the KBR Performance Awards accomplished the goals that they were designed to promote, the interests of our stockholders and our employees’ efficiency in using the Company’s capital. Our share price against our KBR Performance Award peers was in the top 30%. In addition, our ROC, which was 13.6% last year, increased by approximately 15%.

KBR Performance Restricted Stock Units

Our Compensation Committee granted our Named Executive Officers performance restricted stock units that are subject to a five-year graded vesting schedule, based on service with the Company. In addition to service vesting, the vesting of 100% of our Senior Executive Management’s performance restricted stock units is subject to the Company having net income greater than or equal to $0 for the calendar year preceding the annual vesting date, which puts a major component of our Named Executive Officers’ total annual compensation directly at risk and subject to the performance of the Company. In addition, dividend equivalents accrue on performance restricted stock units at the same time dividends are paid to common stockholders but are not paid unless and until the performance requirement is satisfied. If the performance requirement is not satisfied on performance restricted stock units, then the accrued dividends with respect to such performance restricted stock units are forfeited. The Compensation Committee determined the number of performance restricted stock units for each Named Executive Officer by multiplying the total long-term incentive target value by 15% and dividing the product by the fair market value of our common stock on the date of grant. The Compensation Committee established the amount of the total long-term incentive value as described above in the section titled “KBR Stock and Incentive Plan.” The Compensation Committee selected a five-year vesting schedule to facilitate retention and provide incentives to enhance long-term value. The five-year schedule exceeds the minimum vesting period mandated in the KBR Stock and Incentive Plan for grants of restricted stock units. Specifically, other than a small, limited number of shares, the KBR Stock and Incentive Plan prohibits the granting of restricted stock units with less than a three-year graded vesting schedule.

KBR Performance Stock Options

Our Compensation Committee granted our Senior Executive Management nonqualified performance stock options that are subject to a three-year graded vesting schedule, based on service with the Company. The KBR Stock and Incentive Plan has no minimum vesting period mandated for stock options; however, the Compensation Committee imposed a three-year vesting period consistent with past practice. In addition, the vesting of 100% of our Senior Executive Management’s nonqualified performance stock options is subject to similar net income requirements as the KBR performance restricted stock units described above. The exercise price of our nonqualified performance stock options is equal to the fair market value of our common stock on the grant date. The Compensation Committee determined the number of nonqualified performance stock options for each Named Executive Officer by multiplying the total long-term incentive target value by 25% and dividing the product by the Black Scholes’ value of the nonqualified stock option on the date of grant. The Compensation Committee established the amount of the total long-term incentive value as described above in the section titled “KBR Stock and Incentive Plan.”

Total Equity Awards Outstanding for All Employees and Directors

As of December 31, 2011, under the Transitional Stock Adjustment Plan, 14,584 shares of restricted stock had not yet lapsed and 415,940 stock options were outstanding. In addition, under the KBR Stock and Incentive Plan, 818,914 shares of restricted stock and restricted stock units had not yet lapsed and 2,484,259 of stock options were outstanding.

D. Supplemental Retirement

We maintain the following nonqualified deferred compensation plans: (1) KBR Supplemental Executive Retirement Plan, (2) KBR Elective Deferral Plan, (3) KBR Benefit Restoration Plan, and (4) KBR Dresser Deferred Compensation Plan. Our Compensation Committee approved these plans in April 2007 in order to provide a continuation of benefits to our employees who were entitled to such benefits under our prior parent’s nonqualified plans. Our Compensation Committee continues to maintain these plans because they are offered by many of the companies in our E&C Peer Group.

KBR Supplemental Executive Retirement Plan (Partially Performance-Based) (Frozen Effective January 1, 2012)

The KBR Supplemental Executive Retirement Plan (the “SERP”) was established to provide competitive retirement benefits (based on a review of our E&C Peer Group and Diversified Peer Group data) to selected executives of KBR. Determinations as to who would receive an allocation for a particular plan year and the amount of the allocation are made in our Compensation Committee’s sole discretion. In December 2010, the Compensation Committee met to review the SERP participation requirements and allocation percentage for 2011. Because the Compensation Committee had reviewed the appropriateness of the SERP recently (in May 2009), it decided that it would continue with the same participation and vesting requirements and allocation amount for the 2011 plan year as it did in 2010 and it would continue to monitor the appropriateness of the SERP. Our Compensation Committee approved an allocation equal to 26% of the sum of the (i) base salary and (ii) annual cash bonus for our CEO and each member of our Senior Executive Management over the age of 50. The portion of the allocation related to the annual cash bonus is entirely performance-based and at risk of forfeiture.

The 26% allocation rate reflects a goal of achieving a reasonable replacement of income (based on Company contributions to both the SERP and our qualified 401(k) plan), assuming a scenario in which the executive began work at KBR at age 25, began participating in the SERP at age 50, and retired from KBR at age 65. To simplify the administration of the SERP and to shift the risk of not achieving a reasonable replacement income away from KBR, our Compensation Committee elected to use an approximate, average allocation rate to achieve this result — that is, to use a defined contribution SERP rather than a defined benefit SERP. Consequently, the actual replacement income for each participant will depend on his or her length of vested time in the SERP, actual salary increases, and investment returns. Benefits under the SERP are payable upon a termination of employment.

In October 2011, our Compensation Committee met to review the role of the SERP as part of the total compensation program for our Senior Executive Management. Our Compensation Committee also reviewed the competitiveness of the SERP relative to market practices, external considerations, and SERP alternatives. Based on this review, in December 2011, our Compensation Committee met and decided to freeze future SERP contributions beginning in 2012 to simplify our compensation program and to be consistent with our E&C Peer Group.

KBR Elective Deferral Plan

Our Named Executive Officers may participate in the KBR Elective Deferral Plan, a nonqualified deferred compensation plan, to meet their retirement and other future income needs. Benefits under this plan are payable upon a termination of employment (or a specified future date).

KBR Benefit Restoration Plan

Our Named Executive Officers may participate in the KBR Benefit Restoration Plan, a nonqualified plan that provides a vehicle to restore qualified plan benefits that are reduced as a result of limitations imposed under the Internal Revenue Code or due to participation in other Company sponsored plans. Benefits under this plan are payable upon a termination of employment.

KBR Dresser Deferred Compensation Plan — Frozen Prior to our Initial Public Offering

One of our Named Executive Officers, Mr. Rose, participates in the KBR Dresser Deferred Compensation Plan, an unfunded, frozen deferred compensation plan, which was established to continue to provide benefits under the Dresser Industries, Inc. Deferred Compensation Plan sponsored by our prior parent.

Defined Benefit Retirement Plan

Our Named Executive Officers do not participate in any KBR sponsored defined benefit pension plans.

E. Severance and Change-in-Control Protection

In 2008, our Compensation Committee desired for our Named Executive Officers and certain other senior executive officers of the Company to enter into severance and change-in-control agreements (the “Agreement”) with the Company for several reasons. Providing termination benefits under a severance and change-in-control agreement allows the Company to be competitive with the practices of its E&C Peer Group as well as the general market. Also, the specific terms for receiving termination benefits under the Agreement provide a means to motivate and retain key employees of the Company. Noncompetition and clawback provisions provide protection for the Company by ensuring that the Company’s trade secrets and confidential information are safeguarded and that the Company retains rights to recover any termination benefits paid in the event of material evidence of an executive’s malfeasance. In addition, the Compensation Committee elected for the Agreement to require a double-trigger change-in-control termination (i.e., the occurrence of both a change-in-control and a termination of employment within two years following the change-in-control event) in order for an executive to receive change-in-control benefits. This double-trigger replaced the single-trigger that our Named Executive Officers had in their restricted stock/units and stock options agreements with respect to a change-in-control. In addition, an excise tax gross-up provision was added consistent with market practice at the time. Our Compensation Committee understands that in light of the financial crisis over the last three years, excise tax gross-ups may no longer be an appropriate component of executive compensation packages. Consequently, in March 2009 our Compensation Committee publicly committed to rejecting any proposals that request new excise tax gross-ups. Our Compensation Committee reconfirms that commitment, which is evidenced by each new Agreement we have entered into since March 2009, none of which have provided an excise tax gross-up.

Each of our Named Executive Officers (other than Ms. Carter) entered into the Agreement in 2008, and they continue to have the same Agreement that they had in 2008. In October 2009, the Compensation Committee offered the Agreement to Ms. Carter because each of our other Senior Executive Management had an Agreement. The Agreement with Ms. Carter is similar to the Agreements with the other Named Executive Officers (other than Mr. Utt), except that it does not include an excise tax gross-up consistent with the Compensation Committee’s commitment to reject any proposals that request new excise tax gross-ups. Specifically, the Agreement will terminate automatically on the earlier of (i) the executive’s termination of employment with the Company or (ii) in the event of a change-in-control during the term of the Agreement, two years following the change-in-control. The Agreement provides for (i) severance termination benefits (prior to a change-in-control), (ii) double-trigger change-in-control termination benefits (on or after a change-in-control), and (iii) death, disability, and retirement benefits. As a condition of receipt of these benefits (other than the death and disability benefits), the executives must first execute a release and full settlement agreement. The Agreement contains customary confidentiality, noncompetition, and nonsolicitation covenants, as well as a mandatory arbitration provision. In addition, the Agreement contains a clawback provision that allows the Company to recover any benefits paid under the Agreement if the Company determines within two years after the executive’s termination of employment that his employment could have been terminated for Cause. The Agreement provides that all unvested stock options, stock appreciation rights, restricted stock, restricted stock units, and performance cash awards granted to the executive by the Company will be forfeited upon severance. Such awards, however, will fully vest upon a double-trigger change-in-control termination. Mr. Utt’s Agreement continues to have an exception for his restricted stock and restricted stock units granted on or before April 9, 2007, such that upon severance, such awards will not be forfeited. This exception for Mr. Utt was made as a compromise for him to give up his rights of full vesting under his former employment agreement.

F. Other Generally Available Benefits

Generally, our Named Executive Officers participate in the same retirement and health and welfare programs as our other employees. In 2011, our Named Executive Officers participated in the Kellogg Brown &

Root, Inc. Retirement and Savings Plan. Pursuant to this plan, we made employer matching contributions equal to 5.5% of eligible compensation. Their health care and insurance coverage is the same as that provided to active employees.

Our Compensation Committee generally does not offer perquisites to our Senior Executive Management, unless generally available to other Company employees, except for the security arrangement described below. An example of a benefit that is generally available to other Company employees would be the tax equalization payment Ms. Carter received in 2010 in connection with her business-related relocation, which is consistent with our standard KBR Relocation Policy for the Americas Region, U.S., and Canada Operations that is offered to all employees who receive a relocation package. Our executives do not have company cars or car allowances. To allow for maximum efficiency and productive use of time, one Company-leased car and a driver is provided in Houston for use by our Named Executive Officers and others for business purposes, except that our Named Executive Officers may use the Company-leased car and a driver for limited personal use only if the car is not being used by another Named Executive Officer for business purposes at that time. In addition, we reimbursed our Named Executive Officers for spousal travel in connection with business-related travel.

Security Arrangements

During the summer of 2011, the Company provided Mr. Utt with 24-hour, 7-day-a-week security coverage at his personal residence for a period of 36 days (June 10, 2011 to July 15, 2011) based on the strong recommendation of the Company’s Vice President of Security due to creditable security threats. We believe that all Company-incurred security costs are reasonable and necessary and for the Company’s benefit. The security expenses are included in the “All Other Compensation” columns of the Summary Compensation Table and the Director Compensation Table.

Impact of Executive Conduct or a Restatement of Earnings on Compensation

If we determine at any time within two years after the termination of our Named Executive Officers that such senior executive’s employment could have been terminated for Cause, as defined in the senior executive’s Agreement, we retain the rights to recover any severance benefits provided under the Agreement to such senior executive (cash or other). In such case, the senior executive agrees to promptly repay such amounts to us.

In addition, our Performance Pay Plan (described in the section titled “B. Short-Term Incentives (Annual)”) includes a clawback provision that allows the Compensation Committee to seek recovery of any short-term incentive award amounts determined to be an overpayment due to any restatement of our financial results that impact the performance metrics on which the short-term incentive awards were calculated. The Compensation Committee will adopt all clawback provisions required by the Dodd-Frank Act.

Impact of Accounting, Regulatory, and Tax Requirements on Compensation

We apply the fair value recognition provisions of FASB ASC 718-10 for share-based payments to account for and report equity-based compensation. FASB ASC 718-10 requires equity-based compensation expense to be measured based on the grant-date fair value of the award. For performance-based awards, compensation expense is measured based on the grant-date fair value of the award and the fair value of that award is re-measured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period or the vesting period are recognized as compensation cost on a straight line basis over that period. Compensation expense was recognized for performance restricted stock awards.

The grant-date fair value of employee share options is estimated using option-pricing models. If an award is modified after the grant date, incremental compensation cost is recognized immediately before the modification. The benefits of tax deductions in excess of the compensation cost recognized for the options (excess tax benefits) are classified as addition to paid-in-capital, and cash retained as a result of these excess tax benefits is presented in the statement of cash flows as financing cash inflows.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid to the CEO or any of the four other most highly compensated officers to the extent the compensation exceeds $1 million in any year. Qualifying performance-based compensation is not subject to this sanction if certain requirements are met.

Our policy is to utilize available tax deductions whenever appropriate and consistent with our compensation philosophy. When designing and implementing our compensation programs, we consider all relevant factors, including the availability of tax deductions with respect to compensation. Accordingly, we have attempted to preserve the Federal tax deductibility of compensation in excess of $1 million a year to the extent doing so is consistent with the intended objectives of our compensation philosophy. However, we may from time to time pay compensation to our executives that may not be fully deductible.

The KBR Stock and Incentive Plan was designed to allow qualification of stock options, stock appreciation rights, and performance share awards, as well as, short-term and long-term cash performance plans under Section 162(m) of the Internal Revenue Code.

Section 304 of the Sarbanes-Oxley Act of 2002 applies to any cash or equity-based incentive compensation paid to specified executives where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of restatement.

We are administering all nonqualified, deferred compensation plans and payouts applicable to our Named Executive Officers in compliance with the provisions of Section 409A of the Internal Revenue Code added under the American Jobs Creation Act of 2004. Plan documents were amended in 2008 to incorporate the effects of Section 409A as adopted.

Stock Ownership Guidelines for Officers

The Nominating and Corporate Governance Committee of our Board of Directors determined that we should establish stock ownership guidelines for certain of our officers and its subsidiaries in an effort to link more closely the financial interests of these officers with those of our stockholders.

Our Board of Directors adopted the following ownership guidelines for our common stock, $0.001 par value (“Common Stock”), for the officers at the levels indicated below:

Group	Ownership Level
CEO/Chairman	5x base salary
Level 1 Executives (Direct reports to CEO)	3x base salary
Level 2 Executives (Direct reports to Level 1 Executives)	1x base salary

Our Board of Directors approved that: (a) each such officer will have five years after the adoption of these guidelines or his or her appointment to an applicable office, whichever is later, to achieve the indicated ownership level; (b) all beneficially owned shares of Common Stock and vested and unvested restricted stock and restricted stock units are counted towards achievement of the ownership guideline; (c) once an officer has achieved the applicable level of Common Stock ownership he or she is not required to retain or purchase additional shares if a decline in the price for the Common Stock causes his or her holdings to be less than the applicable ownership level; (d) the value of shares of Common Stock is determined as the closing price of the Common Stock for the particular date; and (e) on and after each officer’s 60th birthday, the officer’s required ownership level is reduced to fifty percent (50%) of the ownership level provided for above; provided, however, no such adjustment will be made for the ownership levels of the CEO, Chief Operating Officer (if any), CFO, and General Counsel. All of our Named Executive Officers meet our Stock Ownership Guidelines or are on track to meet the guidelines within the five year period described above.

Minimum Holding Period for Performance Restricted Stock Units and Performance Stock Options

In October and December 2010, our Compensation Committee reviewed whether or not to adopt a holding period for our performance restricted stock units and performance stock options. The Compensation Committee elected not to adopt a minimum holding period because we have (i) strong stock ownership guidelines and (ii) adopted a long, five-year vesting schedule for our performance restricted stock units.

Risk Analysis of Compensation Plans

Our Compensation Committee believes that our compensation programs do not incentivize excessive or inappropriate risk-taking by employees. The Committee reviewed a risk assessment of our compensation programs in March 2011. Our Committee believes that the programs do not create risks that are reasonably likely to have a material adverse effect on us. Further, our Compensation Committee and the Company apply compensation policies and practices that mitigate risk, such as:

•	using multiple performance metrics for our short-term incentive plans;

•	including clawback provisions in our short-term incentive plans, severance and change-in-control agreements, and performance cash awards;

•	providing different vesting and distribution criteria for our equity and performance-based awards:

•

nonqualified performance stock options are subject to a three-year graded vesting schedule, are based on service with the Company, and, for senior executives, are also subject to a net income requirement,

•	performance restricted stock units are subject to a five-year graded vesting schedule, are based on service with the Company, and, for senior executives, are also subject to a net income requirement,

•	performance awards paid in cash are long-term incentives based on relative Company performance over a three-year period, and

•	employees must be employed and in good standing with the Company on the date of payment of previously earned short-term and long-term performance-based awards in order to receive the awards;

•	capping the maximum award payable to any employee under our short-term incentive plan and our performance cash awards under our long-term incentive plan;

•	benchmarking our Senior Executive Management’s total compensation near the median of our industry peers; and

•	enforcing stock ownership guidelines.

Anti-Hedging Policy

Our current anti-hedging policy, which was approved by our Company in March 2011, applies to our Board of Directors and all of our employees and agents without regard to nationality or country of residence. Our anti-hedging policy prohibits our Board of Directors, employees, and agents from (i) speculative trading in our securities; (ii) engaging in hedging transactions using our securities; (iii) “short selling” our securities; and (iv) trading derivative securities, such as put options, call options, swaps, or collars related to our securities.

Conclusion

In a highly competitive market for executive talent, we believe our customers’ and employees’ interests, as well as those of our stockholders and other stakeholders, are well served by our compensation programs. These programs are reasonably positioned to our E&C Peer Group (and Diversified Peer Group with respect to Mr. Farley’s compensation), encourage and promote our compensation objectives with a strong emphasis on pay for performance, and permit the exercise of our Compensation Committee’s discretion in the design and implementation of compensation packages. Going forward, we will continue to review our compensation plans periodically to determine what revisions, if any, should be made.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information regarding the compensation of our Named Executive Officers during 2011.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)(3)	Option Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William P. Utt	2011	1,050,380	—	4,227,025	1,250,009	1,856,608	20,613	611,082	9,015,717
Chairman of the Board, President & CEO	2010	988,476	—	3,375,770	1,250,011	3,525,000	157,855	631,847	9,928,959
	2009	928,931	—	1,177,059	660,681	3,650,000	160,410	652,871	7,229,952
Susan K. Carter (7)	2011	550,690	—	718,624	212,505	443,289	839	280,013	2,205,960
EVP & CFO	2010	505,010	—	472,623	175,007	372,417	2,434	387,858	1,915,349
	2009	83,521	—	—	—	71,488	—	28,143	183,152
John L. Rose	2011	504,048	—	634,076	187,514	559,956	141,823	262,212	2,289,629
EVP, Operations	2010	475,258	—	506,381	187,507	732,083	480,477	238,053	2,619,759
	2009	448,083	—	205,991	115,625	953,690	203,529	272,267	2,199,185
Andrew D. Farley	2011	468,700	—	591,802	175,002	607,224	4,469	27,332	1,874,529
EVP, General Counsel	2010	453,248	—	405,105	150,008	684,960	3,298	26,749	1,723,368
	2009	430,316	—	176,560	99,107	816,448	2,880	26,337	1,551,648
David L. Zimmerman	2011	446,000	—	528,408	156,259	389,897	2,683	203,170	1,726,417
President, Services	2010	442,924	—	421,985	156,251	571,992	49,089	217,565	1,859,806
	2009	416,158	—	205,991	115,625	668,411	50,186	204,857	1,661,228

(1)	Salary equals base pay paid to each Named Executive Officer during 2011, including any elective deferrals into the Kellogg Brown & Root, Inc. Retirement and Savings Plan or the KBR Elective Deferral Plan. The actual salary paid may fluctuate due to the timing of payroll processing at each calendar-year end. Salary includes the sum of the base salary and the supplemental base salary paid to each Named Executive Officer during 2011. The supplemental base salary paid in 2011 was $100,000 for Mr. Utt and $30,000 for each of the other Named Executive Officers.
(2)	The amounts in columns (e) and (f) represent the aggregate grant date fair value of awards granted in 2009, 2010, and 2011, pursuant to the KBR Stock and Incentive Plan and the KBR, Inc. Transitional Stock Adjustment Plan. The fair values were determined in accordance with FASB ASC 718, “Stock Compensation.” Assumptions used in the calculation of these amounts are described in note 1 under “Significant Accounting Policies” and note 13 under “Stock-based Compensation and Incentive Plans” of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2011, and the comparable disclosures in 2009 and 2010.
(3)	For Mr. Utt, 100% of the 2009, 2010, and 2011, and for the other Named Executive Officers, 50% of the 2009 and 100% of the 2010 and 2011, amounts attributable to the restricted stock/units in column (e) and the stock options in column (f) are dependent on positive net income. An assumption has been made (in accordance with FASB ASC 718, excluding the effect of estimated forfeitures) that the probable outcome is that the Company will have positive net income for the years in question. This is both the probable and maximum performance for the restricted stock/units in column (e) and the stock options in column (f), which is one and the same. With respect to the performance cash awards that are based 50% (for 2009 performance cash awards), 75% (for 2010 performance cash awards), and 100% (for 2011 performance cash awards) on total shareholder return and which are included in the value of stock awards in column (e), the assumptions assume the probable outcome of the total shareholder return performance condition, which is computed in accordance with FASB ASC 718 (excluding the effect of estimated forfeitures). The values shown for the 2010 and 2009 stock awards have been revised to reflect the updated valuation methodology used for the 2011 performance cash awards. At maximum performance, each performance award unit attributable to total shareholder return and reported in column (e) would be equal to $2.00. This would give (i) Mr. Utt a stock awards value under column (e) of $6,750,025 in 2011, $5,250,020 in 2010, and $2,010,003 in 2009; (ii) Ms. Carter a stock awards value under column (e) of $1,147,534 in 2011 and $735,018 in 2010; (iii) Mr. Rose a stock awards value under column (e) of $1,012,526 in 2011, $787,519 in 2010, and $351,756 in 2009; (iv) Mr. Farley a stock awards value under column (e) of $945,022 in 2011, $630,015 in 2010, and $301,502 in 2009; and (v) Mr. Zimmerman a stock awards value under column (e) of $843,783 in 2011, $656,266 in 2010, and $351,756 in 2009.
(4)

Earnings reportable in column (g) relate to payments under our Performance Pay Plan for 2009, 2010, and 2011, and 50% of our 2007, 2008, and 2009 KBR Performance Cash Awards for the periods from July 1, 2007, to December 31, 2009, January 1, 2008, to

December 31, 2010, and January 1, 2009, to December 31, 2011, that are based on return on capital (“ROC”). The grants of the 50% total shareholder return (“TSR”) portion of the 2009 KBR Performance Cash Awards are reported in the “Stock Awards” column of the Summary Compensation Table for 2009, the year in which the awards were granted (rather than in the “Non-Equity Incentive Plan Compensation” column in the year they were earned (2011)), because the TSR portion fell within the scope of FASB ASC 718. However, the payouts for the ROC portion of the KBR Performance Cash Awards are reported in the “Non-Equity Incentive Plan” column of the Summary Compensation Table in the year the performance measure is satisfied (earned) because the ROC portion does not fall within the scope of ASC 718. Benefits under these plans are payable by their terms at a later date.

(5)	The amounts shown in column (h) include the following:

Name	Year	SERP	Benefit Restoration	Elective Deferral	Dresser Deferred Compensation	Total (A)
Utt (B)	2011	—	11,268	9,345	—	20,613
	2010	142,206	7,047	8,602	—	157,855
	2009	149,114	4,085	7,210	—	160,410
Carter	2011	—	839	—	—	839
	2010	2,434	—	—	—	2,434
	2009	—	—	—	—	—
Rose (B)	2011	—	6,194	—	135,629	141,823
	2010	53,984	4,315	—	422,178	480,477
	2009	51,748	2,961	—	148,820	203,529
Farley	2011	—	2,774	1,695	—	4,469
	2010	—	1,677	1,621	—	3,298
	2009	—	932	1,948	—	2,880
Zimmerman (B)	2011	—	2,683	—	—	2,683
	2010	47,454	1,635	—	—	49,089
	2009	49,252	934	—	—	50,186

(A)	Any amounts reportable here and in column (h) of the Summary Compensation Table are payable in connection with KBR’s nonqualified deferred compensation plans, the KBR Supplemental Executive Retirement Plan (“SERP”), KBR Benefit Restoration Plan (“Benefit Restoration”), KBR Elective Deferral Plan (“Elective Deferral”), and KBR Dresser Deferred Compensation Plan (“Dresser Deferred Compensation”). These amounts reflect above-market or preferential earnings on nonqualified deferred compensation.
(B)	Ms. Carter and Messrs. Utt, Rose, and Zimmerman are the only Named Executive Officers who had earnings in the SERP during 2009 (except Ms. Carter), 2010, and 2011. However, earnings that were credited to their accounts in 2011 were not above market.

(6)	The amounts shown in column (i) above include the following:

Name	Year	Company Match (401k)	Benefit Restoration Award	Restricted Dividends	SERP	Company Car (A)	Relocation Costs (B)	Tax Equalization (C)	Spousal Travel	Charity Match (D)	Security Costs (E)	Total
Utt	2011	13,467	38,796	24,169	468,000	406	—	—	13,220	10,000	43,024	611,082
	2010	13,472	35,391	36,047	526,500	111	—	—	14,325	6,000	—	631,847
	2009	13,207	32,116	41,877	543,400	128	—	8,786	13,357	—	—	652,871
Carter	2011	12,902	15,163	843	251,105	—	—	—	—	—	—	280,013
	2010	6,254	12,651	743	220,328	—	107,019	27,841	13,022	—	—	387,858
	2009	—	—	—	23,681	—	4,462	—	—	—	—	28,143
Rose	2011	13,475	12,598	1,635	223,288	—	—	—	9,816	1,400	—	262,212
	2010	13,475	11,014	4,211	198,142	—	—	—	11,212	—	—	238,053
	2009	12,650	9,520	4,389	233,659	—	—	—	12,049	—	—	272,267
Farley	2011	13,342	10,654	3,336	—	—	—	—	—	—	—	27,332
	2010	12,250	9,804	4,695	—	—	—	—	—	—	—	26,749
	2009	12,250	8,542	5,545	—	—	—	—	—	—	—	26,337
Zimmerman	2011	13,467	9,405	2,591	163,733	—	—	—	10,074	3,900	—	203,170
	2010	9,075	9,236	3,356	178,878	—	—	—	17,021	—	—	217,565
	2009	9,392	7,764	3,514	184,187	—	—	—	—	—	—	204,857

(A)	The amounts in this column represent the costs for Mr. Utt’s limited personal use of the Company-leased car and driver.
(B)	The amounts in this column include $107,019 and $4,462 for the closing and other relocation costs in connection with Ms. Carter’s business-related relocation.
(C)	Ms. Carter’s 2010 tax equalization is the payment of the taxes associated with the closing costs in connection with Ms. Carter’s business-related relocation, which is consistent with the Company’s standard KBR Relocation Policy for the Americas Region, U.S., and Canada Operations that is offered to all employees who receive a relocation package. Mr. Utt’s 2009 tax equalization adjustment is the payment of the taxes for a correction of a small payroll administrator error that impacted his taxes.

(D)	Mr. Utt participated in the Company’s U.S. charity matching program, which is offered to all U.S.-based Company employees with terms similar to what are offered to Mr. Utt. The Company matches 100% for each eligible donation, up to the maximum dollar amount allowed for each category of charity.
(E)	During the summer of 2011, the Company provided Mr. Utt with security coverage at his personal residence based on the strong recommendation of the Company’s Vice President of Security. In addition, the Company provided Mr. Utt with a security assessment of his home, which was conducted by our in-house Regional Security Manager — Americas.

(7)	Ms. Carter’s base salary for 2009 represents her salary for the two and a half months she was employed in 2009.

Grants of Plan Based Awards

The following table provides information regarding awards in 2011 under the KBR Senior Executive Performance Pay Plan and the KBR Stock and Incentive Plan.

Name	Grant Type (1)	Grant Date	Number Of Non- Equity Incentive Plan Units Granted	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number Of Shares Of Stock Or Units (#)	All Other Option Awards: Number Of Securities Underlying Options (#)	Exercise Or Base Price Of Option Awards ($/Sh)	Grant Date Fair Value Of Stock And Option Awards ($) (3)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)
William P. Utt	STI	—	—	475,000	950,000	1,900,000	—	—	—	—	—	—	—
	PAs	03/09/11	—	—	—	—	1,500,000	3,000,000	6,000,000	—	—	—	3,477,000
	RSUs	03/09/11	—	—	—	—	—	22,289	—	—	—	—	750,025
	NQSOs	03/09/11	—	—	—	—	—	78,028	—	—	—	33.65	1,250,009
Susan K. Carter	STI	—	—	209,000	418,000	836,000	—	—	—	—	—	—	—
	PAs	03/09/11	—	—	—	—	255,000	510,000	1,020,000	—	—	—	591,090
	RSUs	03/09/11	—	—	—	—	—	3,790	—	—	—	—	127,534
	NQSOs	03/09/11	—	—	—	—	—	13,265	—	—	—	33.65	212,505
John L. Rose	STI	—	—	190,000	380,000	760,000	—	—	—	—	—	—	—
	PAs	03/09/11	—	—	—	—	225,000	450,000	900,000	—	—	—	521,550
	RSUs	03/09/11	—	—	—	—	—	3,344	—	—	—	—	112,526
	NQSOs	03/09/11	—	—	—	—	—	11,705	—	—	—	33.65	187,514
Andrew D. Farley	STI	—	—	153,717	307,434	614,869	—	—	—	—	—	—	—
	PAs	03/09/11	—	—	—	—	210,000	420,000	840,000	—	—	—	486,780
	RSUs	03/09/11	—	—	—	—	—	3,121	—	—	—	—	105,022
	NQSOs	03/09/11	—	—	—	—	—	10,924	—	—	—	33.65	175,002
David L. Zimmerman	STI	—	—	145,600	291,200	582,400	—	—	—	—	—	—	—
	PAs	03/09/11	—	—	—	—	187,500	375,000	750,000	—	—	—	434,625
	RSUs	03/09/11	—	—	—	—	—	2,787	—	—	—	—	93,783
	NQSOs	03/09/11	—	—	—	—	—	9,754	—	—	—	33.65	156,259

(1)	During fiscal year 2011, the Named Executive Officers received four types of plan-based awards: Short-Term Incentive (Annual) (“STI”), cash Performance Awards (“PAs”), performance Restricted Stock Units (“RSUs”), and performance Nonqualified Stock Options (“NQSOs”). All awards were granted under the KBR Stock and Incentive Plan, except that the STI was granted under the KBR Senior Executive Performance Pay Plan, which is a performance plan under the KBR Stock and Incentive Plan.
(2)	Actual bonus payments under the KBR Senior Executive Performance Pay Plan may equal amounts between performance level percentages. Estimated bonus payments are calculated using the Participant’s annual base salary (excluding any supplemental payments) as determined on January 1, 2011.
(3)	The amounts in column (n) are calculated for RSUs based on the product of the number of RSUs granted and the closing price of the Company’s common stock on the Grant Date, are calculated for NQSOs based on the product of the number of NQSOs granted and the Black Scholes’ valuation of the NQSOs on the Grant Date, and are calculated for PAs based on each PA unit having a grant date fair value of $1.159. These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC 718.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

No Employment Agreements

All employment agreements the Company had with any Named Executive Officers were terminated in 2008. Our Named Executive Officers do not have employment agreements. Each of our Named Executive Officers has entered into severance and change-in-control agreements that only provide for severance-type benefits (including severance following a change in control) (see the section titled “Severance and Change-in-Control Protection” for more detail).

KBR Stock and Incentive Plan

During fiscal year 2011, our Named Executive Officers received four types of plan-based awards under our KBR Stock and Incentive Plan (under which the Performance Pay Plan was adopted): (1) an annual short-term incentive (“STI”) award, (2) cash performance awards (“PAs”), which are based 100% on total shareholder return (“TSR”), (3) performance restricted stock units (“RSUs”), and (4) performance nonqualified stock options (“NQSOs”). STI awards are based on achieving pre-established metrics, including cash value added, job income booked, fully burdened operating income, overhead cost management, and forecast accuracy and are paid in cash.

The PAs were granted on March 9, 2011. Each PA has a target value of $1.00. The actual value, if any, of a PA at the end of the performance period will be determined based 100% on the level of achievement during the performance period of the performance objectives based on the comparison of the average TSR of the Company’s common stock at the end of the performance period to the average TSR of each of the common stocks of the members of the peer group for the performance period. Specifically, each peer group company’s TSR is measured every quarter, indexed back to the start of the performance period or January 1, 2011, and KBR’s similarly calculated average quarterly indexed TSR is ranked relative to its peers. The average quarterly indexed Company’s TSR rank is measured over the 3-year performance period, which runs from January 1, 2011, to December 31, 2013. The TSR payout is based on KBR’s average TSR relative standing on December 31, 2013, as compared to our peer group.

PAs granted prior to 2011 were non-equity based on return on capital (“ROC”) and equity-based on TSR. The PAs granted in 2009, which were earned in 2011, were based 50% on TSR and 50% on ROC. The ROC percentages for the PAs granted in 2009 were calculated using the weighted average of the Company’s net income from continuing operations attributable to common stockholders plus (interest expense × (1-effective tax rate)), divided by average monthly capital from continuing operations, with monthly capital from continuing operations equal to average monthly total assets less (average monthly non-interest bearing liabilities plus average monthly non-controlling interest), as reported in the Company’s audited reported financials for the (i) year ended 2009, (ii) year ended 2010, and (iii) year ended 2011, with each year weighted 33 1/3%. For the purpose of the PAs granted in 2009, ROC was calculated in the same manner as for the financial reports prepared for use by our senior executives for business purposes and as reported to our Board of Directors. Net income for ROC under the 2009 KBR Performance Awards is defined as net income from continuing operations attributable to common stockholders.

The grants of the 50% TSR portion of the 2009 KBR Performance Cash Awards are reported in the “Stock Awards” column of the Summary Compensation Table for 2009, the year in which the awards were granted (rather than in the “Non-Equity Incentive Plan Compensation” column in the year they were earned (2011)), because the TSR portion fell within the scope of ASC 718 (formerly FAS 123R). However, the payouts for the ROC portion of the KBR Performance Cash Awards are reported in the “Non-Equity Incentive Plan” column of the Summary Compensation Table in the year earned and paid because the ROC portion does not fall within the scope of ASC 718.

In March 2011, our Compensation Committee approved long-term incentive target values of $5,000,000 for Mr. Utt, $850,000 for Ms. Carter, $750,000 for Mr. Rose, $625,000 for Mr. Zimmerman, and $700,000 for

Mr. Farley. The Compensation Committee established these long-term incentive target values as described in the “Compensation Discussion and Analysis” section of this proxy statement under the section titled “KBR Stock and Incentive Plan.” Long-term incentive awards were delivered through a combination of cash-based PAs and equity-based RSUs and NQSOs.

The Compensation Committee determined the number of PAs for each Named Executive Officer by multiplying the total long-term incentive target value by 60% and dividing the product by $1.00 (the target value of each PA). Our Compensation Committee decided to use $1.00 as the target value for each PA based on a proposal presented by Towers Perrin in July 2007 in which $1.00 was used as the target value for each PA for the purpose of administering and communicating the award. In addition, the use of $1.00 as a target value for each PA is a means of expressing the value of each award since the number of PAs were granted based on the total target value of long-term incentive awards. The actual value of a PA may increase to a maximum of 200% of $1.00, or $2.00, or decrease to below threshold to 0% of $1.00, or $0.00. The value of PAs for performance between threshold and target or target and maximum will be calculated using linear interpolation. A 3-year performance award cycle was adopted because of the ability to provide for retention.

The RSUs were granted on March 9, 2011, under the KBR Stock and Incentive Plan. Shares vest in increments of 20% annually over five years. In addition to service vesting, the vesting of 100% of the RSUs is subject to the Company having net income greater than or equal to $0 for the calendar year preceding the annual vesting date. The determination of net income with respect to these performance restricted stock unit awards will not be reduced by the after-tax earnings impact of: (i) any item that originated, or relates to the period, prior to the executive’s first date of appointment in their current position with the Company, (ii) the negative effect of required changes in accounting principles, or (iii) the negative effect of changes in the tax law. RSUs (with respect to U.S.-based awards) provide for rights to any dividends paid on shares of common stock in the same manner and at the same time as dividends are paid to our common stockholders. Using these total long-term incentive target values, our Compensation Committee determined the number of RSUs for each Named Executive Officer by multiplying the total long-term incentive value by 15% and dividing the product by the fair market value of our common stock on the date of grant.

The NQSOs were granted on March 9, 2011, under the KBR Stock and Incentive Plan. Options vest in increments of 33 1/3% annually over three years. In addition to service vesting, the vesting of 100% of the NQSOs is subject to the Company having net income greater than or equal to $0 for the calendar year preceding the annual vesting date. Using the total long-term incentive target values, our Compensation Committee determined the number of NQSOs for each Named Executive Officer by multiplying the total long-term incentive value by 25% and dividing the product by the Black Scholes’ value of the NQSO on the date of grant. Options have an exercise price equal to the closing price of our common stock on the date of grant.

Short-Term Incentives (Annual)

Our Named Executive Officers were eligible to participate in the Umbrella Program under the KBR Senior Executive Performance Pay Plan (the “Performance Pay Plan”) for the 2011 calendar year. Payouts under the Performance Pay Plan are based on our Senior Executive Management’s individual performance and on the levels of achievement of the Performance Pay Plan’s performance metrics. An Umbrella Program is a gateway performance metric under the Performance Pay Plan for the 2011 plan year (the Umbrella Program funds the payouts under the Performance Pay Plan as described further in this section and was established to allow the Performance Pay Plan to satisfy Section 162(m) of the Internal Revenue Code whenever appropriate and consistent with our compensation philosophy).

The performance metrics for the 2011 calendar year are defined below.

EPS measures net income from continuing operations divided by the weighted average number of fully diluted Company shares outstanding. Target is the 2011 Stretch Budget, Threshold is Target minus 50%, and Maximum is Target plus 50%.

DBAR and DUAR measure the amounts owed, or to be owed, by customers. Goals for Threshold (150% of Target), Target, and Maximum (50% of Target) were set for KBR in total. The result is based on the outstanding billed or unbilled receivables at the end of each fiscal quarter, quarterly revenue, and days in the quarter. The weighting for each quarterly measurement is 20% for each of the first, second, and third fiscal quarters and 40% for the fiscal quarter ended December 31, 2011.

BG/BU DBAR and BG/BU DUAR measure the amounts owed, or to be owed, by BG or BU customers. Goals for Threshold (150% of Target), Target, and Maximum (50% of Target) were set for each individual BG or BU. The result is based on the outstanding billed or unbilled receivables at the end of each fiscal quarter, quarterly revenue, and days in the quarter. The weighting for each quarterly measurement is 20% for each of the first, second, and third fiscal quarters and 40% for the fiscal quarter ended December 31, 2011.

BG/BU Income before Corporate allocation and incentive expenses and accruals measures BG or BU job income less BG or BU overhead plus any gains or losses on sales, and excludes incentive-related expenses. Target is the 2011 Stretch Budget less 2011 one-time or unusual transactions, Threshold is Target minus 50%, and Maximum is Target plus 50%.

JIS or BG/BU JIS measures the actual income from new project awards or growth, amendments, or scope adjustments to our existing projects as a whole, with respect to JIS, or for each BG or BU, with respect to BG/BU JIS. JIS for 2011 is based on a 10% growth from the 2011 Stretch Budget figures for 2012, assuming a target level of job income is in backlog as of December 31, 2011, or the 2011 Budget figure, whichever is higher. Threshold is Target minus 50%, and Maximum is Target plus 50%.

FCAST measures the accuracy of the forecasting of business unit income (excluding incentive-related expenses) by the BG or BU, as applicable, or general and administrative expense/overhead (excluding incentive-related expenses) for each of the Corporate Departments and Ventures for each quarter compared to the actual results achieved for the quarter. The quarterly performance shall be binary around a tolerance of +/- 15%. Each quarter counts equally. Target is three forecasts within 15% of actual, Threshold is two forecasts within 15% of actual, and Maximum is four forecasts within 15% of actual. Discretion may be provided for extraordinary events during the quarter. The forecasting dates for each quarter are as follows: (1) First Quarter, outlook due on or before January 24, 2011, (2) Second Quarter, forecast due on or before April 19, 2011, (3) Third Quarter, outlook due on or before July 18, 2011, and (4) Fourth Quarter, forecast due on or before September 6, 2011.

NOE measures corporate general and administrative overhead expense less any recoveries and without the expense and accruals related to short-term and long-term incentives. Target is the 2011 Budget, Threshold is Target plus 20%, and Maximum is Target minus 20%.

BG/BU NOE measures BG or BU sales, general and administrative overhead expense less any recoveries without accruals related to short-term and long-term incentives. Target is the 2011 Budget, Threshold is Target plus 20%, and Maximum is Target minus 20%.

The Umbrella Program provides a bonus pool to fund any payouts under the Performance Pay Plan for our Senior Executive Management. The bonus pool is based on a single performance metric. The performance metrics above are intended to be sub-performance metrics that are subject to also satisfying the bonus pool performance metric under the Umbrella Program. The bonus pool is based on 3% of pre-tax net income. Pre-tax net income is defined as income from continuing operations before income taxes and non-controlling interests as provided in KBR, Inc.’s audited financials. Subject to the exercise of negative discretion by the Compensation Committee, participating Named Executive Officers are awarded a percentage of the bonus pool each year. The awarded percentages are set at the beginning of each year. For 2011, Mr. Utt was eligible to receive up to 26% of the bonus pool, Ms. Carter was eligible to receive up to 11% of the bonus pool, Mr. Rose was eligible to receive up to 10% of the bonus pool, and Messrs. Farley and Zimmerman were each eligible to receive up to 8% of the bonus pool.

Earned awards under the Performance Pay Plan may not exceed, and will be paid only to the extent of, the lesser of (i) a Named Executive Officer’s earned amount under the Umbrella Program (subject to any negative discretion exercised thereunder) and (ii) the amount otherwise payable under the performance metrics above after the exercise of any discretion with respect to those performance metrics. There will not be a duplication of benefits under the Performance Pay Plan performance metrics and the Umbrella Program.

At the end of the year, the Compensation Committee may, in its sole discretion, reduce the payment amount due (if any) to a Named Executive Officer under the Performance Pay Plan and the Umbrella Program by up to 100%.

The goals for the performance metrics for the Named Executive Officers in Corporate positions are based upon the performance measures of the Company on a consolidated basis. For our Named Executive Officers, this includes Ms. Carter and Messrs. Farley, Rose, and Utt. The performance metrics (other than EPS) used for the Named Executive Officers who are responsible for a Business Group or Business Unit are based on that Business Group’s or Business Unit’s performance. For the Services Business Unit, that Named Executive Officer is Mr. Zimmerman.

During 2011, the bonus award opportunities were based on a percentage of base salary2 assuming attainment of specified threshold, target, and maximum performance levels, which were, respectively: (i) for Mr. Utt, 50%, 100%, and 200%, (ii) for Ms. Carter and Mr. Rose, 40%, 80%, and 160%, and (iii) for Messrs. Farley and Zimmerman, 35%, 70%, and 140%.

Salary and Bonus in Proportion to Total Compensation

Assuming target performance with respect to the long-term incentive awards under our KBR Stock and Incentive Plan, our CEO received approximately 22% of his total compensation in the form of base salary (including his supplemental base salary payment) and annual cash-based STI awards, and our Named Executive Officers (other than our CEO) generally received on average approximately 44% of their total compensation in the form of base salary (including their supplemental base salary payments) and annual cash-based STI awards. Please see the “Compensation Discussion and Analysis” section of this proxy statement for a description of the philosophy and objectives of our compensation program.

[2]	Base salary for purposes of the Performance Pay Plan does not include certain supplemental base salary payments for our Senior Executive Management. With respect to our CEO, $100,000 was excluded, and for all other Senior Executive Management, $30,000 was excluded for 2011.

Outstanding Equity Awards at Fiscal Year End

The following table provides information on the exercise and holdings of previously awarded equity grants outstanding as of December 31, 2011.

		Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William P. Utt	03/09/2011	—	26,009	52,019	33.65	03/09/2021	4,457	124,217	3,017,832	6,496,978
	03/10/2010	31,234	31,235	31,235	21.19	03/10/2020	7,079	197,292	2,271,237	5,091,875
	03/04/2009	34,518	34,519	—	12.49	03/04/2019	6,437	179,399	12,875	358,826
	03/03/2008	—	—	—	—	—	9,855	274,659	9,857	274,715
	07/28/2007	—	—	—	—	—	11,062	308,298	—	—
TOTAL		65,752	91,763	83,254	—	—	38,890	1,083,865	5,311,801	12,222,394
Susan K. Carter	03/09/2011	—	4,421	8,844	33.65	03/09/2021	758	21,125	513,032	1,104,502
	03/10/2010	4,373	4,373	4,373	21.19	03/10/2020	991	27,619	317,974	712,885
TOTAL		4,373	8,794	13,217	—	—	1,749	48,744	831,006	1,817,387
John L. Rose	03/09/2011	—	3,901	7,804	33.65	03/09/2021	668	18,617	452,676	974,580
	03/10/2010	4,685	4,685	4,686	21.19	03/10/2020	1,062	29,598	340,686	763,794
	03/04/2009	6,041	6,042	—	12.49	03/04/2019	1,126	31,382	2,255	62,847
	03/03/2008	—	—	—	—	—	—	—	—	—
	07/28/2007	—	—	—	—	—	—	—	—	—
	11/21/2006	22,846	—	—	21.81	11/21/2016	—	—	—	—
	02/17/2005	2,424	—	—	12.94	02/17/2015	—	—	—	—
TOTAL		35,996	14,628	12,490	—	—	2,856	79,597	795,617	1,801,221
Andrew D. Farley	03/09/2011	—	3,641	7,283	33.65	03/09/2021	624	17,391	422,497	909,591
	03/10/2010	3,748	3,748	3,749	21.19	03/10/2020	849	23,662	272,550	611,069
	03/04/2009	5,178	5,178	—	12.49	03/04/2019	964	26,867	1,936	53,956
	03/03/2008	—	—	—	—	—	1,478	41,192	1,480	41,248
	07/28/2007	—	—	—	—	—	2,214	61,704	—	—
	11/21/2006	18,930	—	—	21.81	11/21/2016	—	—	—	—
	02/17/2005	4,846	—	—	12.94	02/17/2015	—	—	—	—
	03/16/2004	4,016	—	—	8.94	03/16/2014	—	—	—	—
	04/01/2002	—	—	—	—	—	727	20,261	—	—
	01/02/2002	—	—	—	—	—	727	20,261	—	—
TOTAL		36,718	12,567	11,032	—	—	7,583	211,338	698,463	1,615,864
David L. Zimmerman	03/09/2011	—	3,251	6,503	33.65	03/09/2021	557	15,524	377,230	812,150
	03/10/2010	3,904	3,904	3,905	21.19	03/10/2020	885	24,665	283,905	636,495
	03/04/2009	6,041	6,042	—	12.49	03/04/2019	1,126	31,382	2,255	62,847
	03/03/2008	—	—	—	—	—	1,232	34,336	1,232	34,336
	09/26/2007	—	—	—	—	—	414	11,538	—	—
	07/28/2007	—	—	—	—	—	1,107	30,852	—	—
	11/21/2006	9,465	—	—	21.81	11/21/2016	—	—	—	—
	02/17/2005	4,846	—	—	12.94	02/17/2015	—	—	—	—
	03/16/2004	2,248	—	—	8.94	03/16/2014	—	—	—	—
	06/09/2003	3,554	—	—	7.32	06/09/2013	—	—	—	—
TOTAL		30,058	13,197	10,408	—	—	5,321	148,297	664,622	1,545,828

(1)	The awards granted on and after November 21, 2006, are of KBR restricted stock, restricted stock units, or options under the KBR Stock and Incentive Plan. The awards granted prior to November 21, 2006, were of Halliburton restricted stock or options, which, following the split-off of KBR from Halliburton, were converted into awards under the KBR Transitional Stock Adjustment Plan, consisting of KBR restricted stock and options to purchase KBR common stock.
(2)	All options listed in columns (c) and (d) vest at a rate of 33-1/3% on the first anniversary, 66-2/3% on the second anniversary, and 100% on the third anniversary from the date of grant. In addition, 100% of Mr. Utt’s options and 50% of the other Named Executive Officer’s options that were granted on March 4, 2009, and 100% of all Named Executive Officer’s options that were granted on March 10, 2010, and March 9, 2011, are subject to KBR having net income greater than or equal to zero for the calendar year preceding the vesting date.
(3)	All restricted stock and restricted stock units listed in this column that were awarded on or after January 1, 2003, vest at a rate of 20% per year over the 5-year vesting period. In addition, 100% of Mr. Utt’s restricted awards that were granted on July 28, 2007, March 3, 2008, and March 4, 2009, 50% of the other Named Executive Officer’s restricted awards that were granted on March 4, 2009, and 100% of all restricted awards that were granted on March 10, 2010 and March 9, 2011, are subject to KBR having net income greater than or equal to zero for the calendar year preceding the vesting date. All restricted stock listed in this column that were awarded before January 1, 2003, vest at a rate of 10% per year over the 10-year vesting period.
(4)	Market value in this table assumes a fair market value of $27.87 per share for KBR common stock, as of December 30, 2011.
(5)	The number of unearned shares includes 80% of Ms. Carter’s and Messrs. Rose, Farley, Zimmerman, and Utt’s March 9, 2011, restricted stock unit grant, 60% of Ms. Carter’s and Messrs. Rose, Farley, Zimmerman, and Utt’s March 10, 2010, restricted stock unit grant, 40% of Mr. Utt’s March 4, 2009 and, 20% of Messrs. Rose, Farley, and Zimmerman’s March 4, 2009, restricted stock unit grant, and 20% of Mr. Utt’s March 3, 2008, restricted stock unit grant under column (g), the earnings of which are subject to the Company having net income greater than or equal to zero for the calendar year preceding each vesting date. In addition, this column includes the 50% of the performance cash awards granted in 2009 that were based on total shareholder return, 75% of the performance cash awards granted in 2010 that were based on total shareholder return, and 100% of the performance cash awards granted in 2011 that were based on total shareholder return. These performance cash awards are payable only in cash.
(6)	This column represents the maximum possible cash payout for the number of performance cash awards based on total shareholder return. Under the SEC rules, we are required to report the maximum possible payout if the previous fiscal year’s performance exceeded the target performance, even if by a minimal amount and even if it is unlikely that we will pay the maximum amount. The payout of these performance cash awards is not calculated based on the Company’s stock price and accordingly was calculated by using a maximum cash payout amount of $2.00 for each performance award unit.

Option Exercises and Stock Vested

The following table shows information for 2011 regarding the exercise of performance stock options and the vesting of restricted stock and performance restricted stock units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
William P. Utt	34,518	729,558	874,009	3,655,860
Susan K. Carter	—	—	991	31,534
John L. Rose	—	—	142,888	326,880
Andrew D. Farley	—	—	131,475	561,150
David L. Zimmerman	—	—	147,056	456,864

(1)	Represents the number of performance restricted stock units (“RSUs”) and the number of TSR-based 2009 cash performance award units (“PAs”) that vested during the fiscal year. For Mr. Utt, 70,009 RSUs and 804,000 TSR-based 2009 PAs vested. For Ms. Carter, 991 RSUs vested. Ms. Carter did not receive a long-term incentive grant in 2009 because she was new to the Company; therefore, she did not have any TSR-based 2009 PAs. For Mr. Rose, 2,188 RSUs and 140,700 TSR-based 2009 PAs vested. For Mr. Farley, 10,875 RSUs and 120,600 TSR-based 2009 PAs vested. For Mr. Zimmerman, 6,356 RSUs and 140,700 TSR-based 2009 PAs vested.
(2)	Represents the pre-tax value realized on stock awards that vested during the fiscal year, computed by multiplying the number of shares acquired on vesting by the closing price of common stock on the vesting date. This also represents the value realized on the TSR portion of the 2009 PAs that vested during the fiscal year, computed by multiplying the number of TSR-based 2009 PAs, with a target value of $1.00, by the TSR metric payout percentage of 180%.

Pension Benefits

Our Named Executive Officers did not participate in a KBR sponsored pension plan required to be reported under the Pension Benefits table. Accordingly, the Pension Benefits Table has not been included here.

Nonqualified Deferred Compensation

The following table provides information regarding each Named Executive Officer’s contributions to covered deferred compensation plans, earnings accrued during the year, withdrawals and distributions during the year, and plan balances at fiscal year end.

Name	Plan	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
(a)		(b)	(c)	(d)	(e)	(f)
William P. Utt	Elective Deferral	—	—	(3,908)	—	1,434,689
	Restoration	—	38,796	16,996	—	225,754
	SERP	—	468,000	(52,005)	—	2,535,052
Susan K. Carter	Elective Deferral	—	—	—	—	—
	Restoration	—	15,163	1,265	—	29,079
	SERP	—	251,105	(6,076)	—	492,614
John L. Rose	Elective Deferral	—	—	—	—	—
	Restoration	—	12,598	9,342	—	115,358
	SERP	—	223,288	(19,450)	(3,948)	1,002,595
	Dresser Deferred Compensation (5)	—	—	(95,079)	—	1,108,207
Andrew D. Farley	Elective Deferral	—	—	5,218	—	103,963
	Restoration	—	10,654	4,183	—	56,671
	SERP (6)	—	—	—	—	—
David L. Zimmerman	Elective Deferral	—	—	—	—	—
	Restoration	—	9,405	4,047	—	53,918
	SERP	—	163,733	(17,432)	—	856,610

(1)	The amount in this column (b) is reported as compensation for 2011 in column (c) of the Summary Compensation Table.
(2)	The amounts in this column (c) are reported as compensation for 2011 in column (i) of the Summary Compensation Table. For Dresser Deferred Compensation, no contributions (b and c) were reported as compensation in the last completed Fiscal Year.
(3)	Only the above-market earnings in this column (d) are reported as compensation for 2011 in column (h) of the Summary Compensation Table.
(4)	Only the amount of the aggregate balance in this column (f) that relates to registrant contributions that are reported in column (c) are reported as compensation for 2011 in column (i) of the Summary Compensation Table.
(5)	The share price used for the Dresser Deferred Compensation Plan is the average of the daily closing prices of our stock during December 2011. This price was used because the terms of the Dresser Deferred Compensation Plan value the account based on the average. The average amount equals $27.04.
(6)	There were no SERP contributions made on behalf of Mr. Farley during 2011 because he was not age 50 or older.

Narrative Disclosure to Nonqualified Deferred Compensation Table

Under the Elective Deferral Plan, pre-tax deferrals of up to 75% of base salary and/or incentive compensation are allowed each year. Participation, however, is completely voluntary. The other plans do not allow employee elective deferrals. Earnings for the Elective Deferral Plan are based upon the executive’s election from among nine benchmark investment options, including the following three that are under our 401(k) plan, the S&P Index Fund, the Aggressive Premixed Portfolio, and the Small Cap Equity Fund, and one that is not under our 401(k) plan, the Moody’s Corporate Bond Yield +2%. Investment elections may be changed by the executive on a monthly basis. Any interest credited above 120% of the applicable Federal long-term rate is recorded in the Summary Compensation Table. The only Named Executive Officers who had an account balance under the KBR Elective Deferral Plan during 2011 were Messrs. Utt and Farley.

Earnings for the Restoration Plan are credited at a flat 10% per year, which is 6.63% above 120% of the applicable Federal long-term rate. Accordingly, the interest credited above 120% of the applicable Federal long-term rate is recorded in the Summary Compensation Table. In 2011, our Named Executive Officers received awards under the plan in the amounts shown in the footnotes to the Summary Compensation Table.

While employed, earnings (or losses) on amounts in the SERP are credited (or deducted) based on the default investment portfolio in the Company’s 401(k) plan. An executive must be at least 50 years of age to participate in the SERP. Each executive who receives a SERP allocation must be employed for at least five years (three years for executives who were over age 60) following the allocation in order to begin vesting. Once the employment requirement is met, an executive’s SERP account vests on a graded scale in which 50% of the account is vested if the executive has attained age 55 prior to termination of employment and 10% more of the account is vested each additional year until 100% of the account is vested upon the executive’s attainment of age 60 prior to termination of employment. If the executive has not attained age 55 prior to termination of employment, 100% of his or her SERP account is forfeited. The vesting provision was put in place to encourage participant retention.

Of the Named Executive Officers, only Ms. Carter and Messrs. Utt, Rose, and Zimmerman received a contribution for 2011 under the terms of the SERP, as listed in the Nonqualified Deferred Compensation table above. Ms. Carter was credited with earnings in 2011 on amounts already allocated to her account from 2009 and 2010. Messrs. Utt, Rose, and Zimmerman were credited with earnings in 2011 on amounts already allocated to their accounts from 2007, 2008, 2009, and 2010. Earnings and losses in the SERP track the default investment option under the Company’s 401(k) plan. Any earnings applied in 2011 to amounts in SERP accounts that were above 120% of the applicable Federal long-term rate are recorded in the Summary Compensation Table. Except for Mr. Rose, none of the Named Executive Officers is vested in his or her account balance. Mr. Rose is 100% vested in the SERP. Mr. Farley did not participate in the SERP in 2011 because he was not at least 50 years old.

Earnings under the Dresser Deferred Compensation Plan are based on the trading price (and dividends, if any) of KBR common stock. Prior to the plan being frozen, a participant could elect to defer compensation into the plan. A participant’s deferrals were then converted to units equivalent to company stock based on a discounted price of company stock. The discount could be no more than 25% of company stock fair market value. While additional deferrals are no longer permitted, a participant’s benefit may continue to grow in three ways: through dividend equivalents on unit accounts, interest paid on cash accounts, and through unrealized gains. Interest is payable annually on the participant’s cash account, if any, at the annual savings account rate of a major bank designated by the plan administrator. A participant’s cash account is payable in cash, and the unit account is payable in KBR stock. Benefits under the plan are payable on the January 15th following the participant’s termination of employment.

Payouts under the Restoration Plan and the SERP are paid in a lump sum upon termination. Payouts under the Elective Deferral Plan are paid on termination of employment or a specified future date, either as a lump sum or in installments. Payouts under the Dresser Deferred Plan are paid on termination of employment, in installments. Withdrawals under the Elective Deferral Plan are allowed in the case of an unforeseeable emergency (non-emergency for pre-January 1, 2005, account balances).

Elements of Post-Termination Compensation and Benefits

In 2008, (2009 with respect to Ms. Carter) our Company entered into severance and change-in-control agreements with our Named Executive Officers.

In 2008, our Compensation Committee reviewed several reports from its consultant analyzing the provisions of the current market practices for senior executive post-termination benefits. Our Compensation Committee also negotiated the terms of its proposed severance and change-in-control agreements with certain members of Senior Executive Management and our Named Executive Officers over a period of approximately one year to 15 months. These severance and change-in-control agreements reflect the thorough review and thoughtful negotiations by or Compensation Committee and provide severance and change-in-control benefits generally consistent with the common practices of our peer companies’ severance and change-in-control benefits.

Termination events that trigger payments and benefits include change-in-control, normal or early retirement, termination for cause or good reason, voluntary termination, disability, and death. Post-termination payments may include severance, accelerated vesting of restricted stock and stock options, maximum payments under cash-based short and long-term incentive plans, nonqualified account balances, and health benefits among others.

See the section below titled “2011 Potential Payments Upon Termination or Change-in-Control” for more detail on estimated potential payments and benefits under Ms. Carter and Messrs. Utt, Rose, Farley and Zimmerman’s severance and change-in-control agreements.

Further, see the section titled “Severance and Change-in-Control Agreements” after the “2011 Potential Payments Upon Termination or Change-in-Control” table for a description of: (a) the specific circumstances that would trigger payments and benefits, (b) the appropriate payment and benefit levels as determined under the various circumstances that trigger payments and benefits, (c) any material conditions or obligations applicable to the receipt of payments or benefits, and (d) any other material factors regarding the severance and change-in-control agreements.

2011 Potential Payments Upon Termination or Change-In-Control

Executive	Benefits (1) (2)	Change in Control without Termination 12/31/2011 ($)	Change in Control with Involuntary Termination 12/31/2011 ($)	Normal Retirement on 12/31/2011 ($)	Involuntary Not For Cause Termination on 12/31/2011 ($)	Voluntary for Good Reason on 12/31/2011 ($)	Disability on 12/31/2011 ($)	Death on 12/31/2011 ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
William P. Utt	Stock Awards	—	2,806,258	2,806,258	—	—	2,806,258	2,806,258
	Stock Options (3)	—	948,202	948,202	—	—	948,202	948,202
	Performance Awards (4)	—	5,451,071	5,451,071	—	—	5,451,071	5,451,071
	Cash Severance (5)	—	15,238,945	5,045,495	5,260,443	5,260,443	5,045,495	5,045,495
	TOTAL	—	24,444,476	14,251,026	5,260,443	5,260,443	14,251,026	14,251,026
Susan K. Carter	Stock Awards	—	216,132	216,132	—	—	216,132	216,132
	Stock Options (3)	—	58,423	58,423	—	—	58,423	58,423
	Performance Awards (4)	—	449,589	449,589	—	—	449,589	449,589
	Cash Severance (5)	—	2,931,713	964,982	994,868	994,868	964,982	964,982
	TOTAL	—	3,655,857	1,689,126	994,868	994,868	1,689,126	1,689,126
John L. Rose	Stock Awards	—	305,818	305,818	—	—	305,818	305,818
	Stock Options (3)	—	155,524	155,524	—	—	155,524	155,524
	Performance Awards (4)	—	879,416	879,416	—	—	879,416	879,416
	Cash Severance (5)	—	5,746,301	2,609,961	3,084,961	3,084,961	2,609,961	2,609,961
	TOTAL	—	7,087,059	3,950,719	3,084,961	3,084,961	3,950,719	3,950,719
Andrew D. Farley	Stock Awards	—	447,202	447,202	—	—	447,202	447,202
	Stock Options (3)	—	129,718	129,718	—	—	129,718	129,718
	Performance Awards (4)	—	747,724	747,724	—	—	747,724	747,724
	Cash Severance (5)	—	3,257,730	616,867	1,056,059	1,056,059	616,867	616,867
	TOTAL	—	4,582,374	1,941,511	1,056,059	1,056,059	1,941,511	1,941,511
David L. Zimmerman	Stock Awards	—	381,624	381,624	—	—	381,624	381,624
	Stock Options (3)	—	145,090	145,090	—	—	145,090	145,090
	Performance Awards (4)	—	804,074	804,074	—	—	804,074	804,074
	Cash Severance (5)	—	3,300,166	267,659	683,659	683,659	267,659	267,659
	TOTAL	—	4,630,954	1,598,447	683,659	683,659	1,598,447	1,598,447

(1)	The aggregate nonqualified deferred compensation payable to all Named Executive Officers upon termination is set forth in column (f) of the Nonqualified Deferred Compensation Table.
(2)	The Table does not include amounts otherwise payable to the Named Executive Officers if they remained employed through December 31, 2011, pursuant to the KBR Senior Executive Performance Pay Plan (STI), as reported in column (g) of the Summary Compensation Table. If a Named Executive Officer is terminated for “cause” (as defined under the applicable plan/program), all such executive’s rights to payment would be automatically forfeited. Also, the Table does not include those benefits that are generally available to all employees.
(3)	The Table assumes full exercise of options that become exercisable upon termination or change-in-control as of December 31, 2011. This Table does not include the exercisable options reflected in column (b) of the Outstanding Equity Awards at Fiscal Year End Table. Option values are based on the difference between the option exercise price and the closing price for our common stock on December 31, 2010, multiplied by the number of shares to be acquired upon exercise of the option. While options do not vest upon normal retirement age, they do continue to vest on the original vesting schedule post-normal retirement.
(4)	Assumes for purposes of change-in-control with termination, normal retirement, death, and disability that payout for the Performance Cash Awards will be at Target, except for the Performance Cash Awards granted in 2009, which are based on actual performance of 152.6%.
(5)	Cash severance includes welfare costs. Messrs. Utt, Rose, Farley, and Zimmerman’s cash severance includes excise tax gross-ups calculated using a 36.45% tax rate assumption. Cash severance does not include amounts that may be paid to the Named Executive Officers under the severance plan generally available to all employees of the Company.

Severance and Change-in-Control Agreements

Our Compensation Committee approved severance and change-in-control agreements (collectively, the “Agreement”) for Ms. Carter and Messrs. Utt, Rose, Farley, and Zimmerman, along with certain other senior executive officers of the Company.

Circumstances that Would Trigger Payments and Benefits

The Agreement will terminate automatically on the earlier of (i) the executive’s termination of employment with the Company or (ii) a change-in-control during the term of the Agreement, two years following the change-in-control. The Agreement provides for (i) severance termination benefits (prior to a change-in-control), (ii) double-trigger change-in-control termination benefits (on or after a change-in-control), and (iii) death, disability, and retirement benefits.

Under the Agreement, “cause,” “good reason,” and “change-in-control” are defined as follows:

“Cause” means any of the following: (i) the executive’s gross negligence or willful misconduct in the performance of the duties and services required of him by the Company; (ii) the executive’s conviction of, or plea other than not guilty to, a felony or a misdemeanor involving moral turpitude; or (iii) a material violation of the Company’s Code of Business Conduct. However, prior to a change-in-control, “cause” also means the executive’s failure to perform, in a reasonably satisfactory manner, the duties and services required of him by the Company, provided that the Company gives the executive at least 10 days’ written notice to cure the failure.

“Good Reason” means any of the following: (i) a material diminution in the executive’s base salary, (ii) a material diminution in the executive’s authority, duties, or responsibilities, or (iii) unless agreed to by the executive, the relocation of the offices at which the executive is principally employed to a location more than 50 miles away. However, prior to a change-in-control, “good reason” means a 25% or more diminution in the executive’s base salary, unless a similar reduction is made to the base salaries of all senior executive officers of the Company.

“Change-in-Control” is generally triggered upon any of the following: (i) a person acquires 20% or more of the voting power of the Company, (ii) the majority of our Board of Directors changes, (iii) a merger or consolidation of the Company (unless it still controls a majority of the voting stock), (iv) a complete liquidation or dissolution of the Company, or (v) a sale, disposition, lease, or exchange of all or substantially all of the Company’s assets.

If, prior to, on, or after a change-in-control, Ms. Carter or Messrs. Utt, Rose, Farley, and Zimmerman die or become disabled, then the Company will provide them with the following benefits: (a) the executive’s unearned bonus under the Company’s annual cash incentive plan payable for the fiscal year in which the executive’s date of termination occurs, with such bonus amount determined at the end of the performance period in accordance with the plan, and then such earned amount (if any) (x) prorated to the executive’s date of termination and (y) paid to the executive in a lump sum on the normal payment date for such annual bonuses under the plan, but not later than the March 15th following the end of the performance period, (b) the executive’s unpaid bonus (if any) accrued under the Company’s annual cash incentive plan for the fiscal year that ended on or immediately before the executive’s date of termination, which accrued bonus shall be paid to the executive in a lump sum on the normal payment date for such bonuses under the plan, but not later than the March 15th following the end of such prior performance period, (c) the restrictions on all restricted stock and restricted stock units of the executive shall lapse in full on his or her date of termination, (d) all stock options and stock appreciation rights (“SARs”) of the executive shall become fully vested and exercisable on his or her date of termination and may be exercised until the earlier of (i) the second anniversary of his or her date of termination, unless otherwise provided by the Compensation Committee, in its discretion, or (ii) the remaining term of such option or SAR, (e) all outstanding performance awards of the executive shall be prorated to his or her date of termination and to the extent such awards become “earned” based on actual performance results at the end of the performance period, shall be paid to the executive in a lump sum on the normal payment date for such awards under the plan, but not later than the March 15th following the end of the performance period, and (f) all account balances of the executive in all supplemental and/or non-qualified retirement plans of the Company and its affiliates shall become fully vested on his or her date of termination.

If, prior to, on, or after a change-in-control, Ms. Carter or Messrs. Utt, Rose, Farley or Zimmerman retire, then the Company will provide them with the above death and disability benefits, except that the executive may only exercise his or her stock options and SARs until the earlier of (a) the first anniversary of his or her date of termination, unless otherwise provided by the Compensation Committee, in its discretion, or (b) the remaining term of such option or SARs.

If, prior to, on, or after a change-in-control, Ms. Carter or Messrs. Utt, Rose, Farley or Zimmerman voluntarily terminates his or her employment for any reason other than a “good reason” or retirement, the executive will not be entitled to any payments or benefits and his or her vested stock options and SARs must be exercised within 30 days of the date of his or her termination, but not later than the option or SAR expiration date.

If, prior to, on, or after a change-in-control, Ms. Carter or Messrs. Utt, Rose, Farley or Zimmerman’s employment is terminated by the Company for “cause,” the executive shall not be entitled to any severance payments or benefits.

If, prior to a change-in-control, Ms. Carter or Messrs. Rose, Farley or Zimmerman’s employment is terminated by us (except for “cause”), or if Ms. Carter or Messrs. Rose, Farley, or Zimmerman terminate his or her employment for “good reason,” the Company will provide the executive with the following benefits: (a) a lump-sum cash payment equal to the sum of: (i) one year’s base salary in effect at termination plus (ii) the executive’s annual target bonus opportunity, (b) all vested stock options and SARs may be exercised within the one-year period following his or her date of termination, but not later than the remaining term of the option or SARs, and (c) all unvested stock options, SARs, restricted stock, restricted stock units, and performance awards shall be forfeited, unless and to the extent provided otherwise by the Compensation Committee, in its discretion, with respect to non-performance awards.

If, prior to a change-in-control, Mr. Utt is terminated by us (except for “cause”), or if Mr. Utt terminates his employment for “good reason,” the Company will provide Mr. Utt with the following benefits: (a) a lump-sum cash payment equal to the sum of: (i) two times his base salary in effect at termination plus (ii) two times his annual target bonus opportunity, (b) all vested stock options and SARs may be exercised within the one-year period following his date of termination, but not later than the remaining term of the option or SARs, (c) with the exception of unvested restricted stock and restricted stock units granted to Mr. Utt by the Company on or before April 9, 2007, all unvested stock options, SARs, restricted stock, restricted stock units, and performance awards granted to Mr. Utt by the Company will be forfeited, unless and to the extent provided otherwise by the Compensation Committee, in its discretion, with respect to non-performance awards, and (d) the option to elect medical and prescription drug coverage for himself and his dependents under the Company’s medical plan, if one exists, at full cost to Mr. Utt (based on the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) rate), until such time as the Company no longer maintains a medical plan.

If both (1) a change-in-control occurs and (2) on, or within two years after the change-in-control, the Company involuntarily terminates Ms. Carter or Messrs. Utt, Rose, Farley, or Zimmerman’s employment or Ms. Carter or Messrs. Utt, Rose, Farley, or Zimmerman terminates his or her employment for “good reason” then, the Company will provide them with the following change-in-control termination benefits: (a) a lump sum cash payment equal to the sum of: (i) two times (three times with respect to Mr. Utt) the executive’s base salary in effect at termination (or, if higher, the executive’s base salary in effect immediately prior to the change-in-control) plus (ii) two times (three times with respect to Mr. Utt) the executive’s annual target bonus opportunity, (b) the executive’s unearned bonus under Company’s annual cash incentive plan payable for the fiscal year in which the executive’s date of termination occurs, with such bonus amount determined at the end of the performance period in accordance with the plan, and then such earned amount (if any) (x) prorated to the executive’s date of termination and (y) paid to the executive in a lump sum on the normal payment date for such annual bonuses under the plan, but not later than the March 15th following the end of the performance period, (c) the executive’s unpaid bonus (if any) accrued under the Company’s annual cash incentive plan for the fiscal year that ended on or immediately before the executive’s date of termination, which accrued bonus shall be paid to the executive in a lump sum on the normal payment date for such bonuses under the plan, but not later than 74 days following the executive’s termination of employment with the Company, (d) all of the outstanding stock options, SARs, restricted stock and restricted stock unit awards, and other equity based awards granted by the Company to the executive that are not performance awards shall become fully vested and immediately exercisable or payable in full on the effective date of the release required under the agreement, provided such release is timely executed by the executive following his or her termination of employment with the Company, (e) all performance award units other than those that are covered under the Company’s annual cash incentive plan shall be prorated to the date of termination and paid on actual performance at the end of the performance period, but not later than March 15th following the end of the performance period, (f) all account balances in any supplemental and/or non-qualified retirement plans shall become fully vested, (g) a gross-up payment (except this does not apply to Ms. Carter), (h) welfare plan costs equal to two times (three times with respect to Mr. Utt) the total annual cost to the executive and the Company of the medical, dental, life, and disability benefits provided to the executive and the executive’s eligible dependents by the Company for the year of the executive’s termination, and, with respect to only Mr. Utt, (i) the option to elect medical and prescription drug coverage for himself and his dependents under the Company’s medical plan, if one exists, at full cost to Mr. Utt (based on the COBRA rate), until such time as the Company no longer maintains a medical plan.

Our Compensation Committee understands that in light of the recent financial crisis, excise tax gross-ups may no longer be an appropriate component of executive compensation packages. Consequently, our Compensation Committee is committed to rejecting any proposals that request new excise tax gross-ups.

Determination of Appropriate Payment and Benefit Levels Under the Various Circumstances that Trigger Payments and Benefits

Our Compensation Committee engaged AonHewitt, its previous compensation consultant, to assist in the development of the Agreement. In February 2008, AonHewitt presented a comprehensive overview of market practices of severance and change-in-control benefits among our E&C Peer Group, as well as, AonHewitt’s knowledge of general market practices and emerging trends. In addition, AonHewitt provided the Compensation Committee with a proposed severance and change-in-control program that was consistent with the median of our E&C Peer Group. Our Compensation Committee elected to move forward with the proposed program, except that the Compensation Committee wanted to make severance payments (without a change-in-control) more difficult to trigger as compared to the terms of the companies in the E&C Peer Group. Further, while not common practice among the E&C Peer Group, our Compensation Committee elected to add a broad two-year clawback provision. Our Compensation Committee asked its Chairman to work with AonHewitt, in-house legal counsel, and outside legal counsel to prepare the Agreement consistent with these suggestions. In May 2008, AonHewitt presented the revised program, with all the potential costs associated with the suggested Agreement. After further review, and advise from outside legal counsel that the Agreement was more favorable to KBR than our peer companies with respect to severance (without a change-in-control) payment triggers and that it was consistent with our peer companies with respect to severance following a change-in-control, our Compensation Committee approved the Agreement in May 2008.

Material Conditions or Obligations Applicable to the Receipt of Payments or Benefits

As a condition to receive the severance benefits upon a termination by us (except for “cause”) or a resignation by the executive for “good reason,” the executives must first execute a release and full settlement agreement. The Agreement also contains customary confidentiality, noncompetition, and nonsolicitation covenants, as well as a mandatory arbitration provision. In addition, the Agreement contains a clawback provision that allows the Company to recover any benefits paid under the Agreement if the Company determines within two years after the executive’s termination of employment that his employment could have been terminated for cause. With the exception of unvested restricted stock and restricted stock units granted to Mr. Utt by the Company on or before April 9, 2007, the Agreement provides that all unvested stock options, SARs, restricted stock, restricted stock units, and performance awards granted to the executives by the Company will be forfeited upon severance. Such awards, however, will fully vest upon a double-trigger change-in-control termination. An exception was made for Mr. Utt as a compromise for him to give up his rights to full vesting of his restricted stock upon severance under his former employment agreement.

Other Material Factors

Our Compensation Committee does not have discretion in determining post termination payments other than the ability to amend agreements to increase payment upon post termination.

Effective as of December 31, 2008, the form severance and change-in-control agreement was amended to comply with the final regulations of Section 409A of the Internal Revenue Code.

No Employment Agreements

The Company has no employment agreements with its Named Executive Officers. Each of our Named Executive Officers has entered into severance and change-in-control agreements that only provide for severance-type benefits, as described in the above section.

DIRECTOR COMPENSATION

In 2011, all non-employee Directors received an annual retainer of $100,000. The lead non-employee Director received an additional annual retainer of $5,000. The Chairman of each committee also received an additional annual retainer as follows: Nominating and Corporate Governance — $5,000; Audit — $15,000; Compensation — $10,000; and Corporate Social Responsibility — $5,000. As recommended by our Nominating and Corporate Governance Committee, in 2011 each of our non-employee Directors received an annual award of $100,000 worth of restricted stock units under the KBR Stock and Incentive Plan. The vesting period is six-month cliff vesting. Our Board of Directors established share ownership guidelines for the non-employee Directors in an effort to link more closely the financial interests of the non-employee Directors with those of KBR’s stockholders. Non-employee Directors are required to own KBR stock in an amount equal to five times the non-employee Director annual cash retainer within five years of joining the Board of Directors.

Periodically, our Nominating and Corporate Governance Committee reviews the competitiveness of the compensation of our non-employee Directors. The results of such reviews were presented to our Board of Directors in July and December 2011 with regard to the compensation of our non-employee Directors for 2012. Several changes were made to the program effective January 1, 2012, including moving to a larger restricted stock unit award and increasing the lead non-employee Director retainer to $20,000, the Compensation Committee Chairman to $15,000, and the Corporate Social Responsibility Chairman to $10,000. These changes brought the non-employee Directors’ compensation closer to the 50th percentile of our E&C Group.

The following table sets forth certain information with respect to KBR’s director compensation for non-employee Directors during the fiscal year ended December 31, 2011.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Jeffrey E. Curtiss	115,000	100,008	—	—	—	17,091	232,099
Lester L. Lyles	101,250	100,008	—	—	—	23,077	224,335
W. Frank Blount	110,000	100,008	—	—	—	3,649	213,657
Richard J. Slater	103,750	100,008	—	—	—	8,289	212,047
Loren K. Carroll	110,000	100,008	—	—	—	586	210,594
John R. Huff	100,000	100,008	—	—	—	2,178	202,186
Linda Z. Cook	50,000	100,007	—	—	—	132	150,139

(1)	Directors who were also full-time officers or employees of KBR received no additional compensation for serving as directors.
(2)	The amounts in column (c) represent the grant date fair value of awards granted in 2011 pursuant to the KBR Stock and Incentive Plan. The fair values were determined in accordance with FASB ASC 718, “Stock Compensation.” Assumptions used in the calculation of these amounts are described in note 1 under “Significant Accounting Policies” and note 13 under “Stock-based Compensation and Incentive Plans” of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2011.
(3)	The amounts in column (g) reflect dividends paid on the vested and unvested portions of the stock awarded in 2011, security provided at the Company’s request, spousal travel expenses to accompany the non-employee Directors to a board meeting, and the reimbursement of the taxes associated with payment of the spousal travel expenses. The tax reimbursements for the spousal travel expenses for Messrs. Curtiss, Slater, and Lyles equaled $5,909, $3,025, and $7,871, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We perform many of our projects through incorporated and unincorporated joint ventures. In addition to participating as a joint venture partner, we often provide engineering, procurement, construction, operations or maintenance services to the joint venture as a subcontractor. Where we provide services to a joint venture that we control and therefore consolidate for financial reporting purposes, we eliminate intercompany revenues and expenses on such transactions. In situations where we account for our interest in the joint venture under the equity method of accounting, we do not eliminate any portion of our revenues or expenses. We recognize the profit on our services provided to joint ventures that we consolidate and joint ventures that we record under the equity method of accounting primarily using the percentage-of-completion method.

RELATED PERSON POLICIES

Our Board of Directors has adopted a policy requiring its approval of any transactions involving our directors, executive officers or any nominees for director and any greater than 5% stockholders and their immediate family members. The types of transactions covered by this policy are transactions, arrangements or relationships or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) we (including any of our subsidiaries) were, or will be a participant, (2) the aggregate amount involved exceeds $120,000 in any calendar year, and (3) any related person had, has or will have a direct or indirect interest (other than solely as a result of being a director or holding less than a 10 percent beneficial ownership interest in another entity), and which is required by the rules and regulations of the SEC to be disclosed in our public filings. The Board of Directors will only approve transactions with related persons when the Board of Directors determines such transactions are in our best interests or the best interests of our stockholders. In determining whether to approve or ratify a related person transaction, the Board of Directors will apply the following standards and such other standards it deems appropriate:

•	whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the transaction is material to us or the related person;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction;

•	the extent of the related person’s interest in the transaction; and

•	whether there are alternative sources for the subject matter of the transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires KBR’s directors and executive officers, and persons who own more than ten percent of a registered class of KBR’s equity securities, to file with the SEC and the New York Stock Exchange (the “NYSE”) initial reports of ownership and reports of changes in ownership of common stock of KBR.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that such reports accurately reflect all reportable transactions and holdings, with respect to the fiscal year ended December 31, 2011 and during 2012 through the date of this proxy statement, all officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements, except as provided herein. Mr. Utt’s Form 4 for his April 1, 2011 sale of stock and exercise of options under his Rule 10b5-1 plan was late due to a delay in receiving notice of the transaction because of broker error. Mr. Utt’s Form 4 for his May 2, 2011 sale of stock and exercise of options under his Rule 10b5-1 plan was corrected through an amended Form 4 on May 26, 2011 because of an inaccuracy in the original filing resulting from a clerical error on behalf of the brokerage firm.

AUDIT COMMITTEE REPORT

KBR’s Audit Committee operates under a written charter, a copy of which is available on KBR’s website, www.kbr.com. As required by the charter, we review and reassess the charter annually and recommend any changes to the Board of Directors for approval.

KBR’s management is responsible for preparing KBR’s financial statements and the principal independent accountants are responsible for auditing those financial statements. The Audit Committee’s role is to provide oversight of management in carrying out management’s responsibility and to appoint, compensate, retain and oversee the work of the principal independent accountants. In fulfilling our oversight role for the year ended December 31, 2011, under the Audit Committee’s charter, we:

•	reviewed and discussed KBR’s audited financial statements with management;

•

discussed with KPMG LLP, KBR’s principal independent accountants, the matters required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received from KPMG LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; and

•	discussed with KPMG its independence.

Based on our:

•	review of the audited financial statements;

•	discussions with management;

•	discussions with KPMG LLP; and

•	review of KPMG LLP’s written disclosures and letter,

we recommended to the Board of Directors that the audited financial statements be included in KBR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC. Our recommendation considers our review of that firm’s qualifications as independent accountants for the Company. Our review also included matters required to be considered under SEC rules on auditor independence, including the nature and extent of non-audit services. In our judgment the nature and extent of non-audit services performed by KPMG LLP during the year did not impair the firm’s independence.

Respectfully submitted,

The Audit Committee of Directors

Jeffrey E. Curtiss, Chairman

W. Frank Blount

Lester L. Lyles

Jack B. Moore

March 7, 2012

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for audit services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2011 and December 31, 2010, and fees billed or expected to be billed for audit-related, tax and all other services rendered by KPMG during those periods.

	2011	2010
	Thousands of dollars
Audit fees(a)	$7,093	$6,800
Audit-related fees(b)	51	51
Tax fees(c)	500	816
Other fees	0	36

Total	$7,644	$7,703

(a)	Audit fees represent the aggregate fees for professional services rendered by KPMG for the integrated audit of our annual financial statements for the fiscal years ended December 31, 2011 and December 31, 2010. Audit fees also include the audits of many of our subsidiaries in regards to compliance with statutory requirements in foreign countries, and review of registration statements.
(b)	Audit-related fees primarily include professional services rendered by KPMG for special purpose audits of separate KBR entities primarily related to jurisdictional licensing requirements and audits of some of our subsidiaries relating to certain transactions.
(c)	Tax fees consist of the aggregate fees billed for professional services rendered by KPMG for federal, state and international tax compliance and advice.

Pre-Approval Policy

The Audit Committee is directly responsible for appointing, setting compensation for and overseeing the work of KPMG, our principal independent registered public accounting firm. The Audit Committee has established written pre-approval policies requiring approval by the Audit Committee of all services to be provided by KPMG and all audit services provided by other independent accountants. The policy provides that all audit, audit-related and tax services to be provided by KPMG will be described in a written plan submitted to the Audit Committee annually for pre-approval. The Audit Committee, its Chairman or another Audit Committee member designee must pre-approve any audit, audit-related or tax services to be provided by KPMG that were not submitted for annual pre-approval if the fees to be paid for such services will exceed $150,000. All other services for fees in excess of $50,000 must be specifically approved in the same manner as audit, audit-related and tax services greater than $150,000.

The policy also provides that all audit services to be provided by independent public accountants other than KPMG will be described in writing and presented to the Audit Committee by our Chief Accounting Officer annually for pre-approval. Any audit services not included in the annual pre-approved plan must be approved in the same manner as unplanned audit, audit-related and tax services to be provided by KPMG.

As permitted by the SEC, to ensure prompt handling of unexpected matters, our policy allows for the delegation of the Audit Committee’s pre-approval authority under the policy to the Chairman or another member of the Audit Committee designated by the Audit Committee or the Chairman. Any pre-approval decisions by the Audit Committee Chairman or other Audit Committee designee will be reported to the Audit Committee at the next regularly-scheduled meeting following any such decisions.

PROPOSAL No. 4

RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has audited the financial statements of KBR and its predecessor beginning with the year ended December 31, 2004. A resolution will be presented at the Annual Meeting of Stockholders to ratify the appointment by the Audit Committee of the Board of Directors of that firm as independent registered public accounting firm to audit the consolidated financial statements of KBR as of and for the year ending December 31, 2012. The engagement of KPMG LLP was made by the Audit Committee. KPMG LLP has advised that neither the firm nor any member of the firm has any direct financial interest or any material indirect interest in KBR. Also, during at least the past three years, neither the firm nor any member of the firm has had any connection with KBR in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions from stockholders.

Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, the Audit Committee of the Board of Directors has decided to ask our stockholders to ratify this appointment.

The proposal to ratify the appointment of KPMG LLP will be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting of Stockholders. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider the selection of an independent registered public accounting firm.

The Audit Committee of the Board of Directors recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit the consolidated financial statements for KBR as of and for the year ending December 31, 2012. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

PROPOSAL No. 5

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A(a)(1) of the Exchange Act, the Board of Directors is providing our shareholders with the opportunity to cast a non-binding advisory vote to approve the compensation of our Named Executive Officers (“NEOs”) as disclosed in this proxy statement.

The first shareholder advisory vote to approve named executive officer compensation since the initial public offering of KBR’s common stock was held last year at KBR’s 2011 Annual Meeting of Stockholders. Under KBR’s Bylaws, the 2011 advisory vote was in favor of approval of our named executive officer compensation, that choice having been selected by the holders of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote. The Compensation Committee considered the results to be an affirmation of the stockholders’ support of our compensation policies and decisions, and we did not change our executive compensation decisions and policies in 2011 in direct response to the votes on our 2011 advisory vote to approve named executive officer compensation. However, we did make several changes to simplify our executive compensation program effective January 1, 2012, which are noted below in this proposal. The first advisory vote on the frequency of advisory votes to approve named executive officer compensation was also held last year at KBR’s 2011 Annual Meeting of Stockholders. Under KBR’s Bylaws, the advisory vote on the frequency of the advisory vote to approve named executive officer compensation was in favor of one year, with that period having been selected by the holders of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote. In light of these voting results, KBR’s Board of Directors determined that KBR will hold an advisory vote to approve named executive officer compensation each year until the results of the next advisory vote on the frequency of advisory votes to approve named executive officer compensation are reviewed in 2017.

Executive compensation

The Committee establishes, recommends and governs all of the compensation and benefits policies and actions for KBR’s NEOs, as defined above under “Compensation Discussion and Analysis — Executive Summary.” Consistent with our compensation philosophy, our executive compensation program has been designed to achieve the following primary objectives:

•	provide a clear and direct relationship between executive pay and company (and Business Group or Business Unit, as applicable) performance, both on a short and long-term basis;

•	emphasize operating performance measures;

•	link executive pay to measures of stockholder value;

•	support our business strategies and management processes in order to motivate our executives; and

•

generally target current market levels of total compensation opportunities near the 50th percentile of the competitive market for good performance and between the 50th and 75th percentile of the competitive market for outstanding performance.

In consideration of these objectives, KBR provides pay that is highly dependent on performance (both short and long-term) in order to align total compensation with shareholder interests. Performance pay represents the majority of our CEO’s compensation as a percentage of total compensation. Specifically, approximately 84% of total compensation for the CEO in fiscal 2011 was performance-based compensation. We continually review best practices in governance and executive compensation. In observance of such best practices, KBR:

•	does not maintain employment agreements with the NEOs;

•	has incentive plans that discourage undue risk and align executive rewards with short and long-term company performance;

•	imposes a performance requirement on 100% of the restricted stock units, stock options, and long-term incentive cash awards that are granted to our NEOs;

•	reduced the CEO’s 2011 short-term incentive target reward from 125% to 100%;

•	increased the total shareholder return percentage ranking at which the 2011 long-term incentive cash performance awards pay out at maximum from 75% to 83.3%;

•	requires executives to satisfy stock ownership requirements;

•	froze the KBR Supplemental Executive Retirement Plan effective January 1, 2012;

•	eliminated the separate base salary supplement of $100,000 for the CEO and $30,000 for the other NEOs effective January 1, 2012;

•	increased the total shareholder return percentage ranking at which the 2012 long-term incentive cash performance awards pay out at maximum from 83.3% to 100%;

•	reduced the threshold payout percentage of the 2012 long-term incentive cash performance awards from 50% to 25%; and

•	reduced the CEO’s 2012 short-term incentive threshold reward from 50% to 27.5%.

For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

While the resolution is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions.

For all the reasons set forth above, the Board of Directors recommends that you vote FOR the advisory vote to approve our NEOs’ compensation as disclosed in this proxy statement. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

PROPOSAL No. 6

APPROVE AN AMENDMENT AND RESTATEMENT OF THE

KBR, INC. 2006 STOCK AND INCENTIVE PLAN, AS AMENDED

Reason for the Amendment and Restatement

We are asking stockholders to approve the amended and restated KBR, Inc. 2006 Stock and Incentive Plan, as amended (the “Stock Plan”), attached hereto as Appendix B, so that we may continue to achieve our goals of attracting, motivating, and retaining highly competent employees through grants of equity and cash performance awards, as well as receive a federal income tax deduction for any compensation paid under the Stock Plan that constitutes “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Our Compensation Committee and our Board of Directors have approved the amended and restated Stock Plan, subject to the approval of our stockholders at the Annual Meeting.

We strongly believe that the approval of the amended and restated Stock Plan is essential to our continued success. We use equity and cash performance awards to motivate high levels of performance, to align the interests of our employees and stockholders, and to enhance our ability to attract and retain highly qualified non-employee directors. We believe that the ability to grant equity and cash performance awards is important to our future success.

The Stock Plan is also designed to allow us to take a full federal income tax deduction for the compensation paid to our executive officers in connection with certain awards granted under the Stock Plan.

Changes in the Amended and Restated Stock Plan

The Stock Plan last was approved by stockholders at our 2007 Annual Meeting of Stockholders. The following is a summary of the material changes that are contained in the amended and restated Stock Plan as compared to the existing Stock Plan. Please also read the summary of the amended and restated Stock Plan below.

(i) Add 2,000,000 shares of our common stock to the pool of shares available for issuance under the Stock Plan. As of December 31, 2011, 4,202,142 shares remained available for grant under the existing Stock Plan. Therefore, the total number of shares that would be available under the amended and restated Stock Plan would be 6,202,142.

(ii) Increase the sublimit on the number of shares of common stock that may be delivered under the Stock Plan in the form of restricted stock awards, restricted stock unit awards, or pursuant to performance awards by 2,000,000 from 3,500,000 to 5,500,000.

(iii) Increase the maximum cash value of performance awards that may be granted to a participant in any one calendar year from $10 million to $12 million.

(iv) Expand the list of performance measures.

(v) Add performance measures under stock value equivalent awards, restricted stock awards, and restricted stock unit awards to allow for us to deduct the value of future performance-based restricted equity awards and stock value equivalent awards.

(vi) Revise the definition of corporate change to remove references to our prior parent, Halliburton, and to add a provision to comply with Section 409A of the Code and related regulation or pronouncements of the U.S. Department of Treasury (“Section 409A”).

(vii) Replace a single-trigger vesting upon change in control provision with a double-trigger change in control provision consistent with the double-trigger change in control that is already standard for our Senior Executive Management in their severance and change in control agreements.

(viii) Eliminate liberal share counting provisions for stock appreciation rights.

(ix) Add that shares available for issue under the Stock Plan will not be increased by any shares repurchased by us in connection with the exercise of a stock option.

(x) Add that shares that have been issued under the Stock Plan under any award will not be available for new grants, except that if an award expires without having been exercised in full, or with respect to restricted stock, restricted stock units, performance awards, or stock value equivalents, is forfeited or settled in cash, the unpurchased shares (or for awards other than stock options and stock appreciation rights, the forfeited or repurchased shares) that were subject thereto, will become available for the grant of a new award under the Stock Plan.

(xi) Apply the individual 500,000 share limit to all equity-based awards that are subject to Section 162(m) to be able to deduct such awards.

(xii) Incorporate Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 compliance language.

Share Information

The following table shows the number of outstanding and available shares under the Stock Plan and the KBR, Inc. Transitional Stock Adjustment Plan (the “Transitional Plan”) before and after stockholder approval (assuming a total of 6,202,142 shares are available for issuance after approval) and the total overhang as of December 31, 2011:

	Issued Awards	Available Shares	Total
Before Stockholder Approval
Stock Plan	3,303,173	4,202,142	7,505,315
Transitional Plan(1)	430,524	0	430,524

Total	3,733,697	4,202,142	7,935,839
Total Overhang (%)			5.29	%(2)
After Stockholder Approval
Amended and Restated Stock Plan	3,303,173	6,202,142	9,505,315
Transitional Plan(1)	430,524	0	430,524

Total	3,733,697	6,202,142	9,935,839
Total Overhang (%)			6.62	%(2)

(1)	The Transitional Plan is a frozen plan that was adopted to convert Halliburton equity awards to KBR equity awards at the split-off of KBR from Halliburton. No new awards can be made under the Transitional Plan.
(2)	Calculated as: (a) the number of shares available for issuance plus the number of shares subject to outstanding awards, divided by (b) 150,000,000 shares that were issued and outstanding as of December 31, 2011.

The following table includes information regarding outstanding equity awards and shares available for future awards under all of our equity compensation plans as of December 31, 2011 (and without giving effect to any approval of the amended and restated Stock Plan under this proposal):

Total shares underlying outstanding options	2,900,199
Weighted average exercise price per share of outstanding options	$19.75
Weighted average remaining contractual life of outstanding options	6.75 years
Total shares underlying outstanding, unvested time-based full value awards	833,498
Total shares currently available for grant	4,202,142
Total shares currently available for grant as full-value restricted stock and restricted stock unit awards	775,043

As shown in the following table, our three-year average annual burn rate has been 1.08%, which is well below the Institutional Shareholder Services (“ISS”) burn rate cap of 2.93% that applies to our capital goods industry for 2012.

Fiscal Year	Options Granted	Time- Based Full Value Awards Granted	Total(1)	Weighted Average Number of Common Shares Outstanding	Burn Rate = Total /Weighted Average Common Shares Outstanding
2011	641,914	274,948	1,518,438	150,000,000	.79%
2010	801,108	358,665	1,518,438	156,000,000	.97%
2009	1,361,651	500,505	2,362,661	160,000,000	1.48%
Three year average					1.08%

(1)	Using ISS methodology, calculated as the sum of: (a) the number of shares granted as option awards and (b) the number of shares granted as time-based full value awards, multiplied by a factor of 2.0.

Summary of the Amended and Restated Stock Plan

The terms of the amended and restated Stock Plan are summarized below.

Types of Awards. The Stock Plan provides for the grant of any or all of the following types of awards:

•	stock options, including incentive stock options and non-qualified stock options;

•	SARs, in tandem with stock options or freestanding;

•	restricted stock;

•	restricted stock units;

•	performance awards; and

•	stock value equivalent awards.

Awards may be made to the same person on more than one occasion and may be granted singly, in combination, or in tandem as determined by the Compensation Committee.

Shares Subject to the Stock Plan. We have reserved 12,000,000 shares of our common stock for purposes of the Stock Plan, of which no more than 5,500,000 shares may be issued in the form of restricted stock or restricted stock units or pursuant to performance awards denominated in common stock. There is a 500,000 share limit on the total number of option shares or stock appreciation rights, singly or in combination, together with shares or share equivalents under performance awards that are denominated in common stock, restricted stock awards and/or restricted stock unit awards that may be granted to any participant in any one calendar year that are intended to qualify as “performance-based compensation” for purposes of Section 162(m). The cash value determined as of the date of grant of any performance award not denominated in common stock together with any stock value equivalent award granted to any participant for any one calendar year may not exceed $12,000,000. Repricing, the cancellation and reissuance, and the exchange for cash of stock options or SARs is prohibited. The Stock Plan provides for adjustments to the terms of outstanding grants and the shares reserved for future grants in the event of subdivisions or combinations of our common stock, stock dividends or stock splits. It also provides for adjustments to be determined by the Compensation Committee in the event of consolidations or mergers of our company with another corporation or entity, recapitalizations of our company or distributions to holders of our common stock of securities or property other than normal cash dividends or stock dividends. In general, we may satisfy awards granted under the Stock Plan using shares of our authorized but unissued common stock or common stock previously issued that we have reacquired.

Shares that have been issued under the Stock Plan under any award will not be available for the grant of a new award under the Stock Plan. If an award expires without having been exercised in full, or, with respect to restricted stock, restricted stock units, performance awards, or stock value equivalent awards, is forfeited to, or settled in cash by, KBR, the unpurchased shares (or for awards other than options and stock appreciation rights, the forfeited or repurchased shares) that were subject to the award will become available for the grant of a new award under the Stock Plan. Shares withheld from an award to satisfy the exercise price of the award or KBR’s required tax withholding obligations will not be available for new grants. If a share-settled stock appreciation right is exercised, the gross number of shares subject to the stock appreciation right will be counted against the shares available for issue under the Stock Plan as one share for every share subject to the stock appreciation right, regardless of the number of shares used to settle the stock appreciation right upon exercise. Further, the shares available for issue under the Stock Plan are not increased by any shares repurchased by the Company in connection with the exercise of an outstanding stock option.

Term. The Stock Plan has a ten-year term; new awards may not be granted under the Stock Plan following the tenth anniversary of the Stock Plan adoption date.

Administration. The Compensation Committee appointed by our Board of Directors administers the Stock Plan for our employees. Our Compensation Committee was appointed by, and serves at the pleasure of, our Board of Directors.

Subject to the terms of the Stock Plan, and to any approvals and other authority as our Board of Directors may reserve to itself from time to time, our Compensation Committee, consistent with the terms of the Stock Plan, has authority to:

•	select the individuals to receive awards;

•

determine the timing, form, amount or value and term of grants and awards, and the conditions and restrictions, if any, subject to which grants and awards will be made and become payable under the Stock Plan;

•	construe the Stock Plan and prescribe rules and regulations for the administration of the Stock Plan; and

•	make any other determinations authorized under the Stock Plan as the Compensation Committee deems necessary or appropriate.

Eligibility. A broad group of our employees and employees of our affiliates are eligible to participate in the Stock Plan. The selection of participants from eligible employees is within the discretion of the Compensation Committee. Outside directors of KBR are also eligible to participate in the Stock Plan.

Stock Options. Awards under the Stock Plan may be in the form of stock options to purchase shares of common stock. The Compensation Committee will determine the number of shares subject to the option, the manner and time of the option’s exercise, the conditions on exercisability and the exercise price per share of stock subject to the option. The term of an option may not exceed ten years. The exercise price of a stock option will not be less than the fair market value of the common stock on the date the option is granted. The Compensation Committee will designate each option as a non-qualified or an incentive stock option.

Stock Appreciation Rights. The Stock Plan also authorizes the Compensation Committee to grant stock appreciation rights either independent of, or in connection with, a stock option. The exercise price of a SAR will not be less than the fair market value of the common stock on the date the SAR is granted. If granted with a stock option, exercise of SARs will result in the surrender of the right to purchase the shares under the option as to which the SARs were exercised. Upon exercising a SAR, the participant receives for each share for which the SAR is exercised, an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Payment of that amount may be made in shares of common stock, cash, or a combination of cash and common stock, as determined by the Compensation Committee. The term of a SAR grant may not exceed ten years. No consideration is received by us for granting SARs.

Each grant of a SAR will be evidenced by an agreement that specifies the terms and conditions of the award, including the effect of death, disability, retirement or other termination of service on the exercisability of the SAR.

Restricted Stock and Restricted Stock Units. Stock awards may be granted consisting of restricted common stock or restricted stock units denominated in common stock. The Compensation Committee may establish rules and procedures for the crediting of dividend equivalents, if any, for restricted stock unit awards. Stock awards are subject to the 5,500,000 share limit on the total number of shares that may be issued in the form of restricted stock, restricted stock units, or performance awards. The Compensation Committee will determine the nature and extent of the restrictions on the awards, including performance measures, the duration of the restrictions, and any circumstance under which restricted shares will be forfeited. With a limited exception, the restrictions may not lapse in less than equal annual installments over a period of at least three years from the date of grant.

Performance Awards. The Stock Plan permits the Compensation Committee to grant performance awards to eligible individuals. Performance awards, which also include stock value equivalent awards, restricted stock awards, and restricted stock unit awards, are awards that are contingent on the achievement of one or more performance measures. The awards that are share-based are subject to the 5,500,000 share limit on the total number of shares that may be issued in the form of restricted stock, restricted stock units or performance awards denominated in common stock. The cash value as of the time of grant of any performance awards to any individual that are not denominated in common stock, together with any stock value equivalent award, shall not exceed $12,000,000 in any calendar year.

The performance criteria that may be used by the Compensation Committee in granting performance awards consist of objective tests based on the following: earnings, cash value added performance, cash flow, stockholder return and/or value, customer satisfaction, operating profits (including EBITDA), revenue, net profits, financial return ratios, earnings per share, profit return and margins, stock price, market share, cost reduction goals, debt to capital ratio, working capital, return on capital, days billed accounts receivable outstanding, days unbilled accounts receivable outstanding, job income sold, net overhead expense, forecast accuracy, and safety.

The Compensation Committee may select one criterion or multiple criteria for measuring performance. The measurement may be based on company, subsidiary, business unit, business group, or corporate department performance, or based on comparative performance with other companies or other external measures of selected performance criteria. The Compensation Committee will also determine the length of time over which performance will be measured. The effect of an awardee’s death, disability, retirement or other termination of service during the performance period will be provided in the participant’s performance award agreement.

Stock Value Equivalent Awards. The Stock Plan permits the Compensation Committee to grant stock value equivalent awards to eligible individuals. Stock value equivalent awards are rights to receive an amount equal to or based in whole or in part upon (i) the fair market value of a specified number of shares of common stock, or (ii) any appreciation in the fair market value of the shares over a specified period of time, which rights vest over a period of time as established by the Compensation Committee, or upon the satisfaction of any performance objectives or other events applicable to such awards as provided by the Compensation Committee. Payment of the vested portion of a stock value equivalent award shall be made in cash, based (to the extent applicable) on the fair market value of the common stock on the payment date. The Compensation Committee will also determine the effect of an awardee’s death, disability, retirement or other termination of service during the applicable period. Cash dividend equivalents may be paid during, or may be accumulated and paid at the end of, the determined period with respect to a stock value equivalent award, as determined by the Compensation Committee.

Corporate Change. In the event of a corporate change of KBR, unless an award document, a severance and change in control agreement, or the Committee provides otherwise, if within two years after the corporate change a participant is involuntarily terminated (or terminates with good reason) from employment (or a non-employee director’s membership on the Board is terminated), then (i) all outstanding awards will immediately vest and, if applicable, become fully exercisable, (ii) any restrictions on the awards will lapse, and (iii) all performance measures upon which any outstanding award is contingent will be deemed achieved at the maximum level and the participant will receive a payment equal to the maximum amount of the award he or she would have been otherwise entitled to receive, prorated to the date of termination of employment with KBR (or of membership on the Board).

Amendment and Termination of the Stock Plan; Repricings Prohibited. The Board of Directors may amend or terminate the Stock Plan, but no amendment or termination may be made that would impair the rights of any holder of an award already granted without his or her consent. In addition, without the approval of the stockholders, the Board of Directors may not amend the Stock Plan to effect a material revision, including, but not limited to: (a) materially increasing the benefits accruing to a participant under the Stock Plan, (b) materially increasing the aggregate number of common stock that may be issued under the Stock Plan, (c) materially modifying the requirements as to eligibility for participation in the Stock Plan, (d) changing the types of awards available under the Stock Plan, (e) amending or deleting the provisions that prevent the Compensation Committee from amending the terms and conditions of an outstanding option or SAR to alter the exercise price, or (f) making any other amendment prohibited by the rules of the NYSE.

In addition, but without reducing the prohibitions in the provisions above, except in connection with a corporate transaction involving KBR (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or stock appreciation rights or cancel outstanding options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights without stockholder approval.

Federal Income Tax Treatment. The following summarizes the current U.S. federal income tax consequences generally arising for awards under the Stock Plan. A participant who is granted an incentive stock option does not realize any taxable income at the time of the grant or at the time of exercise, but in some circumstances may be subject to an alternative minimum tax as a result of the exercise. Similarly, we are not entitled to any deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant and one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under these circumstances, we will not be entitled to any deduction for federal income tax purposes. If the participant fails to hold the shares for that period, the disposal is treated as a disqualifying disposition. The gain on the disposition is ordinary income to the participant to the extent of the difference between the option price and the fair market value on the exercise date. Any excess is long-term or short-term capital gain, depending on the holding period. Under these circumstances, we will be entitled to a tax deduction equal to the ordinary income amount the participant recognizes in a disqualifying disposition. A participant who is granted a non-qualified stock option does not have taxable income at the time of grant, but does have taxable income at the time of exercise. The income equals the difference between the exercise price of the shares and the market value of the shares on the date of exercise. We are entitled to a corresponding tax deduction for the same amount. The grant of a SAR will produce no U.S. federal tax consequences for the participant or us. The exercise of a SAR results in taxable income to the participant, equal to the difference between the exercise price of the shares and the market price of the shares on the date of exercise, and a corresponding tax deduction to us.

A participant who has been granted an award of restricted shares of common stock will not realize taxable income at the time of the grant, and we will not be entitled to a tax deduction at the time of the grant, unless the participant makes an election to be taxed at the time of grant of the award. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at that time over the amount, if any, paid for the shares. We will be entitled to a corresponding tax deduction. Dividends, if any, paid to the participant during the restriction period will also be compensation income to the participant and deductible as compensation expense by us. The holder of a restricted stock award may elect to be taxed at the time of grant of the restricted stock award on the market value of the shares, in which case:

•	we will be entitled to a deduction at the same time and in the same amount;

•	dividends, if any, paid to the participant during the restriction period will be taxable as dividends to the participant and not deductible by us; and

•	there will be no further federal income tax consequences when the restrictions lapse.

A participant who has been granted a performance share award will not realize taxable income at the time of the grant, and we will not be entitled to a tax deduction at that time. A participant will realize ordinary income at the time the award is paid equal to the amount of cash paid or the value of shares delivered, and we will have a corresponding tax deduction.

The Stock Plan is intended to comply with Section 409A and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A. If any provisions of the Stock Plan or an award under the Stock Plan would result in the imposition of the additional tax under Section 409A, such provision may be reformed, to the extent permitted by Section 409A, to avoid imposition of the additional tax and no action taken by KBR to comply with Section 409A shall be deemed to materially adversely offset the award recipient’s rights.

The grant of a stock value equivalent award produces no U.S. federal income tax consequences for the participant or us. The payment of a stock value equivalent award or a restricted stock unit results in taxable income to the participant equal to the amount of the payment received, valued with reference to the fair market value of the common stock on the payment date. We are entitled to a corresponding tax deduction for the same amount.

We may deduct in connection with any award any taxes required by law to be withheld. The Compensation Committee may permit the participant to surrender, or authorize us to withhold, shares of common stock in satisfaction of our withholding obligations.

Dodd-Frank Act Compliance. Notwithstanding anything in the Stock Plan or any award document to the contrary, if the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Act”) (or any similar federal or state law) requires KBR, Inc. to recoup any “erroneously awarded incentive compensation” that it has delivered or paid to a participant pursuant to an award, as a condition to the receipt of that award, the participant or former participant, as the case may be, must promptly repay to KBR, Inc. such amount as required by the Act upon KBR, Inc.’s written request therefor, even if the former participant has terminated employment with KBR, Inc. and its subsidiaries. KBR, Inc. may take such actions as it deems necessary or appropriate to comply with the Act. This provision will be deemed incorporated by reference into and made a part of each award document and will survive any termination of such award.

Required Vote

The proposal to approve the Amendment and Restatement of the KBR, Inc. 2006 Stock and Incentive Plan, as amended, will be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting of Stockholders on May 17, 2012, and voted for or against the proposal. If approved by the stockholders, the Stock Plan will be effective on May 17, 2012, and the tax deductibility to KBR of any awards granted pursuant to the Stock Plan will not be limited by Section 162(m). However, notwithstanding anything in the Amendment and Restatement to the contrary, if it is so approved, nothing therein shall operate or be construed to adversely affect the rights of any holder with respect to an outstanding award granted prior to May 17, 2012. If the Amendment and Restatement is not approved by the stockholders, the Stock Plan will continue in effect without change.

The Board of Directors recommends that you vote FOR approval of the Amendment and Restatement of the KBR, Inc. 2006 Stock and Incentive Plan, as amended.

ADDITIONAL INFORMATION

Stockholder Proposals for 2013 Annual Meeting and Director Nominations

If you wish to present a proposal to be considered for inclusion in our proxy material for our Annual Meeting of Stockholders to be held in 2013, you must submit the proposal in writing to our Corporate Secretary at 601 Jefferson Street, Suite 3400, Houston, Texas 77002, and we must receive your proposal not later than December 4, 2012 (the 120th day prior to April 2, 2013, the date on which we estimate that we will send our materials for our 2013 Annual Meeting of Stockholders). Proposals submitted for inclusion in our proxy materials must comply with Rule 14a-8 under the Exchange Act.

In order for stockholder proposals to have been properly submitted for presentation at our Annual Meeting of Stockholders, we must have received notice of the proposal not earlier than January 17, 2013, nor later than February 16, 2013 (the 120th and 90th days, respectively, prior to May 16, 2013, the intended date of the 2013 Annual Meeting of Stockholders). Your proposal must comply with Article I, Section 9 of our Bylaws.

A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require KBR to include the proposed nominee or business in KBR’s proxy solicitation materials.

Proxy Solicitation Costs

The proxies accompanying this proxy statement are being solicited by KBR. The cost of soliciting proxies will be paid by KBR. We have retained Phoenix Advisory Partners, LLC to aid in the solicitation of proxies. For these services, we will pay Phoenix Advisory Partners, LLC $8,500 and reimburse it for out-of-pocket expenses. Some of the executive officers and other employees of KBR also may solicit proxies personally, by telephone, mail, facsimile or other means of communication, if deemed appropriate. KBR will, upon request, reimburse banks, brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of KBR common stock.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented at the 2012 Annual Meeting of Stockholders other than the matters described in this proxy statement. If any other matters should properly come before the Annual Meeting of Stockholders for action by stockholders, it is intended that proxies in the accompanying form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies.

ADDITIONAL INFORMATION AVAILABLE

KBR files an Annual Report on Form 10-K with the Securities and Exchange Commission. Stockholders may obtain a copy of this report (without exhibits), without charge, by writing to KBR’s Investor Relations Department at 601 Jefferson Street, Suite 3400, Houston, Texas 77002.

APPENDIX A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KBR, INC.

Under Sections 242 and 245 of the General Corporation Law of the State of Delaware KBR, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

1. The current name of the Corporation is KBR, Inc., and the name under which the Corporation was originally incorporated was KBR, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 21, 2006, and subsequently amended and restated on October 27, 2006 and November 13, 2006 (the “2006 Amended and Restated Certificate of Incorporation”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), which restates, integrates and further amends the 2006 Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

3. The 2006 Amended and Restated Certificate of Incorporation is hereby superseded by this Amended and Restated Certificate of Incorporation, which shall henceforth be the Certificate of Incorporation of the Corporation.

4. The text of the 2006 Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows (hereinafter, this Amended and Restated Certificate of Incorporation, as it may be further amended or restated from time to time, is referred to as this “Certificate of Incorporation”):

FIRST: The name of the Corporation is KBR, Inc. (hereinafter, the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 350,000,000, of which 300,000,000 shares are classified as common stock, par value $0.001 per share (“Common Stock”), and 50,000,000 shares are classified as preferred stock, par value $0.001 per share (“Preferred Stock”).

The Corporation may issue shares of any class or series of its capital stock from time to time for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.

The following is a statement of the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock and the Common Stock:

Division A. Preferred Stock

The shares of Preferred Stock may be divided into and issued in one or more series, the relative rights, powers and preferences of which series may vary in any and all respects. The Board of Directors is expressly

Appendix A-1

vested with the authority to fix, by resolution or resolutions adopted prior to and providing for the issuance of any shares of each particular series of Preferred Stock and incorporate in a certificate of designations filed with the Secretary of State of the State of Delaware, the designations, powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, to the extent not provided for in this Certificate of Incorporation, and with the authority to increase or decrease the number of shares within each such series; provided, however, that the Board of Directors may not decrease the number of shares within a series of Preferred Stock below the number of shares within such series that is then outstanding nor increase the number of shares of such series above the total number of authorized shares of Preferred Stock. The authority of the Board of Directors with respect to fixing the designations, powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of each such series of Preferred Stock shall include, but not be limited to, determination of the following:

(1) the distinctive designation and number of shares of that series;

(2) the rate of dividends (or the method of calculation thereof) payable with respect to shares of that series (if any), the dates, terms and other conditions upon which such dividends shall be payable, and the relative rights of priority of such dividends to dividends payable on any other class or series of capital stock of the Corporation;

(3) the nature of the dividend payable (if any) with respect to shares of that series as cumulative, noncumulative or partially cumulative, and if cumulative or partially cumulative, from which date or dates and under what circumstances;

(4) whether shares of that series shall be subject to redemption, and, if made subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption (including the manner of selecting shares of that series for redemption if fewer than all shares of such series are to be redeemed);

(5) the rights of the holders of shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation (which rights may be different if such action is voluntary than if it is involuntary), including the relative rights of priority in such event as to the rights of the holders of any other class or series of capital stock of the Corporation;

(6) the terms, amounts and other conditions of any sinking or similar purchase or other fund provided for the purchase or redemption of shares of that series;

(7) whether shares of that series shall be convertible into or exchangeable for shares of capital stock or other securities of the Corporation or of any other corporation or entity, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(8) the extent, if any, to which the holders of shares of that series shall be entitled (in addition to any voting rights provided by law) to vote as a class or otherwise with respect to the election of directors or otherwise;

(9) the restrictions and conditions, if any, upon the issue or reissue of any additional Preferred Stock ranking on a parity with or prior to shares of that series as to dividends or upon liquidation, dissolution or winding up;

(10) any other repurchase obligations of the Corporation, subject to any limitations of applicable law; and

(11) any other designations, powers, preferences or rights, or qualifications, limitations or restrictions thereof, of shares of that series.

Any of the designations, powers, preferences or rights, or qualifications, limitations or restrictions thereof, of any series of Preferred Stock may be dependent on facts ascertainable outside this Certificate of Incorporation, or outside the resolution or resolutions providing for the issue of such series of Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Certificate of Incorporation; provided that

Appendix A-2

the manner in which such facts shall operate upon the voting powers, designations, preferences or rights, or qualifications, limitations or restrictions of such series of stock is clearly and expressly set forth in this Certificate of Incorporation or in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. The term “facts”, as used herein, includes, but is not limited to, the occurrence of any event, including a determination or action by any person or body, including the Corporation. Except as applicable law or this Certificate of Incorporation (including any certificate of designations) otherwise may require, the terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock.

The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to the authority granted in this Division A of this Article FOURTH, and the consent, by class or series vote or otherwise, of holders of Preferred Stock of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock, whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of holders of at least a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of shares of any or all other series of Preferred Stock.

Shares of any series of Preferred Stock shall have no voting rights except as required by law or as provided by the relative powers, preferences and rights of such series set forth in this Certificate of Incorporation (including any certificate of designations).

Division B. Common Stock

1. Dividends. Subject to the powers, preferences and rights of any series of Preferred Stock, dividends may be declared and paid on the Common Stock, as the Board of Directors shall from time to time determine, out of any assets of the Corporation that are by law available for such dividends.

2. Distribution of Assets. Subject to the powers, preferences and rights of any series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive, pro rata, all of the assets of the Corporation available for distribution to its stockholders. The Board of Directors, by vote of a majority of the members thereof, may distribute in kind to the holders of the Common Stock such remaining assets of the Corporation, or may sell, transfer or otherwise dispose of all or any of the remaining property and assets of the Corporation to any other entity or other purchaser and receive payment therefor wholly or partly in cash or property, and/or in securities of any such entity, and/or in obligations of such entity or other purchaser, and may sell all or any part of the consideration received therefor and distribute the same or the proceeds thereof to the holders of the Common Stock.

3. Voting Rights. Subject to the voting rights expressly conferred upon the Preferred Stock, the holders of the Common Stock shall exclusively possess full voting power for the election of directors and for all other purposes; provided, however, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Appendix A-3

Division C. Other Provisions Applicable to the Corporation’s Capital Stock

1. Votes Per Share. Any holder of Common Stock having the right to vote at any meeting of the stockholders shall be entitled to one vote for each share of Common Stock held of record by him, provided that no holder of Common Stock shall be entitled to cumulate his votes for the election of one or more directors or for any other purpose.

2. Changes in Number of Authorized Shares. Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of any class of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

FIFTH: (a) Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred on the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation, the Board of Directors is authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the Bylaws of the Corporation; provided, however, that no Bylaws hereafter adopted, or any amendments thereto, shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws or amendment had not been adopted.

(b) Number, Election and Terms of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by a majority of the directors then in office, subject to an increase in the number of directors by reason of any provisions contained in or established pursuant to Article FOURTH, but in any event shall not be less than one nor more than 15.

Prior to the 2014 annual meeting of stockholders, the board of directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified and shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Class II directors were elected at the 2011 annual meeting of stockholders for a term expiring at the 2014 Annual Meeting. Class I directors were elected at the 2010 annual meeting of stockholders for a term expiring at the 2013 annual meeting. Class III directors were elected at the 2009 annual meeting of stockholders for a term expiring at the 2012 annual meeting. Commencing with the 2012 annual meeting, successors to the class of directors whose term expires at such annual meeting shall be elected in accordance with this section (b) of Article FIFTH for a term expiring at the next succeeding annual meeting of stockholders and the election and qualification of their respective successors, if any. Commencing with the 2014 annual meeting of stockholders, the classification of directors shall cease, and all directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders and the election or qualification of their respective successors, if any.

Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

(c) Vacancies and Newly Created Directorships. Except as this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or any Board of Directors’ resolution providing for the establishment of any series of Preferred Stock may provide otherwise, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or other cause may only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until that director’s successor shall have been elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Appendix A-4

SIXTH: Action by Written Consent; Special Meetings. No action required to be taken or that may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, and the power of the stockholders of the Corporation to consent in writing to the taking of any action by written consent without a meeting is specifically denied. Except as otherwise provided by the DGCL, by this Certificate of Incorporation or by any provisions established pursuant to Article FOURTH hereof with respect to the rights of holders of one or more outstanding series of Preferred Stock, special meetings of the stockholders of the Corporation may be called at any time only by (i) the Chairman of the Board of Directors, (ii) the President and Chief Executive Officer of the Corporation, or (iii) the Board of Directors pursuant to a resolution approved by the affirmative vote of at least a majority of the members of the Board of Directors, and no such special meeting may be called by any other person or persons.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation; provided, however, that this Article SEVENTH shall not eliminate or limit the liability of such a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or as such provision may hereafter be amended, supplemented or replaced, or (iv) for any transaction from which such director derived an improper personal benefit. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by such law, as so amended. Any repeal or modification of this Article SEVENTH, to the fullest extent permitted by applicable law, shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation, and any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the affirmative vote of a majority of all directors then in office at any regular or special meeting of the Board of Directors called for that purpose.

NINTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL until immediately after such time that no person (as defined in Section 203) is the beneficial owner (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of, stock representing in the aggregate, at least a majority of the voting power of Corporation’s then outstanding voting stock (as defined in Section 203). From such time forward, the Corporation shall be governed by Section 203 of the DGCL, and will continue to be governed by such Section even if after such date a person (as defined in Section 203) becomes the beneficial owner of stock representing a majority (or more) of the Corporation’s outstanding voting stock (as defined in Section 203). The Corporation shall make a public announcement following the time it becomes subject to Section 203 of the DGCL pursuant to the provision of this Article NINTH; provided, however, that the failure to make such public announcement shall have no effect on the fact that the Corporation has become subject to Section 203 of the DGCL.

Appendix A-5

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this [—]th day of [—], 2012.

KBR, INC.

By:
Name:
Title:

Appendix A-6

APPENDIX B

KBR, INC.

2006 STOCK AND INCENTIVE PLAN

(As Amended and Restated March 7, 2012)

I.    PURPOSE

The purpose of the KBR, Inc. 2006 Stock and Incentive Plan (the “Plan”) is to provide a means whereby KBR, Inc., a Delaware corporation (the “Company”), and its Subsidiaries may attract, motivate and retain highly competent employees and to provide a means whereby they can acquire stock ownership and receive cash awards, thereby strengthening their concern for the economic welfare of the Company. The Plan is also intended to provide employees with additional incentive opportunities designed to enhance the profitable growth of the Company over the long term. A further purpose of the Plan is to allow awards to be made to Non-employee Directors in order to enhance the Company’s ability to attract and retain highly qualified individuals to serve as Non-employee Directors. Accordingly, the Plan provides for granting Incentive Stock Options, Options which do not constitute Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards, Stock Value Equivalent Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee or Non-employee Director as provided herein.

II.    DEFINITIONS

The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

(a)	“Award” means, individually or collectively, any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, or Stock Value Equivalent Award.

(b)	“Award Document” means the relevant award agreement or other document containing the terms and conditions of an Award.

(c)	“Beneficial Owners” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Cause” means any of the following: (i) the Holder’s gross negligence or willful misconduct in the performance of the duties and services required of the Holder by the Company; (ii) the Holder’s conviction of, or plea other than not guilty to, a felony or a misdemeanor involving moral turpitude; or (iii) a material violation of the Company’s Code of Business Conduct.

(f)	“Change of Control Value” means, for the purposes of Paragraph (f) of Article XIII, the amount determined in Clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered for the Common Stock in any merger, consolidation, sale of assets or dissolution transaction, (ii) the per share price offered for the Common Stock in any tender offer or exchange offer whereby a Corporate Change takes place or (iii) if a Corporate Change occurs other than as described in Clause (i) or Clause (ii), the Fair Market Value per share of Common Stock determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of an Award. If the consideration offered to stockholders of the Company in any transaction described in this Paragraph (f) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(g)	“Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

Appendix B-1

(h)	“Committee” means the Compensation Committee of the Board.

(i)	“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

(j)	“Corporate Change” means the occurrence of any one of the following:

(i)	any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly by such Person from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities (the “Outstanding Company Voting Securities”); or

(ii)	the following individuals cease for any reason to constitute a majority of the Directors then serving: individuals who, on May 17, 2012 (the “Effective Date”), constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the Directors then still in office who either were Directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended (the “Incumbent Board”); provided, however, that for purposes of this Section II.(j)(ii), any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other entity, other than (A) a merger or consolidation which would result in the Outstanding Company Voting Securities immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired by such Person directly from the Company or any of its affiliates other than in connection with the acquisition by the Company or any of its affiliates of a business) representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated the sale, disposition, lease or exchange by the Company of all or substantially all of the Company’s assets, other than a sale, disposition, lease or exchange by the Company of all or substantially all of the Company’s assets to a Person, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such transaction.

Notwithstanding the foregoing, (1) a “Corporate Change” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the

Appendix B-2

record holders of the Common Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in a Person which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (2) with respect to an Award that is subject to Section 409A of the Code, a Corporate Change shall not be deemed to have occurred unless such event also constitutes a “change of control event,” within the meaning of the applicable Treasury Regulations under Section 409A of the Code.

(k)	“Corporate Change Effective Date” shall mean:

(i)	the first date that the direct or indirect ownership of 20% or more combined voting power of the Company’s outstanding securities results in a Corporate Change as described in clause (i) of such definition above; or

(ii)	the date of the election of Directors that results in a Corporate Change as described in clause (ii) of such definition; or

(iii)	the date of the merger or consideration that results in a Corporate Change as described in clause (iii) of such definition; or

(iv)	the date of stockholder approval that results in a Corporate Change as described in clause (iv) of such definition.

(l)	“Director” means an individual serving as a member of the Board.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)	“Fair Market Value” means, as of any specified date, the closing price of the Common Stock on the New York Stock Exchange (or, if the Common Stock is not then listed on such exchange, on such other national securities exchange on which the Common Stock is then listed or quoted) on that date, as reported by such reporting service as approved by the Committee, or if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is not then listed or quoted on any national securities exchange but is traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the reported high and low sales prices of Common Stock on the most recent date on which Common Stock was publicly traded. If the Common Stock is not so publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

(o)	“Good Reason” means any of the following: (i) a material diminution in the Holder’s base salary, (ii) a material diminution in the Holder’s authority, duties, or responsibilities, or (iii) unless agreed to by the Holder, the relocation of the offices at which the Holder is principally employed to a location more than 50 miles away.

(p)	“Holder” means an employee or Non-employee Director of the Company who has been granted and continues to hold an Award (or a beneficiary thereof).

(q)	“Immediate Family” means, with respect to a particular Holder, the Holder’s spouse, parent, brother, sister, children and grandchildren (including adopted and step children and grandchildren).

(r)	“Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.

(s)	“Involuntary Termination,” which means termination of employment for any reason whatsoever, in the sole discretion of the Committee, other than Cause, death or disability (as defined under the Company’s long-term disability plan).

(t)	“Minimum Criteria” means a Restriction Period that is not less than three years from the date of grant of a Restricted Stock Award or Restricted Stock Unit Award.

(u)	“Non-employee Director” means a member of the Board who is not an employee or former employee of the Company or its Subsidiaries.

Appendix B-3

(v)	“Option” means an Award granted under Article VII of the Plan and includes both Incentive Stock Options to purchase Common Stock and Options which do not constitute Incentive Stock Options to purchase Common Stock.

(w)	“Option Agreement” means a written or electronic agreement between the Company and a Holder with respect to an Option.

(x)	“Optionee” means a Holder who has been granted an Option.

(y)	“Parent Corporation” shall have the meaning set forth in Section 424(e) of the Code.

(z)	“Performance Award” means an Award granted under Article XI of the Plan.

(aa)	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(bb)	“Plan” means the KBR, Inc. 2006 Stock and Incentive Plan, as amended from time to time.

(cc)	“Restricted Stock Award” means an Award granted under Article IX of the Plan.

(dd)	“Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a Holder with respect to a Restricted Stock Award.

(ee)	“Restricted Stock Unit” means a bookkeeping entry or unit, that is restricted or subject to forfeiture provisions, evidencing the right to receive one share of Common Stock or its Fair Market Value (as determined by the Committee).

(ff)	“Restricted Stock Unit Award” means as Award granted under Article X of the Plan.

(gg)	“Restricted Stock Unit Award Agreement” means a written or electronic agreement between the Company and a Holder with respect to a Restricted Stock Unit Award.

(hh)	“Restriction Period” means a period of time beginning as of the effective date upon which a Restricted Stock Award or Restricted Stock Unit Award is made pursuant to the Plan and ending on the date on which the Award is no longer subject to forfeiture provisions.

(ii)	“Spread” means, in the case of a Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of a share of Common Stock on the date such right is exercised over the exercise price of such Stock Appreciation Right.

(jj)	“Stock Appreciation Right” means an Award granted under Article VIII of the Plan.

(kk)	“Stock Appreciation Rights Agreement” means a written or electronic agreement between the Company and a Holder with respect to an Award of Stock Appreciation Rights.

(ll)	“Stock Value Equivalent Award” means an Award granted under Article XII of the Plan.

(mm)	“Subsidiary” means an entity (whether a corporation, partnership, joint venture, limited liability company, or other form of entity) in which the Company or an entity in which the Company owns, directly or indirectly, a greater than 50% equity interest, except that with respect to Incentive Stock Options the term “Subsidiary” shall have the same meaning as the term “subsidiary corporation” as defined in Section 424(f) of the Code.

(nn)	“Successor Holder” shall have the meaning given such term in Paragraph (f) of Article XV.

Appendix B-4

III.    EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan became effective as of November 21, 2006. This Amendment and Restatement of the Plan shall become effective on May 17, 2012, the date of the Company’s 2012 Annual Meeting, provided it is approved by the stockholders of the Company at such meeting. However, notwithstanding anything in this Amendment and Restatement to the contrary, if it is so approved, nothing herein shall operate or be construed to adversely affect the rights of any Holder with respect to an outstanding Award granted prior to such 2012 Annual Meeting. If this Amendment and Restatement of the Plan is not approved at the 2012 Annual Meeting by the stockholders, the Plan shall continue as in effect without change. Subject to the provisions of Article XIII, the Plan shall remain in effect until all Awards granted under the Plan have either lapsed, been exercised or satisfied; provided, however, no Awards shall be granted under the Plan after the earliest of (i) May 17, 2022, (ii) the date that shares of Common Stock are no longer available for delivery pursuant to Awards under the Plan, or (iii) the date the Board terminates the Plan.

IV.    ADMINISTRATION

(a)	Committee. The Plan shall be administered by the Committee.

(b)	Powers. The Committee shall have authority, in its discretion, to determine which eligible individuals shall receive an Award, the time or times when such Award shall be made, which Award(s) shall be granted, the number of shares of Common Stock subject to a share-denominated Award and the cash amount of each Award that is not denominated in shares. The Committee shall have the authority, in its discretion, to establish the terms and conditions applicable to any Award, subject to any specific limitations or provisions of the Plan. In making such determinations the Committee may take into account the nature of the services rendered by the respective individuals, their responsibility level, their present and potential contributions to the Company’s success and such other factors as the Committee in its discretion shall deem relevant. In addition, the Committee may make any amendment(s) to an Award, without the consent of the Holder, provided the amendment does not materially adversely affect the Holder’s rights under the Award; provided, however, that any amendment(s) may not violate the prohibitions in Article XIV.

(c)	Additional Powers. The Committee shall have such additional powers as are provided to it by the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Documents thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, and to make all determinations necessary or advisable for administering the Plan and the Awards. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Document relating to an Award in the manner and to the extent the Committee shall deem expedient to carry the Award into effect. The determinations of the Committee on Plan and Award matters shall be conclusive on all Persons.

(d)	Delegation of Authority. The Committee may delegate some or all of its power to the Chief Executive Officer of the Company as the Committee deems appropriate; provided, however, that (i) the Committee may not delegate its power with regard to the grant of an Award to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to become a covered employee at any time during the period an Award to such employee would be outstanding; (ii) the Committee may not delegate its power with regard to the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the grant, type, timing, pricing or amount of an Award to such an officer or other person and (iii) any delegation of the power to grant Awards shall be permitted by applicable law.

(e)

Engagement of an Agent. The Company may, in its discretion, engage an agent to (i) maintain records of Awards and Holders’ holdings of Awards under the Plan, (ii) execute sales transactions in shares of

Appendix B-5

Common Stock at the direction of Holders, (iii) deliver sales proceeds as directed by Holders, and (iv) hold shares of Common Stock owned without restriction by Holders, including shares of Common Stock previously obtained through the Plan that are transferred to the agent by Holders at their discretion. Except to the extent otherwise agreed by the Company and the agent, when an individual loses his or her status as an employee or Non-employee Director of the Company, the agent shall have no obligation to provide any further services to such person and the shares of Common Stock previously held by the agent under the Plan may be distributed to the person or his or her legal representative.

V.    AWARD LIMITS; AWARDS AND SHARES SUBJECT TO THE PLAN

(a)	Award Limits. The Committee may from time to time grant Awards to one or more individuals determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. The aggregate number of shares of Common Stock that may be issued under the Plan, from its original effective date, shall not exceed 12,000,000 shares, of which no more than 5,500,000 may be issued in the form of Restricted Stock Awards, Restricted Stock Unit Awards, or pursuant to Performance Awards denominated in Common Stock. Notwithstanding anything contained herein to the contrary, the number of Option shares or Stock Appreciation Rights, singly or in combination, together with shares or share equivalents under Performance Awards that are denominated in Common Stock, Restricted Stock Awards and/or Restricted Stock Unit Awards granted to any Holder in any one calendar year that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, shall not in the aggregate exceed 500,000. The cash value determined as of the date of grant of any Performance Award not denominated in Common Stock together with any Stock Value Equivalent Award granted to any Holder for any one calendar year shall not exceed $12,000,000. Any shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan and the satisfaction of all Awards payable in shares, the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan and such Awards. Shares that have been issued under the Plan under any Award will not be returned to the Plan and will not become available for the grant of a new Award under the Plan; provided, however, that if an Award expires without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Awards, or Stock Value Equivalent Awards, is forfeited to, or settled in cash by, the Company, the unpurchased shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased shares) that were subject thereto will become available for the grant of a new Award under the Plan (unless the Plan has terminated). Shares withheld or “netted” from an Award to satisfy the exercise price of the Award or the Company’s required tax withholding obligations with respect to such Award shall be deemed to have been issued under the Plan for this purpose. With respect to Stock Appreciation Rights, when a share-settled Stock Appreciation Right is exercised, the gross number of shares subject to the Stock Appreciation Right shall be deemed issued under the Plan for this purpose and shall be counted against the shares available for issue under the Plan as one share for every share subject thereto, regardless of the number of shares used to settle the Stock Appreciation Right upon exercise. Further, the shares available for issue under the Plan shall not be increased by any shares repurchased by the Company in connection with the exercise of an outstanding Option. The aggregate number of shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Article XIII with respect to share-denominated Awards then outstanding. The 500,000-share limit provided above on Awards denominated in shares and intended to qualify as “performance-based” based awards under Section 162(m) of the Code (singly or in combinations) to a Holder in any calendar year shall be subject to adjustment in the same manner as provided in Article XIII. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option which does not constitute an Incentive Stock Option. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate.

Appendix B-6

(b)	Stock Offered. The stock to be offered or delivered pursuant to an Award may be authorized but unissued Common Stock or Common Stock previously issued and reacquired by the Company.

VI.    ELIGIBILITY

Awards made pursuant to the Plan may be granted to individuals who, at the time of grant, are employees of the Company or any Parent Corporation or Subsidiary or are Non-employee Directors. An Award may also be granted to a person who has agreed to become an employee of the Company or any Parent Corporation or Subsidiary within the subsequent three (3) months. Awards made pursuant to the Plan may be granted on more than one occasion to the same person, and may be any type of Award or combination of Awards as the Committee may determine, provided, however, Incentive Stock Options may only be granted to employees as provided in Article VII. Each Award shall be evidenced in such manner and form as may be prescribed by the Committee.

VII.    STOCK OPTIONS

(a)	Stock Option Agreement. Each Option shall be evidenced by an Option Agreement between the Company and the Optionee which shall contain such terms and conditions as may be approved by the Committee, including, but not limited to, rules pertaining to the termination of an Optionee’s service (by retirement, disability, death, or otherwise) prior to the expiration of the Option Period and Performance Measures under Paragraph (c) of Article XI. The terms and conditions of the respective Option Agreements need not be identical. Specifically, an Option Agreement may provide for the payment of the option exercise price, in whole or in part, by such methods as may be approved by the Committee, including the “netting” or withholding of shares otherwise deliverable upon the exercise of the Award or the “constructive” delivery by the Holder of a number of shares of Common Stock already-owned by the Holder (plus cash if necessary) having a Fair Market Value equal to such option exercise price.

(b)	Option Period. The term of each Option shall be as specified by the Committee at the date of grant; provided that, in no case, shall the term of an Option exceed 10 years.

(c)	Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

(d)	Option Price. The purchase price of the shares of Common Stock subject to each Option shall be determined by the Committee at the time of the grant, but such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date the Option is granted.

(e)	Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for equity options and equity appreciation rights held by employees of entities who become employees of the Company or any Subsidiary as a result of a merger or consolidation of the employing entity with the Company or such Subsidiary, or the acquisition by the Company or a Subsidiary of all or a portion of the assets of the employing entity, or the acquisition by the Company or a Subsidiary of the equity of the employing entity with the result that such employing entity becomes a Subsidiary.

(f)

Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who, at the time the Option is granted, is an eligible employee employed by the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) of the Company. To the extent that the aggregate Fair Market Value per share of Common Stock with respect to which Incentive Stock Options granted to an eligible employee are exercisable for the first time by the individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as

Appendix B-7

non-qualified options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value per share of the Common Stock and (ii) such Option by its terms is not exercisable after the expiration of five years from its date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder’s lifetime only by such Holder or the Holder’s guardian or personal representative.

VIII.    STOCK APPRECIATION RIGHTS

(a)	Stock Appreciation Rights. A Stock Appreciation Right is the right to receive an amount equal to the Spread with respect to a share of Common Stock upon the exercise of such Stock Appreciation Right. Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case the Option Agreement will provide that exercise of Stock Appreciation Rights will result in the surrender of the right to purchase the shares under the Option as to which the Stock Appreciation Rights were exercised. Alternatively, Stock Appreciation Rights may be granted independently of Options in which case each Award of Stock Appreciation Rights shall be evidenced by a Stock Appreciation Rights Agreement between the Company and the Holder which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Stock Appreciation Rights Agreements need not be identical. The Spread with respect to a Stock Appreciation Right may be payable either in cash, shares of Common Stock with a Fair Market Value equal to the Spread or in a combination of cash and shares of Common Stock.

(b)	Exercise Price. The exercise price of each Stock Appreciation Right shall be determined by the Committee at the date of grant, but such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted.

(c)	Exercise Period. The term of each Stock Appreciation Right shall be as specified by the Committee; provided that, in no case, shall the term of a Stock Appreciation Right exceed 10 years.

(d)	Limitations on Exercise of Stock Appreciation Right. A Stock Appreciation Right shall be exercisable in whole or in such installments and at such times as determined by the Committee.

IX.    RESTRICTED STOCK AWARDS

(a)

Restriction Period to be Established by the Committee. At the time a Restricted Stock Award is made, the Committee shall establish the Restriction Period applicable to such Award; provided, however, that, except as set forth below and as permitted by Paragraph (b) of this Article IX or Paragraphs (e) and (f) of Article XIII, such Restriction Period shall not be less than the Minimum Criteria. An Award which provides for the lapse of restrictions on shares applicable to such Award in equal annual installments over a period of at least three years from the date of grant shall be deemed to meet the Minimum Criteria. The foregoing notwithstanding, with respect to Restricted Stock Awards and Restricted Stock Unit Awards of up to an aggregate of 500,000 shares (subject to adjustment as set forth in Article XIII with respect to outstanding share-denominated Awards), the Minimum Criteria shall not apply and the Committee may establish such lesser Restriction Periods applicable to such Awards as it shall determine in its discretion. Subject to the foregoing, each Restricted Stock Award

Appendix B-8

may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Paragraph (b) of this Article or by Paragraphs (e) and (f) of Article XIII.

(b)	Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by book entry or a stock certificate registered in the name of the Holder of such Restricted Stock Award or, at the option of the Company, in the name of a nominee of the Company. Unless the Award Agreement provides otherwise, the Holder shall have the right to receive dividends during the Restriction Period, to vote the Common Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Holder shall not be entitled to possession of the stock certificate until the Restriction Period shall have expired, (ii) the Company shall retain custody of the stock during the Restriction Period, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock during the Restriction Period, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of a Holder’s service (by retirement, disability, death or otherwise) prior to expiration of the Restriction Period and Performance Measures under Paragraph (c) of Article XI, as shall be set forth in a Restricted Stock Award Agreement.

(c)	Payment for Restricted Stock. A Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law and except that the Committee may, in its discretion, charge the Holder an amount in cash not in excess of the par value of the shares of Common Stock issued under the Plan to the Holder.

(d)	Miscellaneous. Nothing in this Article shall prohibit the exchange of shares issued under the Plan (whether or not then subject to a Restricted Stock Award) pursuant to a plan of reorganization for stock or securities in the Company or another corporation that is a party to the reorganization, but the stock or securities so received for shares then subject to the restrictions of a Restricted Stock Award shall become subject to the restrictions of such Restricted Stock Award. Any shares of stock received as a result of a stock split or stock dividend with respect to shares then subject to a Restricted Stock Award shall also become subject to the restrictions of the Restricted Stock Award.

X.    RESTRICTED STOCK UNIT AWARDS

(a)	Restriction Period to be Established by the Committee. At the time a Restricted Stock Unit Award is made, the Committee shall establish the Restriction Period applicable to such Award; provided, however, that except as set forth below and as permitted by Paragraph (b) of this Article X and Paragraphs (e) and (f) of Article XIII, such Restriction Period shall not be less than the Minimum Criteria. An Award which provides for the lapse of restrictions applicable to such Award in equal annual installments over a period of at least three years from the date of grant shall be deemed to meet the Minimum Criteria. The foregoing notwithstanding, with respect to Restricted Stock Awards and Restricted Stock Unit Awards of up to an aggregate of 500,000 shares (subject to adjustment as set forth in Article XIII with respect to outstanding share-denominated Awards), the Minimum Criteria shall not apply and the Committee may establish such lesser Restriction Periods applicable to such Awards as it shall determine in its discretion. Subject to the foregoing, each Restricted Stock Unit Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Unit Award shall not be changed except as permitted by Paragraph (b) of this Article or by Paragraphs (e) and (f) of Article XIII.

(b)

Other Terms and Conditions. At the time of a Restricted Stock Unit Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Restricted Stock Unit Award, including, but not limited to, rules pertaining to the termination of a Holder’s service (by

Appendix B-9

retirement, disability, death or otherwise) prior to expiration of the Restriction Period and Performance Measures under Paragraph (c) of Article XI, as shall be set forth in a Restricted Stock Unit Award Agreement. Cash dividend equivalents may be paid during, or may be accumulated and paid at the end of, the Restriction Period with respect to a Restricted Stock Unit Award, as determined by the Committee.

(c)	Payment for Restricted Stock Unit. A Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Unit Award, except to the extent otherwise required by law and except that the Committee may, in its discretion, charge the Holder an amount in cash not in excess of the par value of the shares of Common Stock issued under the Plan to the Holder.

(d)	Restricted Stock Units in Substitution for Units or Restricted Stock Granted by Other Employers. Restricted Stock Unit Awards may be granted under the Plan from time to time in substitution for restricted equity units or restricted equity held by employees of unrelated employers who become employees of the Company or any Subsidiary as a result of a merger or consolidation of the employer with the Company or such Subsidiary, or the acquisition by the Company or a Subsidiary of all or a portion of the assets of the employer, or the acquisition by the Company or a Subsidiary of the equity of such employer with the result that such employer becomes a Subsidiary.

XI.    PERFORMANCE AWARDS

(a)	Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, a performance period over which the performance applicable to the Performance Award of the Holder shall be measured.

(b)	Performance Awards. Each Performance Award may have a maximum value established by the Committee at the time of such Award.

(c)	Performance Measures. A Performance Award (and also a Stock Value Equivalent Award, Restricted Stock Award or Restricted Stock Unit Award) granted under the Plan that is intended to qualify as performance-based compensation under Section 162(m) of the Code shall be awarded contingent upon the achievement of one or more performance measures. The performance criteria for such Awards shall consist of objective tests based on the following: earnings, cash flow, cash value added performance, stockholder return and/or value, revenues, operating profits (including EBITDA), net profits, earnings per share, stock price, cost reduction goals, debt to capital ratio, financial return ratios, profit return and margins, market share, working capital, return on capital, days billed accounts receivable outstanding, days unbilled accounts receivable outstanding, job income sold, net overhead expense, forecast accuracy, safety, and customer satisfaction. The Committee may select one criterion or multiple criteria for measuring performance. Performance criteria may be measured on Company, Subsidiary, business unit, business group, or corporate department performance, or on any combination thereof. Further, the performance criteria may be based on comparative performance with other companies or other external measures of the selected performance criteria. A “performance” Award that is not intended to qualify as performance-based compensation under Section 162(m) of the Code may be based on the achievement of such goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine in its discretion.

(d)	Payment. Following the end of the performance period, the Holder of a “performance” Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the “performance” Award, if any, based on the achievement of the performance measures for such performance period, as determined by the Committee in its sole discretion. Payment of a Performance Award (i) may be made in cash, Common Stock or a combination thereof, as determined by the Committee in its sole discretion, (ii) shall be made in a lump sum, and (iii) to the extent such Award is denominated in shares of Company Stock, shall be based on the Fair Market Value of the Common Stock on the payment date.

Appendix B-10

(e)	Termination of Service. The Award Agreement shall provide the effect of termination of service during the performance period on a Holder’s Performance Award.

XII.    STOCK VALUE EQUIVALENT AWARDS

(a)	Stock Value Equivalent Awards. Stock Value Equivalent Awards are rights to receive an amount equal to or based in whole or in part upon (i) the Fair Market Value of shares of Common Stock or (ii) any appreciation in the Fair Market Value of Common Stock over a specified period of time, which rights vest over a period of time as established by the Committee, or upon the satisfaction of any performance objectives or other events applicable to such Award as provided by the Committee. A Stock Value Equivalent Award may, but is not required to, have a maximum value established by the Committee at the time of such Award.

(b)	Award Period. The Committee shall establish, with respect to and at the time of each Stock Value Equivalent Award, a period over which the Award shall vest with respect to the Holder and the performance and/or other measures applicable to such Award, if any.

(c)	Payment. Following the end of the determined period for a Stock Value Equivalent Award, the Holder of a Stock Value Equivalent Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Stock Value Equivalent Award, if any, based on the then vested value of the Award. Payment of a Stock Value Equivalent Award (i) shall be made in cash, (ii) shall be made in a lump sum, and (iii) shall be based (to the extent applicable) on the Fair Market Value of the Common Stock on the payment date. Cash dividend equivalents may be paid during, or may be accumulated and paid at the end of, the determined period with respect to a Stock Value Equivalent Award, as determined by the Committee.

(d)	Termination of Service. The Committee shall determine the effect of termination of service during the applicable vesting period on a Holder’s Stock Value Equivalent Award.

XIII.    RECAPITALIZATION OR REORGANIZATION

(a)	Except as hereinafter otherwise provided, in the event of any recapitalization, reorganization, merger, consolidation, combination, exchange, stock dividend, stock split, extraordinary dividend or divestiture (including a spin-off) or any other change in the corporate structure or shares of Common Stock occurring after the date of the grant of an Award, the Committee shall make such adjustment as to the number and price of shares of Common Stock or other consideration subject to such Awards as the Committee, in its discretion, shall deem appropriate in order to prevent dilution or enlargement of rights of the Holders with respect to such Awards.

(b)	The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities having any priority or preference with respect to or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(c)

The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but, if, and whenever, prior to the expiration of a share-denominated Award, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award relates or may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and, as

Appendix B-11

applicable, the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and, as applicable, the purchase price per share shall be proportionately increased.

(d)	If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or payment in settlement of an Award theretofore granted, the Holder shall be entitled to purchase or receive, as applicable, under such Award, in lieu of the number of shares of Common Stock as to which such Award relates, the number and class of shares of stock and securities and the cash and other property to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Award (or, if a cash payment would otherwise be payable, an amount determined by reference to the value attributable thereto).

(e)	In the event of a Corporate Change, unless an Award Document, a severance and change in control agreement, or the Committee otherwise provides, if within two years after the Corporate Change Effective Date a Holder is Involuntarily Terminated (or terminates with Good Reason) from employment with the Company or a Subsidiary (or a Non-employee Director’s membership on the Board is terminated (and does not become a member of the board of directors of the successor corporation or a parent of the successor corporation)), then (i) all outstanding Awards shall become immediately vested and, if applicable, fully exercisable, (ii) any Restriction Periods on the Awards shall immediately lapse, and (iii) all performance measures upon which any outstanding Award is contingent shall be deemed achieved at the maximum level and the Holder shall receive a payment equal to the maximum amount of the Award he or she would have been otherwise entitled to receive, prorated to the date of termination of employment with the Company or a Subsidiary (or of membership on the Board).

(f)	On, immediately prior to or following any Corporate Change, the Committee may, in its sole discretion, require the mandatory surrender to the Company by all or selected Holders of some or all of their outstanding Awards, in which event the Committee shall thereupon cancel such Awards and cause the Company to pay to each such Holder an amount of cash equal to the Change of Control Value of the shares subject to such Award, less the exercise price(s) (if any) of such Awards and, with respect to those Awards not denominated in shares, cash equal to the value of such Award.

(g)	Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted, the purchase price per share of Common Stock subject to Options or the calculation of the Spread with respect to Stock Appreciation Rights.

XIV.    AMENDMENT OR TERMINATION OF THE PLAN; REPRICINGS PROHIBITED

The Board, in its discretion, may terminate the Plan at any time or may amend the Plan or any part thereof from time to time; provided that no amendment in the terms of the Plan may be made that would materially impair the rights of the Holder with respect to any Award theretofore granted without the consent of the Holder, and provided, further, that the Board may not, without the approval of the stockholders of the Company, amend the Plan to effect a “material revision” of the Plan, where a “material revision” includes, but is not limited to, a revision that: (a) materially increases the benefits accruing to a Holder under the Plan, (b) materially increases the aggregate number of securities that may be issued under the Plan, (c) materially modifies the requirements as to eligibility for participation in the Plan, (d) changes the types of awards available under the Plan, (e) amends or deletes the provisions that prevent the Committee from amending the terms and conditions of an outstanding

Appendix B-12

Option or Stock Appreciation Rights to alter the exercise price, or (f) makes any other amendment prohibited by the applicable rules of the New York Stock Exchange.

In addition, but without reducing the prohibitions in the provisions above, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without stockholder approval.

XV.    OTHER

(a)	No Right To An Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give an employee or a Non-employee Director any right to be granted an Award or any other rights hereunder except as may be evidenced by an Award Document duly executed on behalf of the Company, and then only to the extent of and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

(b)	No Employment Rights Conferred. Nothing contained in the Plan or in any Award made hereunder shall:

(i)	confer upon any employee any right to continuation of employment with the Company or any Subsidiary; or

(ii)	interfere in any way with the right of the Company or any Subsidiary to terminate any employee’s employment at any time.

(c)	No Rights to Serve as a Director Conferred. Nothing contained in the Plan or in any Award made hereunder shall confer upon any Director any right to continue his or her position as a Director of the Company.

(d)	Other Laws; Tax Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the offering or delivery of the shares covered by or pursuant to such Award has not been registered under the Securities Act of 1933, such other state and federal laws, rules or regulations, and non-U.S. laws, rules, or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld by it and to require any payments from the Holder necessary to enable the Company to satisfy its tax withholding obligations. In its discretion, the Company may withhold (or “net”) shares of Common Stock otherwise deliverable to the Holder to satisfy the Company’s tax withholding obligations. The Committee, in its discretion, may also provide in an Award Document that the Holder of an Award can direct the Company to withhold (or “net”) shares of Common Stock (valued at their Fair Market Value on the date of the withholding of such shares) from the Shares under the Award otherwise deliverable to the Holder in satisfaction of the Company’s tax withholding obligations with respect to the vesting or payment such Award, subject to such restrictions as the Committee deems appropriate.

(e)	No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action which is deemed by the Company or

Appendix B-13

such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Holder, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(f)	Restrictions on Transfer. Except as otherwise provided herein, an Award shall not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Holder other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and shall be exercisable during the lifetime of the Holder only by such Holder, the Holder’s guardian or legal representative, a transferee under a qualified domestic relations order or a transferee as described below. The Committee may prescribe and include in the respective Award Documents hereunder other restrictions on transfer. Any attempted assignment or transfer in violation of this section shall be null and void. Upon a Holder’s death, the Holder’s personal representative or other person entitled to succeed to the rights of the Holder (the “Successor Holder”) may exercise such rights as are provided under the applicable Award Document. A Successor Holder must furnish proof satisfactory to the Company of his or her rights to exercise the Award under the Holder’s will or under the applicable laws of descent and distribution. Notwithstanding the foregoing, the Committee shall have the authority, in its discretion, to grant (or to sanction by way of amendment to an existing grant) Awards (other than Incentive Stock Options) which may be transferred by the Holder for no consideration to or for the benefit of the Holder’s Immediate Family, to a trust solely for the benefit of the Holder and his Immediate Family, or to a partnership or limited liability company in which the Holder and members of his Immediate Family have at least 99% of the equity, profit and loss interest, in which case the Award Document shall so state. A transfer of an Award pursuant to this Paragraph (f) shall be subject to such rules and procedures as the Committee may establish. In the event an Award is transferred as contemplated in this Paragraph (f), such Award may not be subsequently transferred by the transferee except by will or the laws of descent and distribution, and such Award shall continue to be governed by and subject to the terms and limitations of the Plan and the relevant written instrument for the Award and the transferee shall be entitled to the same rights as the Holder under Articles XIII and XIV hereof as if no transfer had taken place. No transfer shall be effective unless and until written notice of such transfer is provided to the Committee, in the form and manner prescribed by the Committee. The consequences of termination of employment shall continue to be applied with respect to the original Holder, following which the Awards shall be exercised by the transferee only to the extent and for the periods specified in the Plan and the related Award Document. The Option Agreement, Stock Appreciation Rights Agreement, Restricted Stock Award Agreement, Restricted Stock Unit Award Agreement or other Award Document shall specify the effect of the death of the Holder on the Award.

(g)	Dodd-Frank Act Compliance. Notwithstanding anything in the Plan or any Award Document to the contrary, if the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Act”) (or any similar federal or state law) requires the Company to recoup any “erroneously awarded incentive compensation” that it has delivered or paid to a Holder pursuant to an Award, as a condition to the receipt of that Award, the Holder or former Holder, as the case may be, hereby agrees to promptly repay to the Company such amount as required by the Act upon the Company’s written request therefor, even if the former Holder has terminated employment with the Company and its Subsidiaries. The Company may take such actions as it deems necessary or appropriate to comply with the Act. This provision shall be deemed incorporated by reference into and made a part of each Award Document and shall survive any termination of such Award.

(h)	Governing Law. This Plan shall be construed in accordance with the laws of the State of Texas, except to the extent that it implicates matters which are the subject of the General Corporation Law of the State of Delaware which matters shall be governed by the latter law.

(i)

Foreign Awardees. The Committee may, without amending the Plan, grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of

Appendix B-14

the purposes of the Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with the provisions of laws and regulations in other countries or jurisdictions in which the Company or its Subsidiaries operate.

(j)	Compliance with Section 409A. Notwithstanding anything in this Plan to the contrary, if any provision of the Plan or any Award Document would result in the imposition of the additional tax under Section 409A of the Code (“Section 409A”), that Plan or Award provision may be reformed, to the extent permitted by Section 409A, to avoid imposition of the additional tax and no action taken by the Company to have the Award comply with Section 409A shall be deemed to materially adversely affect the Holder’s rights with respect to the Award.

Appendix B-15

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CONTROL #g
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THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
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			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees		☐	☐	☐

01	W. Frank Blount 02 Loren K. Carroll 03 Linda Z. Cook 04 Jack B. Moore
The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6:								For	Against	Abstain
2.	To amend KBR’s Certificate of Incorporation to eliminate the classified structure of the Board of Directors and provide for the annual election of directors.							☐	☐	☐
3.	To amend KBR’s Certificate of Incorporation to remove unnecessary and outdated provisions.							☐	☐	☐
4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm to audit the consolidated financial statements of KBR for the year ending December 31, 2012.							☐	☐	☐
5.	Advisory vote to approve Named Executive Officer compensation.							☐	☐	☐
6.	To approve the Amendment and Restatement of the KBR, Inc. 2006 Stock and Incentive Plan, as amended.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

				JOB #				SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

KBR, INC.
Annual Meeting of Stockholders
May 17, 2012
This proxy is solicited by the Board of Directors

The undersigned stockholder of KBR, Inc., a Delaware corporation, hereby acknowledges the receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 5, 2012, hereby appoints William P. Utt and Jeffrey B. King, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of KBR, Inc., to be held on May 17, 2012 at 09:00 a.m. CDT, in The Texas Room, 601 Jefferson St., Houston, TX 77002, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN THIS PROXY STATEMENT; FOR PROPOSAL TO AMEND KBR’S CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFIED STRUCTURE OF THE BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS; FOR PROPOSAL TO AMEND KBR’S CERTIFICATE OF INCORPORATION TO REMOVE UNNECESSARY AND OUTDATED PROVISIONS; FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE CONSOLIDATED FINANCIAL STATEMENTS OF KBR FOR YEAR ENDING DECEMBER 31, 2012; FOR THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION; FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE KBR, INC. 2006 STOCK AND INCENTIVE PLAN, AS AMENDED; AND AS SAID PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

Continued and to be signed on reverse side